AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1996


                                                       REGISTRATION NO. 33-65125
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                         BENTLEY PHARMACEUTICALS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            FLORIDA                             2834                           59-1513162
  (State or Other Jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
        of Incorporation            Classification Code Number)           Identification No.)
        or Organization)

                                ONE URBAN CENTRE
                                   SUITE 550
                            4830 WEST KENNEDY BLVD.
                              TAMPA, FLORIDA 33609
                                 (813) 286-4401
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                              -------------------

                              MR. JAMES R. MURPHY
                         BENTLEY PHARMACEUTICALS, INC.
                                ONE URBAN CENTRE
                                   SUITE 550
                            4830 WEST KENNEDY BLVD.
                              TAMPA, FLORIDA 33609
                                 (813) 286-4401
               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent For Service)
                              -------------------

                                   COPIES TO:

         MARK S. HIRSCH, ESQ.                BRUCE A. RICH, ESQ.           BARRY B. FEINER, ESQ.
 PARKER CHAPIN FLATTAU & KLIMPL, LLP          REID & PRIEST LLP        745 FIFTH AVENUE, SUITE 1701
     1211 AVENUE OF THE AMERICAS             40 WEST 57TH STREET         NEW YORK, NEW YORK 10151
       NEW YORK, NEW YORK 10036           NEW YORK, NEW YORK 10019       TELEPHONE: (212) 223-1856
      TELEPHONE: (212) 704-6105           TELEPHONE: (212) 603-6780      TELECOPY: (212) 688-3043
       TELECOPY: (212) 704-6288           TELECOPY: (212) 603-2298

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                 (Facing page continued on the following page)

                        CALCULATION OF REGISTRATION FEE

[CAPTION]

=======================================================================================================
                                                     PROPOSED           PROPOSED
          TITLE OF                                    MAXIMUM            MAXIMUM
        EACH CLASS OF              AMOUNT            OFFERING           AGGREGATE
        SECURITIES TO               TO BE              PRICE            OFFERING           AMOUNT OF
        BE REGISTERED            REGISTERED       PER SECURITY(1)       PRICE(1)       REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Units(2).....................   6,900 Units(3)        $1,000           $6,900,000           $1,380
Debentures included in the
  Units...................... 6,900 Debentures(3)
Redeemable Class A Warrants       6,900,000
  included in the Units......     Warrants(3)
Common Stock, $.02 par
  value(4)(5)................ 3,942,857 Shares(3)      $1.75(6)        $6,900,000           $1,380
Common Stock, $.02 par value
  and Class B Warrants(5)(7). 6,900,000 Shares(3)        $3.00         $20,700,000          $4,140
Common Stock, $.02 par
  value(5)(8)................ 3,450,000 Shares(3)        $5.00         $17,250,000          $3,450
Underwriter Warrants.........    600 Warrants            $.001            $0.60               $0
Underwriter's Units(9).......      600 Units            $1,200          $720,000             $144
Debentures included in the
  Units......................   600 Debentures
Redeemable Class A Warrants
  included in the Units......  600,000 Warrants
Common Stock, $.02 par
  value(5)(10)                 342,857 Shares          $1.75(6)         $600,000             $120
Common Stock, $.02 par value
  and Class B Warrants(5)(11)   600,000 Shares           $3.00         $1,800,000            $360
Common Stock, $.02 par
  value(5)(12)...............   300,000 Shares           $5.00         $1,500,000            $300
Common Stock, $.02 par
  value(13)..................   491,250 Shares           $2.44         $1,198,650            $240
Common Stock, $.02 par
  value(14)..................   102,250 Shares           $2.38          $243,355              $84
Total........................                                                             $11,598(15)
=======================================================================================================

 (1) Calculated solely on the basis of the proposed offering price of the Units in accordance with Rule 457(i).
 (2) An aggregate of 6,000 $1,000 Principal Amount Convertible Senior
     Subordinated Debentures Due February   , 2006 and 6,000,000 Class A
     Redeemable Warrants each to purchase one share of Common Stock and one Class B Redeemable Warrant will be offered in 6,000 Units, each Unit to consist of one Debenture and 1,000 Class A Redeemable Warrants.
 (3) Includes 900 additional Units which the Underwriter has the option to purchase to cover over-allotments.
 (4) Issuable upon conversion of the Debentures contained in the Units.

 (5) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers such indeterminable additional shares of Common Stock as may become issuable as a result of conversion price adjustment with respect to the Debentures resulting from application of the formula pursuant to which such conversion price is to be determined or any future anti-dilution adjustment in accordance with the terms of the Debentures and the Redeemable Warrants as described in the Prospectus.


 (6) Calculated on the basis of 80% of $2.1875 per share, the closing price of the Common Stock on the American Stock Exchange on February 7, 1996.


 (7) Issuable upon exercise of the Class A Redeemable Warrants contained in the Units.


 (8) Issuable upon exercise of the Class B Redeemable Warrants contained in the Class A Redeemable Warrants.


 (9) Issuable upon exercise of the Underwriter Warrants.


(10) Issuable upon conversion of the Debentures included in the Units issuable upon exercise of the Underwriter Warrants.


(11) Issuable upon exercise of the Class A Redeemable Warrants included in the Units issuable upon exercise of the Underwriter Warrants.


(12) Issuable upon exercise of the Class B Redeemable Warrants contained in the Class A Redeemable Warrants included in the Units issuable upon exercise of the Underwriter Warrants.


(13) Shares of Common Stock to be sold by Selling Stockholders. Calculated on the basis of a share price of $2.44 per share, the closing price of the Common Stock on the American Stock Exchange on December 14, 1995.


(14) Shares of Common Stock to be sold by Selling Stockholders. Calculated on the basis of a share price of $2.38 per share, the closing price of the Common Stock on the American Stock Exchange on January 26, 1996.


(15) Already paid.

================================================================================

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                         BENTLEY PHARMACEUTICALS, INC.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
           REFERENCING ITEMS IN PART I OF FORM S-1 TO THE PROSPECTUS

                   ITEM OF FORM S-1                          LOCATION IN PROSPECTUS
                   ----------------                          ----------------------
  1.  Forepart of the RegistrationStatement and
      Outside Front Cover Page of Prospectus.....  Facing Sheet of Registration Statement;
                                                   Cross Reference Sheet; Outside Front Cover
                                                     Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Available Information; Outside Back Cover
                                                     Page of Prospectus
  3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges...............  Prospectus Summary; Risk Factors
  4.  Use of Proceeds............................  Use of Proceeds
  5.  Determination of Offering Price............  Underwriting
  6.  Dilution...................................  *
  7.  Selling Security Holders...................  Selling Shareholders and Plan of
                                                   Distribution (alternate pages for Selling
                                                     Shareholder Prospectus)
  8.  Plan of Distribution.......................  Underwriting; Selling Shareholders and Plan
                                                     of Distribution (alternate pages for
                                                     Selling Shareholder Prospectus)
  9.  Description of Securities to be
      Registered.................................  Description of Securities; Description of
                                                     Debentures; Certain Federal Income Tax
                                                     Considerations
 10.  Interests of Named Experts and Counsel.....  *
 11.  Information With Respect to the
      Registrant.................................  Business; Selected Financial Data;
                                                     Management's Discussion and Analysis of
                                                     Financial Condition and Results of
                                                     Operations; Legal Proceedings;
                                                     Management; Principal Stockholders
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
      Liabilities................................  *

------------
* Item is omitted because it is inapplicable or answer is negative.

                 Subject to Completion, Dated February 12, 1996


PROSPECTUS

 [LOGO]
                         BENTLEY PHARMACEUTICALS, INC.

                                  6,000 Units
           Each Consisting of One Thousand Dollars ($1,000) Principal
   Amount 12% Convertible Senior Subordinated Debenture Due February   , 2006
                                      and
               1,000 Class A Redeemable Warrants each to Purchase
          One Share of Common Stock and One Class B Redeemable Warrant
                              -------------------

   The Debentures, which are unsecured, are convertible prior to maturity, unless previously redeemed, at any time commencing twelve months after the date hereof (the "Anniversary Date") or immediately following a notice of redemption (as discussed below), into shares of the common stock of Bentley Pharmaceuticals, Inc., formerly Belmac Corporation (the "Company"), par value $.02 per share (the "Common Stock"), at a conversion price per share of the lesser of $2.50 or 80% of the average closing price of the Common Stock on the American Stock Exchange for the 20 consecutive trading days immediately preceding the Anniversary Date or earlier upon a notice of redemption. Interest is payable quarterly. Commencing six months after the date hereof, the Company may, on 30 days prior written notice redeem the Debentures, in whole or in part, if the closing price of the Common Stock on the American Stock Exchange for each of the 20 consecutive trading days immediately preceding the record date for redemption equals or exceeds $7.00 per share. The redemption price will be 105% of the principal amount of the Debentures or $1,050 per Debenture plus accrued interest through the date of redemption and the conversion price per share during the period following the notice of redemption, if prior to the Anniversary Date, will be the lesser of $2.50 or 80% of the average closing price of the Common Stock on the American Stock Exchange for the 20 consecutive trading days immediately preceding the record date for redemption. See "Description of Debentures."


   Each Class A Redeemable Warrant entitles the holder, for a period of three years from the date hereof but not prior to the Separation Date (as hereinafter defined), to purchase one share of Common Stock and one Class B Redeemable Warrant at a price of $3.00 per share. On or after the Separation Date on 30 days prior written notice, the Company may redeem all of the Class A Redeemable Warrants for $.05 per Warrant if the per share closing price for the underlying Common Stock on the American Stock Exchange for each of the 20 consecutive trading days immediately preceding the record date for redemption equals or exceeds 150% of the then exercise price. Two Class B Redeemable Warrants, together, entitle a holder, for a period of five years from the date hereof, to purchase one share of Common Stock at a price of $5.00 per share. On or after the Separation Date, on 30 days prior written notice, the Company may redeem all of the Class B Redeemable Warrants for $.05 per Warrant if the per share closing price for the underlying Common Stock on the American Stock Exchange for each of the 20 consecutive trading days immediately preceding the record date for redemption equals or exceeds 130% of the then exercise price. See "Description of Securities-- Redeemable Warrants."



   The conversion price of the Debentures and the exercise price of the Redeemable Warrants are subject to adjustment under certain circumstances. The Debentures and the Redeemable Warrants may not be detached for six months after the date hereof without the prior written consent of Coleman and Company Securities, Inc. (the "Underwriter") after which the Debentures and the Redeemable Warrants shall be separately transferable (the "Separation Date"). Of the Unit purchase price of $1,000, for financial reporting purposes the consideration allocated to the Debenture is $722, to the conversion discount feature of the Debenture is $224 and to the 1,000 Class A Warrants is $54, and for federal income tax purposes (including original issue discount) the consideration allocated to the Debenture is $931 and to the 1,000 Class A Warrants is $69. None of the Unit purchase price is allocated to the Class B Warrants.


   Concurrently with this offering (the "Offering"), the Company is registering 593,500 shares of Common Stock for concurrent or future sales by certain shareholders of the Company. See "Concurrent Offering."


   Prior to this Offering there has been no public market for the Units, Debentures or Redeemable Warrants and there is no assurance that one will develop. The Units, Debentures and Class A Redeemable Warrants have been approved for listing on the American Stock Exchange and the Pacific Stock Exchange under the symbols "BNTU,""BNTD" and "BNTA." Once a sufficient number of Class B Redeemable Warrants are outstanding, it is anticipated that they will be listed on the American Stock Exchange and the Pacific Stock Exchange under the symbol "BNTB". If such listings are not maintained, the market for such securities may be limited. See "Prospectus Summary--The Offering," and "Risk Factors--No Assurance of Public Market."



   The Company's Common Stock is traded on the American Stock Exchange under the symbol "BNT." The last reported sale price of the Company's Common Stock on the American Stock Exchange on February 8, 1996 was $2.125 per share. See "Price Range of Common Stock and Dividend Policy." The Company's Common Stock has been approved for listing on the Pacific Stock Exchange.

                              -------------------
THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND PROSPECTIVE PURCHASERS
   SHOULD CAREFULLY CONSIDER THE FACTORS SPECIFIED UNDER THE CAPTION "RISK
    FACTORS" LOCATED ON PAGE 9 OF THIS PROSPECTUS.
                              -------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
              ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.
                              -------------------

                                                          PRICE       UNDERWRITING DISCOUNTS    PROCEEDS TO THE
                                                        TO PUBLIC       AND COMMISSIONS(1)        COMPANY(2)
                                                        ----------    ----------------------    ---------------
Per Unit.............................................   $    1,000           $    100             $       900
Total(3).............................................   $6,000,000           $600,000             $ 5,400,000

(1) Does not include additional compensation to the Underwriter in the form of a non-accountable expense allowance. The Company has agreed to indemnify the Underwriter against certain civil liabilities including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses of this Offering, estimated at $250,000, which are payable by the Company.

(3) The Company has granted the Underwriter an option exercisable for a period of 30 days from the date hereof to purchase up to an additional 900 Units to cover over-allotments, if any. Unless otherwise indicated, the information contained in this Prospectus assumes that this option will not be exercised. If all of the Units covered by the option are sold to the Underwriter, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $6,900,000, $690,000 and $6,210,000, respectively. See "Underwriting."

                              -------------------

   The Units, Debentures and Warrants are offered subject to prior sale, when, as and if issued to and accepted by the Underwriter, subject to approval of certain legal matters by counsel for the Underwriter, and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order, in whole or in part. It is expected that delivery of the Units will be made in New York, New York against payment
therefor on or about February   , 1996.
                              -------------------
                      COLEMAN AND COMPANY SECURITIES, INC.
               The date of this Prospectus is February   , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission:
Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 on which the Company's Common Stock is listed.

    This Prospectus does not contain all the information set forth in the Form S-1 Registration Statement (No. 33-65125) (the "Registration Statement") of which this Prospectus is a part, including exhibits relating thereto, which has been filed with the Commission in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is hereby made to the copy of the contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof, and each such statement in this Prospectus is qualified in all respects by such reference. Copies of the Registration Statement and the exhibits thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the office of the Commission.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits unless such exhibits are expressly incorporated by reference in such documents). Requests should be directed to Bentley Pharmaceuticals, Inc., One Urban Centre, Suite 550, 4830 West Kennedy Boulevard, Tampa, Florida 33609, (813) 286-4401, Attention: Michael D. Price, Chief Financial Officer.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS AND THE UNDERLYING SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the detailed information and consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus is based on the assumption that the Underwriter's option to purchase Units from the Company to cover over-allotments is not exercised and that all share and per share information has been adjusted to give retroactive effect to a one-for-ten reverse stock split of the Company's Common Stock effected on July 25, 1995 and an increase in the number of authorized shares of Common Stock from 5,000,000 to 20,000,000 effected on January 1, 1996. As used in this Prospectus, the terms "Company" and "Bentley" refer to Bentley Pharmaceuticals, Inc. unless otherwise indicated by the context.

THE COMPANY

    The Company is an international pharmaceutical and health care company engaged primarily in the manufacturing, marketing and distribution of pharmaceutical products in France and Spain, with limited distribution of health care products and research and development activities in the United States. The Company's operations in France consist of the brokerage of fine chemicals and the marketing of the drug Ceredase, manufactured by Genzyme Corporation and used in the treatment of Gaucher's Disease, under contracts of limited duration with Genzyme Corporation, the most recent of which terminates on March 31, 1996. In Spain, the Company manufactures, packages and distributes both its own and other companies' pharmaceutical products and has recently begun to emphasize the manufacture of pharmaceuticals under contract. In the United States, the Company markets disposable linens to emergency health services which are manufactured under contract. The percentage of the Company's total revenues for the nine months ended September 30, 1995 which are attributable to its operations in France, Spain and the United States are approximately 82%, 17% and 1%, respectively. Limited research and development activities are conducted both in the United States and Europe and the Company has several products under development. The Company's chemical and pharmaceutical operations in France and Spain are a result of its 1991 acquisition of Chimos S.A. and the establishment of a pharmaceutical subsidiary in France, Laboratoires Belmac S.A. (these two entities in France have since been merged into one entity named and referred to herein as Chimos/LBF S.A.) and the 1992 acquisition of Rimafar S.A. (subsequently renamed and referred to herein as Laboratorios Belmac S.A.), respectively.

    The strategic focus of the Company has shifted in response to the evolution of the global health care environment. The Company has moved from a research and development-oriented pharmaceutical company, developing products from the chemistry laboratory through marketing, to a company seeking to acquire late-stage development compounds that can be marketed within one or two years, and currently marketed products. As a result of this transition, the Company has decreased its research and development expenses dramatically over the past few years as well as implemented cost-cutting measures throughout the Company's operations. The Company emphasizes product distribution in France and Spain, strategic alliances and product acquisitions, which management of the Company expects will move the Company closer to profitability in the near future.

    Throughout its history, the Company has experienced negative cash flows from operations, which have been reduced in the past three years as a result of the shift in the Company's strategic focus. The Company has funded its operations primarily from financing activities and the sale of rights to certain of its pharmaceutical products. In October 1995 the Company completed private placements of debt and equity securities, of which $1,770,000 of the debt must be repaid from the proceeds of this Offering. A portion of the proceeds of this Offering will be utilized for such payment.

    The address and telephone number of the Company's principal executive offices are 4830 West Kennedy Boulevard, One Urban Centre, Suite 550, Tampa, Florida 33609, (813) 286-4401. The Company was organized under the laws of the State of Florida in February 1974.

CONCURRENT OFFERING

    Concurrent with the Offering hereby, the Company has registered for concurrent or future sale by certain selling shareholders 593,500 shares of Common Stock pursuant to a separate prospectus. 240,000 of such shares are issuable upon conversion of notes sold in a private placement conducted by the Company in October 1995, to the extent such notes have been converted to Common Stock prior to their repayment upon application of a portion of the proceeds of this Offering. The notes were issued in two private placements in October 1995. In the first placement, the Company received proceeds of $720,000 for the issuance of 120,000 shares of Common Stock and 12% convertible promissory notes in an aggregate principal amount of $720,000 due on the earlier of July 31, 1996 or the closing of this Offering. In the second placement, the Company received proceeds of $1,050,000 for the issuance of 131,250 shares of Common Stock and 12% convertible promissory notes in an aggregate principal amount of $1,050,000 due on the earlier of September 30, 1996 or the closing of this Offering. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Private Placements," and "Underwriting--Private Placements." 102,250 of such shares of Common Stock have been registered upon exercise of various "piggy back" registration rights granted to Baytree Associates, Inc. and Martin E. Janis & Co., Inc. See "Concurrent Offering."

RISK FACTORS

    Investment in the Company involves certain risks.Risk factors include, among others, the following: (i) the Company has a history of operating losses and accumulated operating deficits; (ii) the Company has a negative cash flow from operating activities and may not be able to fund current operations; (iii) the Company is engaged in an extremely competitive business with many well recognized and financed companies; and (iv) these matters may indicate that there is substantial doubt about the Company's ability to continue as a going concern. See "Risk Factors."

USE OF PROCEEDS

    It is anticipated that the net proceeds of this Offering will be used for retirement of debt, possible acquisitions, research and development and working capital.

THE OFFERING


Securities Offered by the Company.....  6,000 Units
Offering Price per Unit...............  $1,000
Units Comprising 12% Convertible
  Senior Subordinated $1,000 Principal
  Amount Unsecured Ten Year Debenture
  due February   , 2006...............  6,000
Class A Redeemable Warrants...........  6,000,000
Class B Redeemable Warrants...........  6,000,000
Allocation of Consideration...........  Of the Unit purchase price of $1,000, for financial reporting purposes the consideration allocated to the
                                        Debenture is $722, to the conversion discount feature
                                        of the Debenture is $224 and to the 1,000 Class A
                                        Warrants is $54, and for federal income tax purposes
                                        (including original issue discount) the consideration
                                        allocated to the Debenture is $931 and to the 1,000
                                        Class A Warrants is $69. No consideration has been
                                        allocated to the Class B Warrants.

Debenture Interest Payment Dates......  Quarterly on January 1, April 1, July 1, and
                                        October 1, commencing April 1, 1996.

Debenture Covenants...................  Restrictions on cash dividends and other cash distributions to stockholders as well as
                                        limitations on certain dealings with its officers
                                        and directors under certain circumstances.

Debenture Conversion Rights...........  Commencing twelve months after the date hereof or earlier upon a notice of redemption (as discussed
                                        below) at the lesser of $2.50 per share of Common
                                        Stock or 80% of the average closing price of the
                                        Common Stock on the American Stock Exchange for the
                                        20 consecutive trading days immediately preceding
                                        the first anniversary of the issuance of the
                                        Debentures. See "Risk Factors-- Discount on
                                        Conversion of Debentures."

Debenture Redemption..................  Commencing six months after the date hereof, the
                                        Company may, on 30 days prior written notice,
                                        redeem the Debentures, in whole or in part, if the
                                        closing price of the Common Stock on the American
                                        Stock Exchange for each of the 20 consecutive
                                        trading days immediately preceding the record date
                                        for redemption equals or exceeds $7.00 per share.
                                        The redemption price will be 105% plus accrued
                                        interest through the date of redemption. If the
                                        redemption date is prior to the Anniversary Date,
                                        the conversion price per share during the period
                                        following the notice of redemption will be the
                                        lesser of $2.50 or 80% of the average closing price
                                        of the Common Stock on the American Stock Exchange
                                        for the 20 consecutive trading days immediately
                                        preceding the record date for redemption.

Debenture Subordination; No Sinking
Fund, Other Security or Guarantees....  Subordinated to all Senior Debt, as defined in the
                                        Indenture, which as of September 30, 1995
                                        aggregated $1,220,000. Senior or pari passu with
                                        all other series of debentures. Debenture holders
                                        may recover less ratably than holders of Senior
                                        Debt. The Debentures will not be secured by a
                                        sinking fund or otherwise and will not be
                                        guaranteed. The Indenture does not limit the amount
                                        the Company may borrow. The Indenture prohibits
                                        subsidiaries of the Company from placing any
                                        limitations on paying their profits or making loans
                                        to the Company.

Debenture Original Issue Discount.....  Interest on Debentures is taxable as ordinary income when received or accrued. A portion of
                                        original issue discount must be included in income
                                        each year regardless of the cash payment of such
                                        interest at an effective interest rate of 13.3%.
                                        See "Certain Federal Income Tax Considerations--The
                                        Debentures."

Redeemable Warrant Exercise Rights....  For Class A Redeemable Warrants, for three years from the date hereof but not prior to the
                                        Separation Date at $3.00 per share, subject to
                                        change under certain conditions. For Class B
                                        Redeemable Warrants, for five years from the date
                                        hereof at $5.00 per share, subject to change under
                                        certain conditions. See "Risk Factors--
                                        Determination of Warrant Exercise Price."

Redeemable Warrant Redemption.........  On or after the Separation Date, the Company may, on 30 days prior written notice redeem all of the
                                        Class A or Class B Redeemable Warrants for $.05 per
                                        Warrant if the per share closing price of the
                                        underlying Common Stock on the American Stock
                                        Exchange for each of the 20 consecutive trading
                                        days immediately preceding the record date for
                                        redemption equals or exceeds 150% or 130%,
                                        respectively, of the then respective exercise
                                        prices.
Estimated Net Proceeds to the Company
  (1).................................  $4,970,000
Percentage of Proceeds to be Used to
  Repay Indebtedness..................  35.6%
Percentage of Proceeds to be Used to
  Repay Related Party Debt............  None
Affiliate Participation...............  The aggregate of all purchases by the Company's officers, directors or affiliates in this Offering
                                        shall not exceed 5% of the Offering.
Common Stock Outstanding Prior to the
  Offering............................  3,330,472
Common Stock Outstanding After the
  Offering(2).........................  3,330,472
Trading Symbol
  for Common Stock....................  BNT
  for Units...........................  BNTU
  for Debentures......................  BNTD
  for Class A Redeemable Warrants.....  BNTA
  for Class B Redeemable
    Warrants(3).......................  BNTB


------------
(1) After deducting $1,030,000 for underwriting discounts and the other expenses of this Offering payable by the Company, including the non-accountable expense allowance payable to the Underwriter. See "Use of Proceeds" and "Underwriting."

(2) Excludes (i) an aggregate of 14,210,000 shares of Common Stock reserved for issuance upon conversion or exercise of the securities issuable in the Offering (including the Underwriter's overallotment option), consisting of 2,760,000 shares issuable upon conversion of the Debentures (which would be increased to 3,689,840 shares, if the average closing price of the Common Stock during the twenty-day period prior to the Anniversary Date was equal to $2.34, the average closing price of the Common Stock during the twenty-day period ended January 26, 1996), 10,350,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants and 1,140,000 shares of Common Stock issuable upon exercise of the securities underlying the warrants granted by the Company to the Underwriter (the "Underwriter Warrants") to purchase 600 Units (or such number of shares of Common Stock into which such Units are convertible) at a price of $.001 per Underwriter Warrant; (ii) 576,841 shares of Common Stock reserved for issuance upon exercise of outstanding stock purchase warrants; (iii) 260,542 shares of Common Stock reserved for issuance upon exercise of stock options; (iv) 240,000 shares of Common Stock reserved for issuance upon conversion of certain notes payable issued in a private placement in October 1995 (see "Concurrent Offering"); (v) 14,960 shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock or upon conversion of 9% Convertible Debentures due 2016 into which the Series A Preferred Stock is exchangeable; and (vi) 3,183 shares of Common Stock reserved for issuance to current or former members of the Board of Directors of the Company and others as compensation. See Note 12 of Notes to Consolidated Financial Statements, "Management--Executive Compensation," "Principal Stockholders," "Description of Debentures--Conversion" and "Description of Securities--Redeemable Warrants."


(3) The Class B Redeemable Warrants will not be listed on the American Stock Exchange or the Pacific Stock Exchange until a sufficient number of Class A Redeemable Warrants have been exercised.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The summary consolidated financial information for the fiscal year ended June 30, 1992, the six month period ended December 31, 1992, the fiscal years ended December 31, 1993 and 1994 and the nine month period ended September 30, 1995 set forth below is derived from and should be read in conjunction with the Company's consolidated financial statements and accompanying notes appearing elsewhere in this Prospectus. The data for the nine month period ended September 30, 1994 are derived from and qualified by reference to the Company's consolidated financial statements appearing elsewhere herein and, in the opinion of management of the Company, includes all adjustments that are of a normal recurring nature and necessary for a fair presentation. The statement of operations data for the nine month periods ended September 30, 1994 and 1995 are not necessarily indicative of results for a full year.

STATEMENT OF OPERATIONS DATA

                                                  FOR THE SIX         FOR THE              FOR THE
                                  FOR THE YEAR    MONTHS ENDED       YEAR ENDED       NINE MONTHS ENDED
                                 ENDED JUNE 30,   DECEMBER 31,      DECEMBER 31,        SEPTEMBER 30,
                                 --------------   ------------   ------------------   -----------------
                                      1992            1992         1993      1994      1994      1995
                                 --------------   ------------   --------   -------   -------   -------
Net Sales......................     $ 13,138        $  9,708     $ 19,849   $26,284   $19,676   $23,583
Cost of Sales..................        8,871           5,899       15,100    21,464    15,940    19,523
Operating Expenses.............       14,758          23,493(1)    14,722(2)  9,050     7,413     6,265
Operating Income (Loss)........      (10,491)        (19,684)      (9,973)   (4,230)   (3,677)   (2,205)
Other (Income) Expense, Net....          320            (153)         263      (652)(3)   (26)     (686)(3)
Net Income (Loss)..............      (10,811)        (19,531)     (10,236)   (3,578)   (3,651)   (1,519)
Net Income (Loss) Per Common
  Share........................       (11.12)         (16.60)       (6.32)    (1.56)    (1.67)     (.55)
Weighted Average Shares of
  Common Stock Outstanding.....          997           1,203        1,655     2,395     2,257     2,978

BALANCE SHEET DATA


                                                         DECEMBER 31,          SEPTEMBER 30, 1995
                                                      ------------------    -------------------------
                                                       1993       1994      ACTUAL     AS ADJUSTED(4)
                                                      -------    -------    -------    --------------
Working Capital....................................   $ 2,043    $ 1,928    $ 1,779       $  8,277
Non-Current Assets.................................     5,937      5,644      5,960          7,275
Total Assets.......................................    16,160     16,332     16,170         21,983
Non-Current Liabilities less Current Portion.......     2,821        336        500          4,832
Redeemable Preferred Stock.........................     2,218      2,256      2,374          2,374
Common Stockholders' Equity........................     2,941      4,980      4,865          6,346

RATIO OF EARNINGS TO FIXED CHARGES

    Earnings are inadequate to cover fixed charges. The resultant deficiency was $2,493,000, $2,476,000, $10,468,000, $19,531,000, $10,236,000, $3,578,000, and
$1,519,000 for the years ended June 30, 1990, 1991, and 1992, for the six month period ended December 31, 1992, for the years ended December 31, 1993 and 1994, and for the nine month period ended September 30, 1995, respectively.


    If the Debentures included in this Offering had been outstanding since January 1, 1994, the result would have been an increase in the Company's net loss of approximately $887,000 and $665,000 for the year ended December 31, 1994 and for the nine month period ended September 30, 1995, respectively. Consequently, on a pro forma basis, the resultant deficiency, for the year ended December 31, 1994 and for the nine month period ended September 30, 1995, would have been $4,465,000 and $2,184,000, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


------------

(1) The Company changed its fiscal year end to December 31 effective December 31, 1992 and sold its French marketing rights to Amodex(R) on January 20, 1993. The six months ended December 31, 1992 include other non-recurring charges totaling $9,321,000. See Note 4 of Notes to Consolidated Financial Statements.

(2) Includes $2,241,000 related to the write-off of capitalized costs with respect to the sachet formulation of Biolid(R) and related costs and $1,000,000 related to settlement of litigation. See Notes 8 and 12 of Notes to Consolidated Financial Statements.


(3) The Company sold its Spanish marketing rights to its ciprofloxacin antibiotic, Belmacina(R), in 1994 and included the gain thereon (approximately $884,000) in Other (Income) Expense, Net in the year ended December 31, 1994 and recorded the anticipated gain on sale of the related trademark of $380,000 as deferred revenue as of December 31, 1994. Such deferred revenue was recognized as income in the nine month period ended September 30, 1995. See Note 8 of Notes to Consolidated Financial Statements.


(4) Adjusted to give effect to the receipt of proceeds from private placements in October 1995 and the sale of the 6,000 Units offered hereby and the use of the estimated net proceeds thereof. See "Use of Proceeds."

                                  RISK FACTORS

    The securities offered hereby are speculative and involve a substantial degree of risk. Prior to making an investment decision, prospective investors should give careful consideration to, among other items, the following factors:

FINANCIAL RISKS

    HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE FINANCIAL RESULTS. As of September 30, 1995, the Company had a cumulative deficit of approximately $63,441,000. The Company has realized significant losses in the past and could have quarterly and annual losses in the future. The Company has not generated any profits from operations. The Company has realized quarter to quarter fluctuations in its results in the past and, although such fluctuations have been minimal in recent quarters, they may be significant in the future. Consequently, the Company may continue to operate at a loss for the foreseeable future and there can be no assurance that the Company's business will operate on a profitable basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    NEGATIVE CASH FLOW FROM OPERATING ACTIVITIES. The Company is experiencing negative cash flow from operations resulting in the need to fund ongoing operations from financing activities. In October 1995 the Company completed two private placements resulting in net proceeds to the Company of approximately $1,590,000, all of which is being used for working capital purposes. A substantial portion of the proceeds of this Offering will be used to repay the debt incurred in the private placements to the extent such debt has not been converted to equity by the holders thereof. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Private Placements" and "Concurrent Offering." The future existence and profitability of the Company is dependent upon its ability to obtain additional funds such as the net proceeds of this Offering to finance operations and expand operations in an effort to achieve profitability from operations. No assurance can be given that the Company's business will ultimately generate sufficient revenue to fund the Company's operations on a continuing basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    LIMITED REVENUES. Although the Company was founded in 1974, it has only generated revenue from product-related sales since August 1991. The Company has used cash from financing activities to fund its operations. The Company has made progress toward commercialization of specific products and has commenced commercialization of others. The Company is now generating revenues from sales of products of its subsidiaries Chimos/LBF, S.A., a company based in France which distributes specialty pharmaceutical products and chemicals in France ("Chimos"), and Laboratorios Belmac, S.A., a pharmaceutical manufacturer located in Spain ("Laboratorios Belmac"). Chimos and Laboratorios Belmac were acquired by the Company in August 1991 and February 1992, respectively. Substantial amounts of time and financial and other resources will be required to complete the development and clinical testing of the Company's products currently under development. Although over the last several months the Company has continued its existing limited research and development program, due to its limited cash resources, it has suspended additional research and development activities during such period pending the selection of strategic partners for development and marketing. There is no assurance that the Company will receive additional funding necessary to continue research and development activities or that it will otherwise succeed in developing any additional products with commercially valuable applications.

    ADDITIONAL FINANCING REQUIREMENTS. The Company believes that its emphasis on product distribution in France and Spain, strategic alliances and product acquisitions together with careful management of its research and development activities and the net proceeds from this Offering, should provide sufficient liquidity to enable it to conduct its existing operations through the end of 1996, of which there can be no assurance. However, the Company's pharmaceutical products being developed and which may be developed will require the investment of substantial additional time as well as financial and other resources in order to become commercially successful. Following the development period, the Company's products will generally be required to go through lengthy governmental approval processes, including extensive clinical testing, followed by market development. The Company's operating revenues and cash resources may not be sufficient over the next several years for the commercialization by itself of any of the products currently in development. Consequently, the Company may require additional licensees or partners and/or additional financing. There can be no assurance, however, that the Company can conclude such commercial arrangements or obtain additional capital when needed on acceptable terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    INDEPENDENT AUDITORS' REPORT. The report of the Company's independent auditors with respect to the audited consolidated financial statements of the Company included elsewhere herein expresses an unqualified opinion that includes an explanatory paragraph referring to the Company's recurring losses from operations as well as negative operating cash flows, which raise substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto and the Report of Independent Auditors included herein.

    POSSIBLE RESTRICTION ON ABILITY TO UTILIZE NET OPERATING LOSS CARRY FORWARDS RESULTING FROM CHANGE IN EQUITY OWNERSHIP. At December 31, 1994 and September 30, 1995, the Company had net operating loss ("NOL") carry forwards of approximately $34,000,000 and $35,000,000, respectively, available to offset United States taxable income. The NOL carry forwards will expire in tax years 1996 through 2010. The amount of these loss carry forwards which can be used to reduce future taxable income, if any, may be reduced by, among other things, future changes in the ownership of the Company's Common Stock. Internal Revenue Code Section 382 would limit the amount of future taxable income, if any, that could be offset by the NOL carry forwards if, at any time, the percentage of the stock of the Company owned by one or more 5% shareholders increases by more than 50% over the lowest percent of the Company's stock owned by such shareholders during the preceding three year period. The Company's subsidiaries in France and Spain have NOL carry forwards of approximately $14,000,000 and $3,000,000, respectively. These will expire in various years ending in 1999. See Note 13 of Notes to Consolidated Financial Statements.

BUSINESS RISKS

    NO ASSURANCE OF SUCCESSFUL AND TIMELY DEVELOPMENT OF NEW PRODUCTS. Although the Company has a limited number of products in various stages of development, including pre-clinical testing and clinical trials, the Company has not yet substantially marketed any of these products other than Biolid(R) (the Company's macrolide antibiotic) in France, the marketing of which has since been suspended. During a periodic review of the dossier of Biolid by France's Ministry of Health in 1993 which was completed shortly after the Company had negotiated the sale of its rights to the sachet formulation of Biolid in France, the Ministry required the suspension of marketing of Biolid pending provision by the Company of additional clinical data regarding the mechanisms for the comparatively enhanced absorption of the Biolid sachet. The suspension was unrelated to safety or efficacy issues, but has not been lifted since the Company has not had sufficient resources to conduct the study required. See

"Risks Inherent in Pharmaceutical Development; Dependency on Regulatory Approvals" below, "Business--Products under Development--Biolid(R)" and Notes
4 and 8 of the Notes to Consolidated Financial Statements. There can be no assurance that the Company will be able to develop large scale production of any particular product for clinical trials or eventual commercial production. The marketing of certain of the Company's products could be adversely affected by delays in developing large-scale production processes, developing or acquiring production facilities or obtaining regulatory approval for such processes or facilities.


    RISKS INHERENT IN PHARMACEUTICAL DEVELOPMENT; DEPENDENCE ON REGULATORY APPROVALS. The process of creating, scaling-up, manufacturing and marketing any new human pharmaceutical product is inherently risky. There can be no assurance that any drug under development will be safe and effective. Moreover, pharmaceutical products are subject to significant regulation. Any human pharmaceutical product developed by the Company would require clearance by Spain's Ministry of Health for sales in Spain, France's Ministry of Health for sales in France, the U.S. Food and Drug Administration ("FDA") for sales in the United States and similar agencies in other countries. The process of obtaining these approvals is costly and time-consuming, and there can be no assurance that such approvals will be granted. In general, only a small percentage of new pharmaceutical products achieve commercial success. Such governmental regulation may prevent or substantially delay the marketing of the Company's products and may cause the Company to undertake costly procedures with respect to its research and development and clinical testing operations which may furnish a competitive advantage to more substantially capitalized companies which compete with the Company. In addition, the Company is required, in connection with its activities, to comply with good manufacturing practices (GMPs) and local, state and federal regulations. Non-compliance with these regulations could have a material adverse effect on the Company and/or prevent the commercialization of the Company's products. See "Business--Regulation."


    DEPENDENCY ON OTHERS; POSSIBLE DISCONTINUATION OF CERTAIN MARKETING ACTIVITIES. The Company relies on outside contractors for manufacturing of the products it distributes in France, including Ceredase, a drug used in the treatment of Gaucher's Disease, which currently represents approximately 60% of the Company's revenues. The Company also relies on sales of Ceredase and other products by Chimos to Pharmacie Centrale des Hopitaux. Sales to Pharmacie Centrale des Hospitaux accounted for approximately 30% and 26% of the Company's sales for the year ended December 31, 1994 and for the nine months ended September 30, 1995, respectively. Chimos, a distributor authorized by France's Ministry of Health, distributes Ceredase pursuant to an agreement of limited duration with Genzyme Corporation, the manufacturer of Ceredase. The most recent extension of this agreement terminates on March 31, 1996. There can be no assurance that the relationship between Genzyme and Chimos will continue. The Company continues to assess the importance of Ceredase to its operation since, notwithstanding the relative significance of its sales volume, its gross margins as a percentage of sales are minimal. A termination of the Company's marketing of Ceredase would likely reduce the Company's net income by approximately $300,000 annually; however, due to the extended payment terms granted to customers for this product, termination would have little short-term effect on cash receipts from the sale of Ceredase as receivables from prior sales to such customers would continue to be collected. Accordingly, management of the Company expects that such a termination would have a positive short-term effect on the Company's cash flow resulting from the elimination of costs of purchasing Ceredase from Genzyme for distribution (approximately $4.0 million over the first four to six months following termination) while receivables from prior sales continue to be collected. See "Business--Product Lines--Pharmaceutical Marketing and Sales in France."


    UNCERTAINTY OF PHARMACEUTICAL PRICING, PROFITABILITY AND RELATED
MATTERS. The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of governmental and third party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, including Spain and France, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on the Company's business, financial condition and profitability. In addition, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third party payers, such as government and private insurance plans. Third party payers are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis. See "Business--Sales and Marketing."

    UNPREDICTABILITY OF PATENT PROTECTION; PROPRIETARY TECHNOLOGY. The Company has filed numerous patent applications and has been granted a number of patents. However, there can be no assurance that its pending applications will be issued as patents or that any of its issued patents will afford adequate protection to the Company or its licensees. Other private and public entities have also filed applications for, or have been issued, patents and are expected to obtain patents and other proprietary rights to technology which may be harmful to the commercialization of the Company's products. The ultimate scope and validity of patents which are now owned by or may be granted to third parties in the future, the extent to which the Company may wish or be required to acquire rights under such patents, and the cost or availability of such rights cannot be determined by the Company at this time. In addition, the Company also relies on unpatented proprietary technology in the development and commercialization of its products. There is no assurance that others may not independently develop the same or similar technology or obtain access to the Company's proprietary technology.

    The Company also relies upon trade secrets, unpatented proprietary know-how and continuing technological innovations to develop its competitive position. All of the Company's employees with access to the Company's proprietary information have entered into confidentiality agreements and have agreed to assign to the Company any inventions relating to the Company's business made by them while in the Company's employ. However, there can be no assurance that others may not acquire or independently develop similar technology or, if patents in all major countries are not issued with respect to the Company's products, that the Company will be able to maintain information pertinent to such research as proprietary technology or trade secrets.

    RAPID TECHNOLOGICAL CHANGE. The pharmaceutical industry has undergone rapid and significant technological change. The Company expects the technology to continue to develop rapidly, and the Company's success will depend significantly on its ability to maintain a competitive position. The Company has recently shifted its strategic focus so that it does not rely on research and development of pharmaceuticals from concept through marketing. Instead, it seeks to acquire late-stage development compounds that can be marketed within one or two years and currently-marketed products. Rapid technological development may result in actual and proposed products or processes becoming obsolete before the Company recoups a significant portion of related research and development, acquisition and commercialization costs. See "Business--Products Under Development."

    COMPETITION. The Company is in competition with other pharmaceutical companies, biotechnology firms and chemical companies, many of which have substantially greater financial, marketing and human resources than those of the Company (including, in some cases, substantially greater experience in clinical testing, production and marketing of pharmaceutical products). The Company also experiences competition in the development of its products and processes from individual scientists, hospitals, universities and other research institutions and, in some instances, competes with others in acquiring technology from these sources. See "Business--Competition."

    UNCERTAINTY OF ORPHAN DRUG DESIGNATION. An Orphan Drug is a product or products used to treat a rare disease or condition, which, as defined under United States law, is a disease or condition that affects populations of less than 200,000 individuals or, if victims of a disease number more than 200,000, the sponsor establishes that it does not realistically anticipate its product sales will be sufficient to recover its costs. If a product is designated an Orphan Drug, then the sponsor is entitled to receive certain incentives to undertake the development and marketing of the product. In Spain, Orphan Drugs are given a preference in the pharmaceutical review process by Spain's Ministry of Health if it can be shown that the product is an important therapeutic agent and there is unequivocal data supporting its efficacy. The Ministry of Health has the authority to require pharmaceutical manufacturers to continue to produce products which are Orphan Drugs regardless of their commercial potential. As required by the Ministry of Health, Laboratorios Belmac currently manufactures and distributes one Orphan Drug, Anacalcit, which is used in the treatment of nephrolithiasis. In France, Orphan Drug status is granted by France's Ministry of Health. Chimos does not currently own in its portfolio any Orphan Drugs, but does act as a distributor for other companies who have Orphan Drug status in France, such as Ceredase, an Orphan Drug produced by Genzyme Corporation. The Company does not currently market any Orphan Drugs in the United States. See "Business--Regulation."


    ATTRACTION AND RETENTION OF KEY PERSONNEL. The Company believes that it has been able to attract skilled and experienced management and scientific personnel. There can be no assurance, however, that the Company will continue to attract and retain personnel of high caliber. Since 1992, five individuals have served as the Company's chief executive officer. This instability in the Company's management in the recent past has hampered the Company's growth. While the Company believes that it has assembled an effective management team, the loss of several individuals who are considered key management or scientific personnel of the Company could have an adverse impact on the Company. Although all discoveries and research of each employee made during employment remain the property of the Company, the Company has not entered into noncompetition agreements with its key employees and such employees would therefore be able to leave and compete with the Company.


    RISK OF PRODUCT LIABILITY. The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its technology or prospective products is alleged to have resulted in adverse effects. While the Company has taken, and will continue to take, what it believes are appropriate precautions, there can be no assurance that it will avoid significant liability exposure. The Company maintains product liability insurance in the amount of $5 million. However, there is no assurance that this coverage will be adequate in terms and scope to protect the Company in the event of a product liability claim. In connection with the Company's clinical testing activities, the Company may, in the ordinary course of business, be subject to substantial claims by, and liability to, subjects who participate in its studies.

    BROAD DISCRETION IN APPLICATION OF PROCEEDS. Approximately $1,700,000 (34.2%) of the estimated net proceeds from this Offering has been allocated to working capital. Accordingly, the Company's management will have broad discretion as to the application of such proceeds.

    RISK OF DOING BUSINESS OUTSIDE THE UNITED STATES. Nearly all of the Company's revenues during 1994 and the first nine months of 1995 have been generated outside the United States, from the Company's subsidiaries in France and Spain. There are risks in operation outside the United States, including, among others, the difficulty of administering businesses abroad, exposure to foreign currency fluctuations and devaluations or restrictions on money supplies, foreign and domestic export law and regulations, taxation, tariffs, import quotas and restrictions and other political and economic events beyond the Company's control. The Company has not experienced any material effects of these risks as of yet, however there can be no assurance that they will not have such an effect in the future.

    CERTAIN FLORIDA LEGISLATION. The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law also authorizes the Company to indemnify the Company's directors, officers, employees and agents. The Company has adopted a by-law with such an indemnity.

MARKET RISKS

    RISK OF LOSS OF ENTIRE INVESTMENT. Because of the Company's history of losses and negative cash flow from operations as well as the other risk factors referred to in this section and elsewhere in this Prospectus, a prospective investor should not purchase Units unless he is prepared to risk the loss of his entire investment.


    NO ASSURANCE OF PUBLIC MARKET. Prior to this Offering, there has been no public trading market for the Units, the Debentures or the Redeemable Warrants. Although the Units, Debentures and Class A Redeemable Warrants have been approved for listing on the American Stock Exchange and the Pacific Stock Exchange, there is no assurance that a regular trading market will develop after this Offering or that, if developed, it will be sustained. Since the Class B Redeemable Warrants will not be outstanding until the Class A Redeemable Warrants are exercised, they will not be publicly traded until a sufficient number are outstanding, thereby limiting the ability of a holder to sell them. Since the Company will not issue fractional shares, holders will only be permitted to trade the Class B Redeemable Warrants in multiples of two.



    If the Units, Debentures or Redeemable Warrants do not remain listed due to the Company's inability to meet the continued listing requirements, they may be traded from time to time on the over-the-counter market. As trading volume in such market is not expected to be high, there can be no assurance that in such event investors will be able to readily sell such securities.


    VOLATILITY OF SHARE PRICE. The market price of the Company's shares since its initial public offering in February 1988 has been volatile. In July 1995 the Company effected a one-for-ten reverse stock split. As recently as the first quarter of 1993, the market price of the Company's Common Stock was $63.75 (giving retroactive effect to the reverse stock split). Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, the results of clinical testing, patent or proprietary rights, developments or other matters may have a significant impact on the market price of the Common Stock. See "Price Range of Common Stock and Dividend Policy."

    POSSIBLE DELISTING OF COMMON STOCK FROM AMERICAN STOCK EXCHANGE. The Company currently does not satisfy some of the American Stock Exchange's financial guidelines for continued listing of its Common Stock. While there can be no assurance that listing on the American Stock Exchange will be continued, management of the Company believes that the Company's business prospects are improving and that the Company will be able to maintain continued listing. See "Description of Securities-- Listing on AMEX." If the Common Stock were delisted, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the price of the Common Stock, the Units, the Debentures, and the Redeemable Warrants. If the Common Stock is listed on the Pacific Stock Exchange and then delisted on the American Stock Exchange, it is likely to be delisted by the Pacific Stock Exchange.

    AUTHORIZATION OF PREFERRED STOCK. The Company's Articles of Incorporation authorize the issuance of 2,000,000 shares of "blank check" preferred stock (the "Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of the Company. There are currently 60,000 shares of Series A Convertible Exchangeable Preferred Stock outstanding. The Company has no current plans to issue any additional shares of Preferred Stock; however, there can be no assurance that the Company's Board of Directors will not do so at some time in the future. See "Description of Securities--Preferred Stock."


    UNDERWRITER WARRANTS AND OUTSTANDING CONVERTIBLE SECURITIES. The Company will sell to the Underwriter, for nominal consideration, warrants to purchase up to 600 Units exercisable for a period of four years, commencing one year from the date hereof, at an exercise price of $1,200 per Unit. The Company currently has outstanding 837,383 options and warrants to purchase Common Stock at exercise prices ranging from $2.50 to $177.50. The holders of the Underwriter Warrants and of the warrants and options are likely to exercise or convert them at a time when the Company would be able to obtain additional equity capital on terms more favorable than those provided by such warrants, options and Underwriter Warrants. The Underwriter Warrants and certain other warrants and options also grant to the holders certain demand registration rights and "piggy back" registration rights. These obligations may hinder the Company's ability to obtain future financing. See "Underwriting."



    DISCOUNT ON CONVERSION OF DEBENTURES. The Debentures are convertible into Common Stock at a conversion price per share equal to the lesser of $2.50 or 80% of the market price of the Common Stock during the twenty-day period ending one year from the date of this Prospectus (or the data of redemption, if earlier). This feature has a built in premium for the Debenture holders upon conversion of the Debentures which remains constant regardless of the market price of the Company's securities. A conversion of the Debentures would dilute the interests of holders of Common Stock and may adversely affect the market price for the Common Stock and any other traded securities of the Company.


    SUBORDINATION OF DEBENTURES. The Debentures are subordinated to all existing and future Senior Debt (as defined in the Indenture) of the Company and will be effectively subordinated to all indebtedness and other liabilities of any subsidiaries of the Company that may subsequently be formed. Moreover, the Indenture governing the Debentures does not restrict the ability to incur Senior Debt or other indebtedness by the Company. As a result of such subordination, Debenture holders will be dependent upon the Company's ability to generate sufficient revenue from operations to satisfy all of its obligations, including the Senior Debt and the payments related to the Debentures. Most of the Company's revenues are derived from its foreign subsidiaries. Any restrictions on the subsidiaries to make payments to the Company would affect its ability to pay interest. Moreover, in the event of insolvency of the Company, holders of Senior Debt will be entitled to be paid in full prior to any payment to the holders of the Debentures, and other creditors of the Company, including trade creditors of the Company's subsidiaries, also may recover more, ratably, than the holders of the Debentures. In addition, an event of default under the Indenture governing the Debentures may trigger defaults under Senior Debt of the Company, in which case the holders of such Senior Debt will have the power to demand payment in full and to be paid prior to any payment to the holders of the Debentures. In addition, the absence of limitations in the Indenture on the issuance of Senior Debt could increase the risk that sufficient funds will not be available to pay holders of the Debentures after payment of amounts due to the holders of Senior Debt. There can be no assurance that the Company will be able to service the Debentures in accordance with their terms. In addition, if a default were to occur, there is no assurance that Debenture holders would be able to obtain repayment of the sums then due under their Debentures. See "Description of Debentures--Subordination of Debentures."

    CURRENT PROSPECTUS AND STATE SECURITIES LAW QUALIFICATION REQUIRED TO EXERCISE THE REDEEMABLE WARRANTS. A purchaser of Units will have the right to exercise the Redeemable Warrants included therein only if a current prospectus relating to the underlying shares is then in effect and such shares are qualified for sale or exempt from such qualification under the securities laws of the state in which he resides. The Company has registered these shares together with the Units offered hereby, and has qualified them in the states where it plans to sell the Units unless such qualification has not been required. It has also filed an undertaking with the Commission to maintain a current prospectus relating to such shares until the expiration of the Warrants. However, there is no assurance that it will be able to satisfy this undertaking. Accordingly, the Warrants may be deprived of any value if a current prospectus is not kept effective or if such shares are not qualified or exempt in the states in which exercising Warrant holders reside. See "Description of Securities--Redeemable Warrants."

    POTENTIAL ADVERSE EFFECT OF WARRANT REDEMPTION. The Company may, on 30 days prior written notice, redeem all of the Class A or Class B Redeemable Warrants for $.05 per Warrant if the per share closing price of the underlying Common Stock for each of the 20 consecutive trading days immediately preceding the record date for redemption equals or exceeds 150% or 130%, respectively, of the then exercise price. If the Company calls for such redemption, then all of such class of Redeemable Warrants remaining unexercised at the end of the redemption period must be redeemed. Accordingly, to the extent that such class of Redeemable Warrants are redeemed, the Warrant holders will lose their rights to purchase Common Stock pursuant to such Warrants. Furthermore, the threat of redemption could force the Warrant holders to exercise the Warrants at a time when it may be disadvantageous for them to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold them, or to accept the redemption price which will be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--Redeemable Warrants."


    DETERMINATION OF WARRANT EXERCISE PRICE AND ALLOCATION OF CONSIDERATION. Of the Unit purchase price of $1,000, for financial reporting purposes the consideration allocated to the Debenture is $722, to the conversion discount feature of the Debenture is $224 and to the 1,000 Class A Warrants is $54, and for federal income tax purposes (including original issue discount) the consideration allocated to the Debenture is $931 and to the Class A Warrants is $69. No consideration is allocated to the Class B Warrants. The exercise price of each class of Redeemable Warrants was determined by negotiation between the Company and the Underwriter and bears no relationship to the Company's net worth, book value, results of operations or any other recognized criteria of value. Accordingly, there is no assurance that the Warrants will have any value.


    LACK OF DIVIDENDS; INABILITY TO FUND DIVIDEND PAYMENTS. The Company has not paid dividends on its Common Stock since its inception and does not intend to pay any dividends on its Common Stock in the foreseeable future. The holders of the Company's outstanding Series A Preferred Stock have been entitled to receive cumulative dividends, payable annually on October 15, since 1992, out of funds legally available therefor at the rate of $2.25 per year on each share of Series A Preferred Stock. The Company exercised its right to adjust the conversion ratio of the Series A Preferred Stock rather than pay the dividend payments due on October 15, 1992 and 1993 and has not paid dividends of an aggregate of approximately $270,000 to holders of Series A Preferred Stock which were due on October 15, 1994 and 1995. These arrearages currently have the effect of limiting the payment of cash dividends to holders of Common Stock and giving the Preferred Stockholders, as a class, the right to designate two directors. There can be no assurance that cash flow from the future operations of the Company will be sufficient to meet these obligations. Under the terms of the Indenture, the Company is restricted from paying cash dividends on its capital stock. See "Price Range of Common Stock and Dividend Policy" and "Description of Securities--Preferred Stock."

                                USE OF PROCEEDS

    The estimated net proceeds to the Company, after deducting underwriting commissions and the other expenses of this Offering, will be approximately $4,970,000 (or $5,960,000 if the Underwriter's over-allotment option is exercised in full). The Company expects to apply these proceeds approximately as follows:


    APPLICATION                                          AMOUNT      PERCENTAGE
    -----------                                          ------      ----------

Repayment of working capital indebtedness (1).......   $1,770,000        35.6%
Acquisition of complementary products, technologies
and/or businesses (2)...............................    1,000,000        20.1
Research and development (3)........................      500,000        10.1
Working capital.....................................    1,700,000        34.2
                                                       ----------       -----
                                                       $4,970,000       100.0%
                                                       ----------       -----
                                                       ----------       -----


        (1) The indebtedness was incurred in October 1995 and bears interest at the rate of 12% per annum. Of this amount, $720,000 is due on July 31 and $1,050,000 is due on September 30, 1996, or upon consummation of a public offering such as the Offering. The debt was incurred for general working capital purposes and was incurred in private placements placed by the Underwriter. Purchasers of this debt may use their debt to purchase the Units offered hereby, causing a reduction in the cash net proceeds to the Company and an equivalent reduction in the amount to be repaid to them. To the extent any holders of the debt convert their debt to equity prior to the date hereof, the proceeds will be reallocated to acquisitions. Concurrent with this payment, the Company will pay holders all accrued and unpaid interest, which amount is not expected to be material. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources--Private Placements," "Underwriting--Private Placements" and "Concurrent Offering."

        (2) The Company intends to seek to acquire products, technologies and/or businesses which complement the Company's current activities, are consistent with the Company's strategic focus and contribute toward making the Company profitable.

        (3) Includes additional work to complete the clinical trials of the tablet formulation of Biolid. See "Business --Products under Development--Biolid."

    The foregoing represents the Company's best estimate of its allocation of the proceeds of this Offering based upon its current plans and certain assumptions regarding general economic and industry conditions, market factors and the Company's future revenues and expenditures. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes. Management believes that the net proceeds of this Offering, together with any internally generated funds, should be sufficient to finance the Company's intended level of operations as set forth herein through the end of 1996. There can be no assurance that additional funds will not be required earlier than anticipated or that the Company will be able to obtain such funds, if at all, on a basis deemed acceptable to it. The Company currently has no commitments to obtain any such financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The proceeds, if any, from the exercise of the Underwriter's over-allotment option and the Redeemable Warrants will be used for the acquisition of complementary products, technologies and/or businesses, and/or general working capital purposes.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    On July 31, 1990, the Company's Common Stock began trading on the American Stock Exchange. It is traded under the symbol BNT. The following table sets forth the high and low sales prices for the Common Stock as reported on the American Stock Exchange for the Company's last two fiscal years ended December 31, 1993 and December 31, 1994, respectively, and for the interim period indicated. All prices for the period prior to July 25, 1995 have been restated to reflect the one-for-ten reverse stock split.

                                                 HIGH SALES PRICE    LOW SALES PRICE
                                                 ----------------    ---------------
1994
  First Quarter...............................        $28.75             $ 16.25
  Second Quarter..............................         18.75                9.38
  Third Quarter...............................         11.88               10.63
  Fourth Quarter..............................          9.38                5.00
1995
  First Quarter...............................          7.50                3.13
  Second Quarter..............................          9.38                3.75
  Third Quarter...............................          8.63                4.13
  Fourth Quarter..............................          4.63                2.06

1996
  First Quarter (through February 8, 1996)....          2.75                2.06


    As of January 26, 1996 there were 2,270 holders of record of the Common Stock. The closing price of the Company's Common Stock on January 26, 1996 was $2.38 per share.

DIVIDEND POLICY

    The Company has never paid any dividends on its Common Stock. The current policy of the Board of Directors is to retain earnings to finance the operation of the Company's business. Accordingly, it is anticipated that no cash dividends will be paid to the holders of the Common Stock in the foreseeable future. Under the terms of the Series A Preferred Stock, the Company is restricted from paying dividends on its Common Stock so long as there are arrearages on dividend payments on the Series A Preferred Stock. There currently are such arrearages. Under the terms of the Debentures, the Company is subject to certain restrictions which prohibit the payment of cash dividends.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at September 30, 1995 and as adjusted to give effect to the sale of the Units offered hereby and the application of the estimated net proceeds (in thousands except share data):

                                                                    AS OF SEPTEMBER 30, 1995
                                                                   ---------------------------
                                                                   ACTUAL       AS ADJUSTED(1)
                                                                   -------      --------------

Accounts payable and accrued expenses...........................   $ 7,211         $  7,211
Short-term borrowings...........................................     1,216            1,216
Current portion of long-term debt...............................         4                4
Non-current liabilities, less current portion...................       500              500
12% Convertible Debentures......................................     --               4,332(2)
                                                                   -------      --------------
  Total non-current liabilities.................................       500            4,832
Redeemable preferred stock, $1.00 par value; authorized
  2,000,000 shares; Series A issued and outstanding 70,000
    shares......................................................     2,374            2,374
Common Stockholders' Equity:
  Common Stock, $.02 par value; authorized 5,000,000 shares(3);
    issued and outstanding 2,978,000 shares(4)..................        60               65
  Stock Purchase Warrants.......................................     --                 324
  Paid in capital in excess of par value........................    69,009           70,737
  Stock subscriptions receivable................................      (105)            (105)
  Retained earnings (deficit)...................................   (63,441)         (64,017)
  Cumulative foreign currency translation adjustment............      (658)            (658)
                                                                   -------      --------------
    Total Common Stockholder's Equity...........................     4,865            6,346
                                                                   -------      --------------
    Total Liabilities and Capitalization........................   $16,170         $ 21,983
                                                                   -------      --------------
                                                                   -------      --------------


------------
(1) Adjustments include the effect of accounting for receipt of proceeds from private placements in October 1995 and the application of the proceeds from this Offering to pay the debt incurred in such private placements.

(2) An allocation of the proceeds between the Debentures, the conversion discount feature and the Redeemable Warrants has been made on the basis of their estimated respective market values. The Debentures are reflected net of a discount of $1,668,000. The face value of each Debenture is $1,000 and the effective interest rate is estimated to be 18.1%. Should the Debenture Holders elect to convert their Debentures into shares of Common Stock, they may do so at a discount to the market price. Such discount, estimated to be $1,344,000, will be recognized over the life of the Debentures as a component of financing cost and has been considered in the determination of the effective interest rate. Such allocations will be reviewed and adjusted as necessary to reflect market values on the date of issuance.

(3) Effective January 1, 1996, the Company increased its authorized shares of Common Stock from 5,000,000 to 20,000,000.
(4) Excludes (i) an aggregate of 14,210,000 shares of Common Stock reserved for issuance upon conversion or exercise of the securities issuable in the Offering (including the Underwriter's overallotment option), consisting of 2,760,000 shares issuable upon conversion of the Debentures (which would be increased to 3,689,840 shares, if the average closing price of the Common Stock during the twenty-day period prior to the Anniversary Date was equal to $2.34, the average closing price of the Common Stock during the twenty-day period ended January 26, 1996), 10,350,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants and 1,140,000 shares of Common Stock issuable upon exercise of the securities underlying the Underwriter Warrants; (ii) 576,841 shares of Common Stock reserved for issuance upon exercise of outstanding stock purchase warrants; (iii) 260,542 shares of Common Stock reserved for issuance upon exercise of stock options;
    (iv) 240,000 shares of Common Stock reserved for issuance upon conversion of certain notes payable issued in a private placement in October 1995 (see "Concurrent Offering"); (v) 14,960 shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock or upon conversion of 9% Convertible Debentures due 2016 into which the Series A Preferred Stock is exchangeable; (vi) 3,183 shares of Common Stock reserved for issuance to current or former members of the Board of Directors of the Company and others as compensation; and (vii) 349,500 shares of Common Stock issued subsequent to September 30, 1995. See Note 12 of Notes to Consolidated Financial Statements, "Management--Executive Compensation," "Principal Stockholders," "Description of Debentures--Conversion" and "Description of Securities-- Redeemable Warrants."

                            SELECTED FINANCIAL DATA

    The selected consolidated financial information for the fiscal years ended June 30, 1990, 1991 and 1992, the six month period ended December 31, 1992, the fiscal years ended December 31, 1993 and 1994 and the nine month period ended September 30, 1995 set forth below is derived from and should be read in conjunction with the Company's consolidated financial statements and accompanying notes appearing elsewhere in this Prospectus. The data for the nine month period ended September 30, 1994 are derived from and qualified by reference to the Company's consolidated financial statements appearing elsewhere herein and, in the opinion of management of the Company includes all adjustments that are of a normal recurring nature and necessary for a fair presentation. The statement of operations data for the nine month period ended September 30, 1994 and 1995 are not necessarily indicative of results for a full year.

STATEMENT OF OPERATIONS DATA

                                                                            FOR THE          FOR THE              FOR THE
                                               FOR THE FISCAL YEAR        SIX MONTHS       FISCAL YEAR          NINE MONTHS
                                                      ENDED                  ENDED            ENDED                ENDED
                                                     JUNE 30              DECEMBER 31      DECEMBER 31,        SEPTEMBER 30,
                                           ----------------------------   -----------   ------------------   -----------------
                                            1990      1991     1992(1)      1992(2)     1993(3)    1994(4)    1994     1995(4)
                                           -------   -------   --------   -----------   --------   -------   -------   -------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales................................  $    21   $ --      $ 13,138    $   9,708    $ 19,849   $26,284   $19,676   $23,583
Cost of sales............................        7     --         8,871        5,899      15,100    21,464    15,940    19,523
                                           -------   -------   --------   -----------   --------   -------   -------   -------
Gross margin.............................       14     --         4,267        3,809       4,749     4,820     3,736     4,060
Operating expenses.......................    2,529     2,506     14,758       23,493      14,722     9,050     7,413     6,265
                                           -------   -------   --------   -----------   --------   -------   -------   -------
Operating income (loss)..................   (2,515)   (2,506)   (10,491)     (19,684)     (9,973)   (4,230)   (3,677)   (2,205)
Other (income) expense...................      (22)      (30)       320         (153)        263      (652)      (26)     (686)
                                           -------   -------   --------   -----------   --------   -------   -------   -------
Net income (loss)........................  $(2,493)  $(2,476)  $(10,811)   $ (19,531)   $(10,236)  $(3,578)  $(3,651)  $(1,519)
                                           -------   -------   --------   -----------   --------   -------   -------   -------
                                           -------   -------   --------   -----------   --------   -------   -------   -------
Net income (loss) per Common Share.......  $ (5.07)  $ (3.56)  $ (11.12)   $  (16.60)   $  (6.32)  $ (1.56)  $ (1.67)  $  (.55)
                                           -------   -------   --------   -----------   --------   -------   -------   -------
                                           -------   -------   --------   -----------   --------   -------   -------   -------
Weighted average number of Common Shares
  outstanding............................      492       695        997        1,203       1,655     2,395     2,257     2,978
                                           -------   -------   --------   -----------   --------   -------   -------   -------
                                           -------   -------   --------   -----------   --------   -------   -------   -------

BALANCE SHEET INFORMATION

                                                    AT JUNE 30,                   AT DECEMBER 31,
                                            ---------------------------    -----------------------------    AT SEPTEMBER
                                             1990      1991     1992(1)    1992(2)    1993(3)    1994(4)      30, 1995
                                            ------    ------    -------    -------    -------    -------    ------------
                                                                           (IN THOUSANDS)
Working capital (deficiency).............   $1,202    $ (631)   $ 8,449    $(3,842)   $ 2,043    $ 1,928      $  1,779
Non-current assets.......................      596     2,955     18,643     13,497      5,937      5,644         5,960
Total assets.............................    2,216     3,244     38,753     21,953     16,160     16,332        16,170
Long term obligations....................       25        93      2,626      2,349      2,821        336           500
Redeemable Preferred Stock...............     --        --        7,164      7,401      2,218      2,256         2,374
Common Stockholders' equity (deficit)....    1,773     2,231     17,352        (95)     2,941      4,980         4,865

------------
(1) The Company acquired 100% of the shares of Chimos in August 1991 and, accordingly, for accounting purposes, was no longer considered in the development stage of operations. The Company also acquired 100% of the shares of Laboratorios Belmac in February 1992, as well as Amodex(R) trademark and licensing rights in France in December 1991. See Notes 3 and 8 of Notes to Consolidated Financial Statements.

(2) The Company changed its fiscal year end to December 31 effective December 31, 1992 and sold its marketing rights in France to Amodex(R) on January 20, 1993. The six months ended December 31, 1992 include other non-recurring charges totaling $9,321,000. See Note 4 of Notes to Consolidated Financial Statements.

(3) The year ended December 31, 1993 includes the effects of writing off capitalized costs with respect to the sachet formulation of Biolid, its noncrystalline form of erythromycin and a charge to earnings for the settlement of class action litigation. See Notes 8 and 12 of Notes to Consolidated Financial Statements.

(4) The Company sold its Spanish marketing rights to its ciprofloxacin antibiotic, Belmacina(R), in 1994 and included the gain thereon (approximately $884,000) in Other (Income) Expense in the year ended December 31, 1994 and recorded the anticipated gain on sale of the related trademark of $380,000 as deferred revenue as of December 31, 1994 which was recognized in the nine months ended September 30, 1995. Other (Income) Expense for the nine months ended September 30, 1995 also includes the recognition of income of $360,000 from the commercialization of a certain drug provided by the Company's former Chairman and Chief Executive Officer, $533,000 of expense related to the settlement of litigation with the Company's former Chief Financial Officer and income of $368,000 due to the reversal of an overaccrual for a liability. See Notes 8, 12, 15 and 17 of Notes to Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

    The Company is an international pharmaceutical and health care company with its primary focus on the development and marketing of pharmaceutical and health care products. Substantially all of its revenues have come from its operations in France and Spain; however, the Company began limited marketing of health care products in the United States in 1994.

    Effective December 31, 1992, the Company changed its fiscal year end from June 30 to December 31. The Company incurred a net loss of $3,578,000 and $1,519,000 for the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively. The Company intends to continue to focus its efforts on business activities which management believes should result in operating profits in the future, of which there can be no assurance. To improve its results, the Company's management will focus on increasing higher margin pharmaceutical and health care product sales, controlling expenses through its austerity program, careful prioritization of research and development projects resulting in continued low overall research and development expenditures, and potentially acquiring marketable products or profitable companies in the United States or Europe that are compatible with the Company's strategy for growth. See "--Liquidity and Capital Resources." Currently, the profit margins for the products sold by the Company's subsidiary in Spain are significantly higher than those generated by the Company's subsidiary in France. For business segment information on the Company's operations outside the United States, see Note 14 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1995 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 1994

    The Company reported revenues of $23,583,000 and a net loss of $1,519,000 or $.55 per share for the nine months ended September 30, 1995 compared to revenues of $19,676,000 and a net loss of $3,651,000 or $1.67 per share for the same period in the prior year.

    Sales and Cost of Sales. The 20% increase in revenues is primarily attributable to an increase in sales by the Company's subsidiary in France, Chimos/LBF S.A., which distributes specialty pharmaceutical products and fine chemicals in France. Consolidated gross margins for the nine months ended September 30, 1995 remained consistent at 19% when compared to the comparable period of the prior year, excluding the effect of the $423,000 charge to cost of sales in the third quarter of 1995, representing an increase in the Company's reserves for slow moving or obsolete inventory in Spain. The Company's distribution operations in France (Chimos/LBF S.A.) generate relatively low gross margins as opposed to the Company's Spanish subsidiary, Laboratorios Belmac S.A., which is experiencing substantially higher margins.

    Operating Expenses. Selling, general and administrative expenses were $5,516,000 for the nine months ended September 30, 1995 compared to $6,428,000 for the same period in the prior year. The 14% decrease is primarily attributable to cost control measures implemented by the Company. The Company intends to continue its efforts to control general and administrative expenses as part of its austerity program in its effort to reach and maintain profitability.

    Research and development expenses were $341,000 for the nine months ended September 30, 1995 compared to $608,000 for the same period of the prior year. The 44% decrease reflects the results of a thorough review of all research and development activities and the establishment of priorities based upon both technical and commercial criteria. During this period, the Company did not commence any new research and development programs. The Company intends to continue to carefully manage its research and development expenditures in the future in view of its limited resources.

    Other Income/Expense. Interest expense was $215,000 for the nine months ended September 30, 1995 compared to $140,000 for the same period in the prior year. The 54% increase reflects interest cost on higher average outstanding balances on revolving lines of credit, which are used to finance working capital needs. Other income/expense of $686,000 for the nine months ended September 30, 1995 is primarily comprised of $360,000 related to a settlement of litigation (see Notes 15 and 17 of Notes to Consolidated Financial Statements) and the $380,000 gain recognized upon the sale of the Company's Belmacina trademark in Spain, which was previously reflected in the Company's consolidated financial statements as deferred revenue as of December 31, 1994. The Company has since transferred the trademark to the purchaser and collected the balance of the related receivable in the fourth quarter of 1995. Other income/expense also includes the effect of a reversal of an overaccrual of a liability related to the proposed sale of Biolid, which did not occur, in the amount of $368,000. Also included, is income from the Company's contract manufacturing arrangements with several pharmaceutical concerns, offset by a charge for cancellation of the stock subscription receivable and related interest from a former officer of the Company. One-half of the loss (approximately $37,000) incurred by Maximed Pharmaceuticals, the Company's partnership with Maximed Corporation, is also included in other income/expense in the nine months ended September 30, 1995. Although the Company is in a dispute with, and has filed an action against, its partner, and has ceased funding the partnership's activities until such dispute is resolved, appropriate operating costs have been accrued and charged to operations during the nine months ended September 30, 1995. See "Legal Proceedings".


FISCAL YEAR ENDED DECEMBER 31, 1994 VERSUS FISCAL YEAR ENDED DECEMBER 31, 1993

    The Company reported sales of $26,284,000 and a net loss of $3,578,000 or $1.56 per share for the fiscal year ended December 31, 1994, compared to sales of $19,849,000 and a net loss of $10,236,000 or $6.32 per share for the prior year.

    Sales and Cost of Sales. The 32% increase in sales is primarily a result of increased sales by the Company's subsidiary in France, Chimos/LBF. Gross margins for the year ended December 31, 1994 averaged 18% compared with 24% in the prior year. The lower margins are primarily a result of the lower gross margins experienced by Chimos/LBF's distribution operations, whose sales accounted for approximately 77% of revenues, compared with 68% in the prior year. The lower gross margins experienced by the Company in France were only partially offset in Spain, where Laboratorios Belmac is experiencing margins substantially higher than those in France.


    Operating Expenses. Selling, general and administrative expenses were $7,716,000, or 29% of sales, for the year ended December 31, 1994 compared with $9,170,000, or 46% of sales, for the prior year. The decrease from 46% to 29% of sales is primarily attributable to adjustments to accruals for tax contingencies, related primarily to product registration taxes, totalling $1,645,000, which are no longer considered probable and to cost control measures implemented by the Company and reduced marketing costs in France due to the suspension of marketing of Biolid during the fourth quarter of 1993. Notwithstanding these efforts, selling and marketing costs continue to be significant and necessary expenses in connection with the Company's plans to increase market share in Spain. To the extent practical, however, the Company intends to continue its efforts to control general and administration expenses as part of its austerity program.


    Research and development expenses were $759,000 for the year ended December 31, 1994 compared to $1,555,000 in the prior year. The 51% decrease reflects the results of a thorough review of all research and development activities and the establishment of priorities based upon both technical and commercial criteria. During 1994, the Company did not commence any new research and development programs. It did, however, continue certain programs already in progress, including a Biolid pharmacokinetics trial. The Company intends to continue to carefully manage its research and development expenditures in the future in view of its limited resources.

    Depreciation and amortization expenses were $575,000 for the year ended December 31, 1994 compared to $756,000 for the prior year. The 24% decrease is primarily attributable to the write-off of Drug Licenses and Product Rights as of December 31, 1993, and the 1994 sale of its Spanish ciprofloxacin antibiotic, Belmacina(R), resulting in reduced amortization charges.

    Other Income/Expense. Other income/expense for the year ended December 31, 1994 included the gain recognized upon the 1994 sale of the Company's Spanish rights to its ciprofloxacin antibiotic, Belmacina(R), of approximately $884,000.

FISCAL YEAR ENDED DECEMBER 31, 1993 VERSUS TWELVE MONTHS ENDED DECEMBER 31, 1992

    The Company reported revenues of $19,849,000 and a net loss of $10,236,000 or $6.32 per share for the year ended December 31, 1993, compared to revenues of $19,217,000 and a net loss of $27,023,000 or $23.70 per share for the same period in the prior year.

    Sales and Cost of Sales. While 1993 revenues increased slightly, their composition changed significantly. Sharply reduced sales at Laboratoires Belmac due to its divestiture of Amodex(R) and decreased promotion and the resulting reduction in sales of its sachet formulation of Biolid were more than offset by increases in sales generated by Chimos. Gross margins for the year ended December 31, 1993 averaged 24% compared to 37% in the comparable period of the prior year. The lower margins were primarily a result of the lower gross margins experienced by Chimos' distribution operations, whose sales accounted for approximately 68% of revenues, as compared to 52% in the comparable period of the prior year and to low gross margin contributions from Laboratoires Belmac's sales due to the fact that Amodex(R) and Biolid inventories were adjusted downward to net realizable value as of December 31, 1992. The lower gross margins experienced by the Company in France were only partially offset in Spain, where Laboratorios Belmac experienced margins substantially higher than those in France.

    Operating Expenses. Selling, general and administrative expenses were $9,170,000 for the year ended December 31, 1993 compared to $15,724,000 for the same period in the prior year. The decrease was primarily attributable to cost control measures implemented by the Company and reduced marketing costs in France due to the divestiture of Amodex(R) and the decreased promotion of its sachet formulation of Biolid.

    Research and development expenses were $1,555,000 for the year ended December 31, 1993 compared to $7,339,000 in the comparable period of the prior year. The decrease reflected the results of a thorough review of all research and development activities, and the establishment of priorities based upon both technical and commercial criteria. Biolid (tablet formulation) was the primary focus in research and development.

    Depreciation and amortization expenses were $756,000 for the year ended December 31, 1993 compared to $1,497,000 for the same period in the prior year. The decrease was primarily attributable to the write-down of drug licenses and product rights and to the divestiture of Amodex(R).

    As a result of the decision to withdraw the sachet formulation of Biolid from the French market, the Company recorded an expense of $2,241,000 in the fourth quarter of 1993, reflecting the write-off of the capitalized costs with respect to the sachet formulation of Biolid, Biolid sachet inventories, and costs associated with refunding certain costs to the potential buyer of these rights. See "Business--Products--Biolid(R)."

    The Company agreed in 1993 to issue to plaintiffs in class action litigation, shares of its Common Stock with a market value of $1,000,000. The Company accrued this amount as a non-current liability as of December 31, 1993.

    Other Income/Expense. The provision for income taxes of $343,000 for the twelve months ended December 31, 1992 was a result of foreign taxes on profits generated by Chimos in 1992. Chimos was not eligible to file a consolidated income tax return with Laboratoires Belmac in France until 1993; therefore, the Laboratoires Belmac losses were not available to offset Chimos' taxable profits in 1992. No such provision was required for the year ended December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES

    Total assets decreased from $16,332,000 at December 31, 1994 to $16,170,000 at September 30, 1995, while Common Stockholders' Equity decreased from $4,980,000 at December 31, 1994 to $4,865,000 at September 30, 1995. The
decrease in Common Stockholders' Equity reflects primarily the loss incurred by the Company for the period which was partially offset by $562,000 received from a stock subscription receivable and fluctuation in the exchange rates of European currencies compared to the U.S. Dollar.

    The Company's working capital decreased from $1,928,000 at December 31, 1994 to $1,779,000 at September 30, 1995. Receivables increased from $7,609,000 at December 31, 1994 to $8,268,000 at September 30, 1995 due primarily to the continued growth in sales volume at the Company's subsidiary in France, Chimos/LBF. A significant portion of the Company's trade receivables arise from sales of pharmaceutical and healthcare products to the French government. Payment terms for such sales are typically 90 to 100 days. The Company has not experienced any material delinquent accounts. During the period, the Company collected approximately $922,000 of the $1,140,000 receivable due at December 31, 1994 from the sale of its ciprofloxacin antibiotic, Belmacina, in Spain. Inventories decreased from $1,247,000 at December 31, 1994 to $1,000,000 at September 30, 1995 primarily due to an increase in the Company's reserves for slow-moving or obsolete inventory in Spain of $423,000. The combined total of accounts payable and accrued expenses also remained relatively unchanged at September 30, 1995 as compared to December 31, 1994, decreasing $445,000 or less than 6%. Short term borrowings increased from $663,000 at December 31, 1994 to $1,216,000 at September 30, 1995 due to higher balances used for working capital purposes (primarily the purchase of inventories in France and Spain, and short-term borrowings used to finance factory renovations in Spain).

    Investing activities, including the collection of approximately $922,000 from the 1994 sale of Belmacina, proceeds from the sale of investments available for sale of $214,000, an investment in the Company's Spanish manufacturing facilities of approximately $507,000 and in the Belmac/Maximed Partnership (see "Legal Proceedings") of $13,000, provided net cash of $616,000 during the nine months ended September 30, 1995. Financing activities (primarily collection of a stock subscription receivable and proceeds from Short-term borrowings provided net proceeds of $925,000 for the nine months ended September 30, 1995. Operating activities for the nine months ended September 30, 1995 required net cash of $2,422,000.

    Total assets increased from $16,160,000 at December 31, 1993 to $16,332,000 at December 31, 1994, while Common Stockholders' Equity increased from $2,941,000 at December 31, 1993 to $4,980,000 at December 31, 1994. The increase in Common Stockholders' Equity is primarily a result of net proceeds of approximately $3,384,000 received from private placements of Common Stock and warrants and approximately $693,000 received from stock subscriptions receivable, offset by losses incurred by the Company for the period. Common Stockholders' Equity also increased by $1,000,000 as a result of the issuance of the Common Stock to settle a class action litigation.

    The Company's working capital was $1,928,000 at December 31, 1994 compared to $2,043,000 at December 31, 1993. Marketable securities were liquidated during 1994 to satisfy liabilities of the Company. Receivables increased as a result of the growth in the Company's business as well as including the $1,140,000 receivable from the sale in Spain of its ciprofloxacin antibiotic, Belmacina(R), which has been received subsequent to year end. Accounts payable increased in part due to the increased level of business and in part due to the Company's careful management of its limited liquid resources.

    Investing activities provided net cash of $134,000 for the year ended December 31, 1994, including proceeds from the sale of the Company's ciprofloxacin antibiotic, Belmacina(R) in Spain, which was sold for $1,556,000 and generated a gain of $884,000. See Note 8 of Notes to Consolidated Financial Statements. The Company also sold certain investments during 1994 generating proceeds of $1,040,000. The Company invested $648,000 in its partnership with Maximed Corporation (named Maximed Pharmaceuticals) for development of hydrogel based feminine health care products. Management believes that it is possible to introduce its first product to the market in 1996 if a dispute with its partner can be resolved and product development progresses as planned. Investing activities also included a repayment to Evans Medical S.A. of $793,000 for amounts due relating to the cancellation of the proposed sale of the marketing rights to the sachet formulation of Biolid in France in 1993.

    Financing activities (primarily receipt of proceeds from private placements and from stock subscriptions receivable) provided net proceeds of $3,439,000 for the year ended December 31, 1994, while operating activities for the year ended December 31, 1994 required net cash of $3,415,000.

    The Company continues to experience negative cash flows from operating activities, and completed private placements of its securities totaling $1,770,000 during October 1995 in order to fund its operations and is pursuing this Offering to provide further liquidity. See "--Private Placements" below and
Note 17 of Notes to Consolidated Financial Statements. The Company may seek to enter into a partnership or other collaborative funding arrangement with respect to future clinical trials of its products under development. The Company, however, continues to explore alternative sources for financing its business. In appropriate situations, that will be strategically determined, the Company may seek financial assistance from other sources, including contribution by others to joint ventures and other collaborative or licensing arrangements for the development, testing, manufacturing and marketing of products and the sale of a minority interest in, or certain of the assets of, one or more of its subsidiaries. Management expects that by carefully prioritizing research and development activities and continuing its austerity program, upon consummation of this Offering, the Company should have sufficient liquidity to fund operations through the end of 1996.

    Seasonality. In the past, the Company has experienced lower sales in the fourth calendar quarter of each year. Should the Company begin large sales of a pharmaceutical product whose sales are seasonal, seasonality of its sales may become more significant.

    Currency. A substantial amount of the Company's business is conducted in France and Spain and is therefore influenced by the extent to which there are fluctuations in the dollar's value against such countries' currencies. The effect of foreign currency fluctuations on long lived assets for the nine months ended September 30, 1995 and for the year ended December 31, 1994 was an increase of $443,000 and $289,000, respectively, and the cumulative historical effect at September 30, 1995 and December 31, 1994 was a decrease of $658,000 and $1,101,000, respectively, as reflected in the Company's Consolidated Balance Sheets in the "Liabilities and Stockholders' Equity" section. Although exchange rates fluctuated significantly in recent months, the Company does not believe that the effect of foreign currency fluctuation is material to the Company's results of operations as the expenses related to much of the Company's foreign currency revenues are in the same currency as such revenues. The Company relies primarily upon financing activities to fund the operations of the Company in the United States and has not transferred significant amounts into or out of the United States in the recent past. In the event that the Company is required to fund United States operations with funds generated in France or Spain, currency rate fluctuations in the future could have a significant impact on the Company. However, at the present time, the Company does not anticipate altering its business plans and practices to compensate for future currency fluctuations.

    Private Placements. To finance its operations, in October 1995 the Company conducted two private placements of its securities. In the first placement, the Company sold to certain purchasers for an aggregate purchase price of $720,000, 120,000 shares of the Company's Common Stock and 12% promissory notes in the aggregate principal amount of $720,000 (the "Notes") which become payable in full upon the earlier of July 31, 1996 or the closing of a public offering of the Company's securities (a "Public Offering"). The Notes are convertible into shares of Common Stock, at the option of the holders thereof, at a conversion price of $3.00 per share, for an aggregate of 240,000 shares of Common Stock, subject to anti-dilution provisions. The Notes are subject to mandatory conversion at a conversion price of $3.00 per share if no Public Offering is completed by July 31, 1996.

    In the second placement, the Company sold to certain purchasers for an aggregate purchase price of $1,050,000, 131,250 shares of Common Stock and 12% promissory notes in the aggregate principal amount of $1,050,000 (the "A Notes") which become payable in full upon the earlier of September 30, 1996 or the completion of a Public Offering. The A Notes are subject to mandatory conversion, at a conversion price equal to the average closing price for the Common Stock quoted on the American Stock Exchange for the five trading days immediately preceding September 30, 1996, if no Public Offering is completed by September 30, 1996.

    As required by the terms of the placements, the Company will utilize a portion of the proceeds of this Offering to repay the Notes and the A Notes. See "Use of Proceeds." The Underwriter served as placement agent for the placements. See "Underwriting--Private Placements." The shares of Common Stock sold in the placements and the shares of Common Stock issuable upon conversion of the Notes which have been converted prior to the date hereof and, consequently, will not be repaid, have been registered for resale. See "Concurrent Offering."

                                    BUSINESS

GENERAL

    The Company is an international pharmaceutical and health care company engaged primarily in the manufacturing, marketing and distribution of pharmaceutical products in France and Spain, with limited distribution of health care products and research and development activities in the United States. The Company's operations in France consist of the brokerage of fine chemicals and the marketing of the drug Ceredase, manufactured by Genzyme Corporation and used in the treatment of Gaucher's Disease. In Spain, the Company manufactures, packages and distributes both its own and other companies' pharmaceutical products and has recently begun to emphasize the manufacture of pharmaceuticals under contract. In the United States, the Company markets disposable linens to emergency health services which are manufactured under contract. The percentage of the Company's total revenues for the nine months ended September 30, 1995 which are attributable to its operations in France, Spain and the United States are approximately 82%, 17% and 1%, respectively. Limited research and development activities are conducted both in the United States and Europe and the Company has several products under development. The Company's chemical and pharmaceutical operations in France and Spain are a result of its 1991 acquisition of Chimos S.A. and the establishment of a pharmaceutical subsidiary in France, Laboratoires Belmac S.A. (these two entities in France have since been merged into one entity named and referred to herein as Chimos/LBF S.A.) and the 1992 acquisition of Rimafar S.A. (subsequently renamed and referred to herein as Laboratorios Belmac S.A.), respectively.

    The strategic focus of the Company has shifted in response to the evolution of the global health care environment. The Company has moved from a research and development-oriented pharmaceutical company, developing products from the chemistry laboratory through marketing to a company seeking to acquire late-stage development compounds that can be marketed within one or two years, and currently marketed products. As a result of this transition, the Company has decreased its research and development expenses dramatically over the past few years as well as implemented cost-cutting measures throughout the Company's operations. The Company emphasizes product distribution in France and Spain, strategic alliances and product acquisitions, which management of the Company expects will move the Company closer to profitability in the near future.

    The Company's sales by its primary product lines are as follows (in thousands):

                                                              FOR THE                FOR THE
                                                             YEAR ENDED            NINE MONTHS
                                                            DECEMBER 31,        ENDED SEPTEMBER 30,
                                                         ------------------    --------------------
                                                          1993       1994       1994       1995
                                                         -------    -------    -------    -------
Pharmaceutical and consumer health care products......   $19,483    $26,100    $19,560    $23,429
Disposable linen products.............................        56        184        116        154
Other.................................................       310      --         --         --
                                                         -------    -------    -------    -------
      Total...........................................   $19,849    $26,284    $19,676    $23,583
                                                         -------    -------    -------    -------
                                                         -------    -------    -------    -------

PRODUCT LINES

    The Company currently manufactures, markets and sells pharmaceutical products in Spain, distributes pharmaceutical and biotechnology products and brokers fine chemicals in France, and markets and sells disposable linens in the United States.

    PHARMACEUTICAL MANUFACTURING AND MARKETING IN SPAIN

    Laboratorios Belmac S.A., the Company's subsidiary in Spain ("Laboratorios Belmac"), manufactures, markets and sells pharmaceutical products whose four primary categories are cardiovascular, neurological, gastrointestinal and antibiotic. The Company manufactures over 30 types of pharmaceuticals in its facility in Zaragoza, Spain both for its own sales and, on occasion, under contract for others. The manufacturing facility was recently renovated and brought into full compliance with European Union Good Manufacturing Practices
(GMPs). Among the products Laboratorios Belmac manufactures, each of which is registered with Spain's Ministry of Health, are:

        Controlvas(R). Controlvas, whose generic name is enalapril, is an angiotensin converting enzyme inhibitor useful in the treatment of hypertension and congestive heart failure. Enalapril is marketed in the United States by Merck & Company.

        Belmazol(R). Belmazol, whose generic name is omeprazole, is used primarily for hyperacidity problems related to ulcers and, secondarily, for the treatment of gastroesophageal reflux disease. Omeprozole is a proton pump inhibitor which inhibits the hydrogen/potassium ATPase enzyme system at the secretory surface of the gastric parietal cell. Because this enzyme system is regarded as an acid pump within the gastric mucosa, it has been characterized as a gastric acid pump inhibitor in that it blocks the final step of acid production. This compound has been used in combination with antibiotics for the treatment of ulcers when it is suspected that Helicobacter pylori, a bacteria, is the etiologic agent.

        Lopermida(R). Lopermida, whose generic name is loperamide hydrochloride, a product launched by the Company in Spain in March 1995, is a compound that inhibits gastrointestinal motility and is useful in the treatment of diarrheal conditions and colitis. Loperamide hydrochloride is marketed in the United States by several drug companies, including McNeil, Proctor & Gamble, Novo Pharm and Geneva.

        Ergodavur(R), Neurodavur(R) and Neurodavur Plus(R). Ergodavur, Neurodavur and Neurodavur Plus are compounds used for the enhancement of activity in the central and peripheral nervous systems.

        Diflamil(R). Diflamil is an anti-inflammatory analgesic used in the treatment of arthritis.

        Resorborina(R). Resorborina is a compound that has local anesthetic and anti-inflammatory properties for the treatment of pharyngitis and mouth infections.

        Onico-Fitex(R) and Fitex E(R). Onico-Fitex and Fitex E are compounds used to treat local fungal infections, especially around the nails.

        Otogen(R). Otogen is a product used for the treatment of ear infections and ear pain.

        Spirometon(R). Spirometon is a combination of spironolactone and bendroflumethazide useful in the treatment of congestive heart failure, hypertension and edema. (Spirometon is a diuretic that preserves the body's supply of potassium).

        Anacalcit(R). Anacalcit is a calcium binding product used for the treatment of kidney stones. The Spanish government has specifically requested that Laboratorios Belmac continue to manufacture this product, as Laboratorios Belmac is the only supplier of this type of product in Spain.

        Biolid(R). Biolid is a non-crystalline form of erythromycin with a potential for enhanced bioavailability. Plans are underway for developing manufacturing capabilities for Biolid in Spain. Laboratorios Belmac will perform an additional clinical study in Spain once the production of the sachet formulation has been completed and prior to the commencement of marketing. See "--Products under Development--Biolid--Spain."

        Belmacina(R). Belmacina is a ciprofloxacin antibiotic. The Company sold its Spanish marketing rights to Belmacina to CEPA, a Spanish company, in 1994 for 200 million Spanish Pesetas (approximately $1,556,000) and the related trademark to CEPA for 50 million Spanish Pesetas (approximately $380,000) in 1995. The Company maintains the right to manufacture and export this product. Belmacina was acquired by the Company in September 1992 for approximately $577,000. The gain on sale of the marketing rights (approximately $884,000) was included in the Company's income for the year ended December 31, 1994. The Company recorded the gain on the sale of the related trademark (approximately $380,000) as deferred revenue in its consolidated financial statements for the year ended December 31, 1994, and recognized such revenue in 1995. See Note 8 of Notes to Consolidated Financial Statements.

        Rimafungol(R). Rimafungol is the Company's form of cyclopiroxolamine, a broad-spectrum antifungal product for treating fungal infections of the skin and vagina.

        Rofanten(R). Rofanten is the Company's formulation of naproxen sodium, an anti-inflammatory/analgesic.

        Generic Antibiotics. Laboratorios Belmac produces directly or by contract to others, various other types of generic antibiotics for which patent protection no longer exists, such as amoxicillin, ampicillin (Bactosone Retard(R)) and injectable forms of penicillin.

    Controlvas and Belmazol, together, represent approximately 70% of the sales of Laboratorios Belmac.

    As the Spanish government did not provide any patent protection for pharmaceutical products until 1992, the Company, while owning the right to manufacture the drugs described above as well as other pharmaceuticals, will often be one of several companies which has the right to manufacture and sell substantially similar products. The Spanish regulatory authorities specify the amounts each company can charge for its products. Therefore, the Company's competitors may sell similar products at the same, higher or lower prices. Many of these competitors are larger, better capitalized and have more developed sales networks than the Company.

    The Company maintains an internal marketing and sales staff of approximately 54, including 32 employees and 22 independent sales representatives working on commission in Spain to market the pharmaceuticals it produces. The Company's sales force competes by emphasizing highly individualized customer service.

    In 1995, the Company commenced the export of pharmaceuticals manufactured by Laboratorios Belmac outside Spain through local distributors, particularly in Eastern Europe and South America.

    CONTRACT MANUFACTURING. Since Laboratorios Belmac currently utilizes less than 100% of its plant capacity to manufacture its own products, Laboratorios Belmac has begun to act as a contract manufacturer of pharmaceuticals owned by other companies such as Rhone-Poulenc's subsidiary Natterman S.A., Ciba Geigy's subsidiary Zyma, Fournier, Italpharmaco, Beijing Pharmaceutical, Instituto Llorente and Laboratorios Juventus, S.A. Other contracts are contemplated in the near future. The Company manufactures these pharmaceuticals to its customers' specifications, packaging them with the customers labels. Occasionally, to assure product uniformity and quality, employees of these customers will work at the Company's manufacturing facility.

    As a result of Spain's entry into the European Union, Spain implemented new pharmaceutical manufacturing standards and the Company was required to modify its facility to comply with these regulations. Such renovations were accomplished by Laboratorios Belmac without interruption of sales or distribution. After an inspection, in July 1995 the operating parts of the facility were determined to be in compliance with European Good Manufacturing Practices ("GMPs") by Spain's Ministry of Health.

    PHARMACEUTICAL MARKETING AND SALES IN FRANCE

    Chimos/LBF S.A., the Company's subsidiary in France ("Chimos"), is engaged in the import and distribution of specialty pharmaceutical products to hospitals and others in France. Chimos concentrates on the sale of "orphan drugs" (drugs used for the treatment of rare diseases). The Company markets, throughout France, over 26 pharmaceutical products from Europe and the United States.


    Among the products Chimos currently markets is Ceredase, a drug used in the treatment of Gaucher's Disease. Chimos has been marketing Ceredase in France since the drug became available, approximately five years ago. Chimos is able to market these drugs because it has been authorized as a distributor by France's Ministry of Health. The primary customer of Chimos is Pharmacie Centrale des Hopitaux, which purchases Ceredase from Chimos. Since Ceredase treats a rare disease, this hospital buys and controls distribution of this product to other hospitals in France. Ceredase is manufactured by Genzyme Corporation of Boston, Massachusetts, which contracts with Chimos to distribute it in France. The contracts with Genzyme have recently had limited terms; the most recent three-month extension terminates on March 31, 1996. There can be no assurance that Chimos will continue to market Ceredase or that the relationship between Chimos and Genzyme will continue. The Company continues to assess the importance of Ceredase to its operation because, notwithstanding the relative significance of its sales volume, its gross margins as a percentage of sales are minimal.


    Chimos, as one of the authorized distributors of Orphan Drugs in France, is occasionally contacted by manufacturers of such products outside of France to act as their distributor. In addition, the Company from time to time supplies Chimos with a list of Orphan Drugs approved by the FDA in the United States and Chimos contacts their manufacturers to seek becoming their distributor in France.

    CHEMICAL BROKERAGE. Chimos is engaged in the import and supply in France of approximately 39 fine chemicals, such as furosemide, phenobarbital and trihexyphenidyl HCl, used in the manufacture of pharmaceuticals, from countries such as Japan, Taiwan, China, Pakistan and several European countries. The brokerage of fine chemicals by Chimos provides a necessary link between the manufacturer and end-user. The manufacturer produces the chemicals to meet product specifications and provides a certificate of analysis as to the purity of the chemicals. The products are provided to the end-user, which generally verifies the analysis with its own quality control procedures. Chimos generally acts as agent for the manufacturer, arranging for shipping, import and customs documentation, invoicing and collection of payments. Chimos also acts on occasion on behalf of the end-user, which requests that Chimos source a particular product from one of its sources or conduct a world-wide search for the product.

    MARKETING AND DISTRIBUTION OF DISPOSABLE LINENS IN THE UNITED STATES

    The Company markets and distributes disposable linen products to the emergency health care industry in the United States through Belmac Healthcare Corporation, one of the Company's U.S. subsidiaries ("Healthcare"). These disposable linens include products such as blankets, sheets and pillowcases. Customers for these products include distributors to entities which are engaged in the provision of emergency health care services, such as emergency rooms and ambulance services, located primarily in the southwestern and northeastern regions of the United States.

    Healthcare receives orders for these products at the Company's headquarters in Tampa, Florida. Healthcare subcontracts the manufacturing of the disposable linens in accordance with Healthcare's specifications. The raw materials for these products are provided by Healthcare and stored with one of the manufacturers until needed. Once produced, the products are shipped directly to the customer from the manufacturer or held in inventory in anticipation of customer demand.

    The supply of disposable linens to health care providers in the United States is a highly competitive business. Large companies with significantly greater resources than the Company, such as Kimberly-

Clark Corporation, Minnesota Mining & Mfg. Co., Johnson & Johnson, Owens & Minor Inc., General Medical Corp. and Baxter International Inc., dominate the market. The Company concentrates its marketing on the emergency services segment of the health care market, an area which demands greater individual attention. Healthcare believes that it competes on the basis of customer service.

    Healthcare advertises this service nationwide through several mediums, such as print advertisements, trade shows and direct mail (sales brochures). Sales from disposable linens increased from $56,000 in 1993 to $184,000 in 1994 and to $154,000 during the first nine months of 1995. The manufacture and sale of disposable linens is subject to regulation by the FDA. The FDA monitors the composition and labeling of health care products, such as disposable linens.

PRODUCTS UNDER DEVELOPMENT

    Although the Company significantly reduced its research and development activities when it implemented its austerity program in 1993, the Company has maintained its rights to a number of selected products. There can be no assurance that the Company will have the resources to bring any of these products to market or, if such resources are available, that the products can be successfully developed, manufactured or marketed.

    Due to the expense and time commitment required to bring a pharmaceutical product to market, the Company is seeking co-marketing, licensing and promotional arrangements and other collaborations with other international or national pharmaceutical companies. Generally, management believes that the Company can compete more effectively in certain markets through collaborative arrangements with companies that have an established presence in a particular geographic area and greater resources than those of the Company. The Company is currently seeking partners to assist in the further development and marketing of Biolid and Alphanon(R).

    BIOLID(R)

    Biolid is a non-crystalline form of erythromycin with a potential for enhanced bioavailability (quantity absorbed in blood over time compared to dose received). Initially, Biolid was produced in Europe in a sachet formulation, which is a powder formulation contained in a packet, which is mixed with water prior to oral administration. This formulation for drugs is more popular in Europe than in the United States, necessitating the Company's development of a tablet formulation for marketing in the United States. The Company was granted a United States patent for Biolid in June 1992. An international patent application covering ten additional countries was granted in January 1994. Regulatory approval is pending in Mexico. Regulatory approval was recently received in Spain and an Investigational New Drug Application ("IND") is on file with the FDA.

    Initial Sachet Formulation Studies. Five double blind clinical studies of Biolid, using its sachet formulation, were completed in 1992 in a total of 612 patients in France, Germany, Belgium and Holland. Four studies used roxithromycin (Rulid, Hoescht-Roussel) as a reference drug, and Biolid showed equal efficacy and tolerance in both lower and upper respiratory tract infections in three of the four studies. In the fifth study, Biolid was compared to a third generation oral cephalosporin, cefpodoxime (Cefodox, Hoescht-Roussel), in upper respiratory tract infections, and again, equal efficacy and tolerance were observed.

    France. The Company began marketing the sachet formulation of Biolid in France in 1992 after its approval by France's Ministry of Health. During a periodic review of the dossier of Biolid by the Ministry in 1993 which was completed shortly after the Company had negotiated the sale of the Company's rights to the sachet formulation in France, the Ministry required the suspension of marketing of Biolid pending the provision by the Company of additional clinical data regarding the mechanisms for the comparatively enhanced absorption of the Biolid sachet. This suspension was unrelated to its safety or efficacy issues. The sale of the rights to Biolid did not occur. The Company believes that once the additional technical information requested has been provided to the French regulators, the regulators should agree to the continued marketing of the sachet formulation. However, due to the cost of such a study, at this time the Company will not fund additional clinical studies of the sachet formulation in France without a collaborative partner. The Company believes that the likelihood of obtaining a partner in France is currently remote. See Notes 4 and 8 of Notes to Consolidated Financial Statements.

    Spain. The Company received approval by Spain's Ministry of Health in 1994 for marketing the sachet formulation of Biolid in Spain at a price lower than that requested by the Company. In 1995, the Ministry approved a higher price level, pending delivery of the results of a further clinical study demonstrating enhanced bioavailability of Biolid. In addition, once the initial production of a quantity of Biolid has been produced by Laboratorios Belmac in Spain, which will be done using raw materials supplied to Laboratorios Belmac from Chimos, Laboratorios Belmac will use the same clinical study to demonstrate that the manufacturing process used in Spain is substantially similar to that which was successfully used in France and that the formulation produced in Spain yields a final product which meets all regulatory standards. The Company currently expects that the clinical study will be performed in two phases. First, a pilot study of six persons will be performed and then, if the results of the pilot study are positive, a larger population will be tested in compliance with the requirements of the Ministry. There can be no assurance that either the pilot study or, if the pilot study is successful, the full study will demonstrate either enhanced bioavailability or substantial similarity. Management of the Company does not have sufficient data to be able to accurately predict the outcome of these studies at this time. These studies would be funded by the operations of Laboratorios Belmac and a portion of the proceeds of this Offering.

    United States. The Company has determined to direct its marketing efforts for Biolid in the United States to the twice-a-day tablet formulation rather than the sachet formulation. The Company has performed several pilot studies between 1992 and 1994, the most recent of which indicated that the tablet, given with a high fat meal, had bioavailability which was approximately 25% better when compared on a milligram for milligram basis with a competitive U.S. tablet of erythromycin. These results did not achieve the same level of bioavailability as the initial studies of the sachet formulation. Because of wide variations in the data, an additional study with a larger number of subjects will be required to definitively determine the relative bioavailability of the tablet formulation as compared to standard erythromycin. A study plan was reviewed by the FDA. There can be no assurance that this study will demonstrate enhanced bioavailability. Management of the Company does not have sufficient data to be able to accurately predict the outcome of the studies at this time. A portion of the proceeds of this Offering may be used to fund this study. Should this study be successful, the Company intends to seek collaborative partners to assist in further development and marketing of this product.

    ALPHANON(R)

    Alphanon, the Company's original product, was designed for the systemic treatment of hemorrhoids. The drug was originally developed as a liquid formulation for intra-navel transdermal application. A double blind placebo controlled study conducted in France in the late 1980's in 220 patients demonstrated that Alphanon was effective in the treatment of hemorrhoids and hemorrhoidal bleeding. This study was not conducted in complete compliance with Good Clinical Practices.

    A transdermal patch, a more convenient formulation, has been developed with ALZA Corporation, and an IND is on file with the FDA. The Company satisfactorily completed a Phase I clinical study in December 1992 and is evaluating its alternatives which include continuing development, co-development or divestiture. The Company has discontinued all sales and marketing efforts as well as further research and development related to Alphanon pending a decision regarding such alternatives.

    OTHER PRODUCTS

    Azaquinone Analogues. The development of the original azaquinone compound was discontinued by the Company in 1994, however, numerous analogues were synthesized by the Company as part of the development process. Initial in vitro screening showed promising activity against Mycobacterium avium complex (MAC). The Company plans to continue limited additional research on these analogues. The Kuzell Institute in San Francisco, California, under a grant from the National Institutes of Health, is currently conducting research into the efficacy of azaquinone. Should the results of this testing show that an azaquinone analogue has enough unique qualities to distinguish it from other similar products, the Company plans to apply for a patent, and ultimately sell the rights to this compound.

    Phenantramine Analogue. Phenantramine analogue is a pre-clinical stage antimalarial which has shown effectiveness against sensitive and resistant strains of Plasmodium falciparum. It is currently being reviewed for possible co-development by an unrelated third party. The Company is planning no additional in-house research and development activity at this time with respect to this compound.

    PARTNERSHIP VENTURE


    In March 1994 the Company formed a partnership, through Healthcare's wholly-owned subsidiary, Belmac Hygiene, Inc., with a wholly-owned subsidiary of Maximed Corporation, which is headquartered in New York City, and planned to market, through this partnership, a range of hydrogel based feminine health care products, including a contraceptive, an antiseptic, an antifungal and an antibacterial. In December 1994, the Company commenced litigation against its partner claiming interference in the management of the partnership and misrepresentation under the Partnership Agreement. On January 12, 1996 the Court ruled that the Company's reliance on its partner's misrepresentation was not justified and that the Company had performed its obligations under the agreement with its partner. Accordingly, the Company's claims as well as the counterclaims of its partner were dismissed. Pending resolution of this dispute, the partnership is not actively engaged in the development of any products. The Company believes that while introduction of the first product, a contraceptive, is possible in 1996, such introduction is dependent upon a prompt and favorable resolution of the Company's dispute with its partner which would include the receipt by the Company of the rights to such products. See "Legal Proceedings."


SOURCES AND AVAILABILITY OF RAW MATERIALS

    The Company purchases, in the ordinary course of business, necessary raw materials and supplies essential to the Company's operations from numerous suppliers. There have been no availability problems or supply shortages nor are any anticipated.

PATENTS, TRADEMARKS, LICENSES AND REGISTRATIONS

    Although few of the products currently being sold by the Company are protected by patents owned by the Company, the Company believes that patent and trademark protection of the results of the Company's research and development efforts will be an essential component to the future success of the Company. Accordingly, where possible, patents and trademarks will be sought and obtained in the United States and in all countries of principal market interest to the Company.

    Patents for Biolid were granted in the U.S. in June 1992 and in the following European countries in January 1994: Austria, Belgium, Italy, Liechtenstein, Netherlands, Sweden, Switzerland, U.K., Germany and France. A patent for Biolid in Venezuela was granted in September 1995. A U.S. patent for Phenantramine was granted in October 1993. Trademarks for Biolid are currently registered in France, Ireland, Portugal, Sweden and the U.K. Alphanon trademarks are currently registered in the U.S. and Australia.

    In addition, Laboratorios Belmac owns 50 trademarks for pharmaceutical products and one patent for enalapril (which expires in 2005) which were granted by Spain's Bureau of Patents and Trademarks. In Spain, patents expire after 20 years and trademarks expire after 10 years, but can be renewed. All prescription pharmaceutical products marketed by Laboratorios Belmac in Spain have been registered with and approved by Spain's Ministry of Health. To register a pharmaceutical with the Ministry requires the submission of a registration dossier which includes all pre-clinical, clinical and manufacturing information. The registration process generally takes approximately two years. There can be no assurance that a competitor has not or will not submit additional registrations for products substantially similar to those marketed by Laboratorios Belmac.

COMPETITION

    All of the Company's current and future products face competition both from existing drugs and products and from new drugs and products being developed by others. This competition potentially includes national and multi-national pharmaceutical and health care companies of all sizes. Many of these other pharmaceutical and health care concerns have greater financial resources, technical staffs and manufacturing and marketing capabilities than the Company. Acceptance by hospitals, physicians and patients is crucial to the success of a pharmaceutical or health care product.

    The Company competes primarily in France and Spain, which are large, developed population centers in Europe with populations of approximately 58,000,000 and 39,000,000 people, respectively. In addition, since both countries are members of the European Union, the Company expects to be able to target the European Union's larger population of approximately 442,000,000 as integration eliminates the barriers between countries.

    Laboratorios Belmac competes with both large multinational companies and local companies which produce most of the products Laboratorios Belmac manufactures on the basis of service and its concentration on select product lines. For example, there are currently 23 companies which market and sell omeprazole, such as Schering-Plough, S.A. Similarly, 20 companies currently sell enalapril, with Merck, Sharp & Dome de Espana, S.A. being the product leader. Others of the products sold by Laboratorios Belmac, such as Onico-Fitex, are more unusual and have fewer competitors. The contract manufacturing performed by Laboratorios Belmac has a number of competitors, including Tadec Meiji Farma, Bama Geve, ReigJofre, Aristegui, and Fournier, S.A.

    Chimos, as a distributor and broker of fine chemicals, pharmaceutical intermediates and biotechnology products, competes with numerous multinational companies as well as companies in France, resulting in low product margins despite high volume. Competition in the supply and distribution of pharmaceutical intermediates is particularly strong from a large number of small companies located in Italy, India, Pakistan and China. Certain large multinational companies also compete in the distribution of fine chemicals including Abbott Laboratories--Chemicals Division, The UpJohn Co. and Bayer A.G. The biotechnology industry is currently less competitive as many of such products are Orphan Drugs with low volumes.

CUSTOMERS

    The incidence of certain infectious diseases which occur at various times in different areas of the world affects the demand for the Company's antibiotic products when they are marketed in each area. Orders for the Company's products are generally filled on a current basis, and no order backlog existed at September 30, 1995 or December 31, 1994. Sales of approximately $6,024,000 and $8,000,000 to Pharmacie Centrale des Hopitaux accounted for approximately 26% and 30%, of the Company's sales for the nine months ended September 30, 1995 and for the year ended December 31, 1994, respectively. The Company expects that the loss of this customer would have a material short-term adverse effect on the Company's business. No material portion of the Company's business is subject to renegotiation of profits or termination of contracts at the election of any governmental authority.

RESEARCH AND DEVELOPMENT

    In addition to various executive and administrative functions, the Tampa, Florida headquarters of the Company serves as a site for limited research and development activities. Research and development activities have also been performed, under contract, by various universities and consulting research laboratories. The Company has a research and development portfolio of four pharmaceutical products, with a primary focus on anti-infectives. See "--Products under Development." These products are protected by two patents and one patent application in the United States. Patent and patent applications have also been filed in other countries of marketing interest to the Company. INDs are on file with the FDA for the macrolide antibiotic, Biolid, and the transdermal anti-hemorrhoidal patch, Alphanon.

    The Company spent $341,000 in the nine months ended September 30, 1995, $759,000 in the year ended December 31, 1994, $1,555,000 in the year ended December 31, 1993, $3,599,000 in the six months ended December 31, 1992, and $5,168,000 in the year ended June 30, 1992 on research and development to discover and develop new products and processes and to improve existing products and processes. Expenditures were concentrated in the development of products for the treatment of infectious diseases. These decreases are a result of a thorough review of research and development activities with the establishment of priorities based on both technical and commercial criteria. The Company intends to continue to carefully manage such expenditures in view of its limited resources. A portion of the proceeds of this Offering is intended to be used for further research and development activities. See "Use of Proceeds."

    Laboratorios Belmac is engaged in limited research of drug delivery systems ("DDS"), such as sustained release and time release formulations, through a collaborative venture with a customer. Laboratorios Belmac plans to commence clinical studies of the drug Cisapride, a motility product used for the treatment of gastrointestinal disorders, in collaboration with another entity and a study of the sachet formulation of Biolid in the next year.

REGULATION

    The development, manufacture, sale, and distribution of the Company's products are subject to comprehensive government regulation, and the general trend is toward more stringent regulation. Government regulation, which includes detailed inspection of and controls over research laboratory procedures, clinical investigations, and manufacturing, marketing, and distribution practices by various federal, state, and local agencies, substantially increases the time, difficulty and cost incurred in obtaining and maintaining the approval to market newly developed and existing products.

    United States. The steps required before a pharmaceutical agent may be marketed in the United States include (i) preclinical laboratory and animal tests, (ii) the submission to the FDA of an IND, which must become effective before human clinical trials may commence, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug, (iv) the submission of New Drug Application ("NDA") to the FDA, and (v) the FDA approval of the NDA prior to any commercial sale or shipment of the drug. In addition to obtaining FDA approval for each product, each domestic drug manufacturing establishment must be registered with the FDA. Domestic manufacturing establishments are subject to biennial inspections by the FDA and must comply with current GMPs for drugs. To supply products for use in the United States, foreign manufacturing establishments must comply with GMPs and are subject to periodic inspection by the FDA or by regulatory authorities in such countries under reciprocal agreements with the FDA.

    Clinical trials are typically conducted in three sequential phases that may overlap. In Phase I, the initial introduction of the pharmaceutical into healthy human volunteers, the emphasis is on testing for safety (adverse effects), dosage tolerance, metabolism, excretion and clinical pharmacology. Phase II involves studies in a limited patient population to determine the efficacy of the pharmaceutical for specific targeted indications, to determine dosage tolerance and optimal dosage and to identify possible adverse side effects and safety risks. Once a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to evaluate clinical efficacy further and to further test for safety within an expanded patient population at multiple clinical study sites. The FDA reviews both the clinical plans and the results of the trials and may discontinue the trials at any time if there are significant safety issues.

    The results of the preclinical and clinical trials are submitted to the FDA in the form of a NDA for marketing approval. The approval process is affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Additional animal studies or clinical trials may be requested during the FDA review process and may delay marketing approval. After FDA approval for the initial indications, further clinical trials would be necessary to gain approval for the use of the product for any additional indications. The FDA may also require post-marketing testing to monitor for adverse effects, which can involve significant expense.

    Under the Orphan Drug Act, the FDA may designate a product or products as having Orphan Drug status to treat a "rare disease or condition," which is a disease or condition that affects populations of less than 200,000 individuals in the United States or, if victims of a disease number more than 200,000, the sponsor establishes that it does not realistically anticipate its product sales will be sufficient to recover its costs. If a product is designated an Orphan Drug, then the sponsor is entitled to recover its costs and the sponsor is entitled to receive certain incentives to undertake the development and marketing of the product, including limited tax credits and high-priority FDA review of an NDA. In addition, the sponsor that obtains the first marketing approval for a designated Orphan Drug for a given indication is eligible to receive marketing exclusivity for a period of seven years.

    Spain. As a manufacturer in Spain, which is a member of the European Union, Laboratorios Belmac is subject to the regulations enacted by the European Union. Prior to Spain's entry into the European Union in 1993, the pharmaceutical regulations in Spain were less stringent and Laboratorios Belmac, along with all Spanish companies, have had to modify their procedures to adapt to the new regulations, which are nearly identical to the regulations promulgated by the United States Food & Drug Administration discussed above. In general, these regulations are consistent with the FDA and require a manufacturer of a proposed pharmaceutical to show efficacy and safety. The development process in Spain goes through the same phases (e.g. I, II, III) as in the United States to assure their safety and efficacy. A dossier on each pharmaceutical is prepared which takes approximately two years for review by the Ministry of Health. They then can only be sold to the public with a prescription from a medical doctor.

    As most of the pharmaceuticals Laboratorios Belmac produces are subject to this regulatory process, its business can be materially affected by any change in existing regulations. Currently, Laboratorios Belmac has submitted two products for regulatory review by the Spanish Ministry of Health, cisapride and diclofenac, which will be marketed once approved. In addition, Laboratorios Belmac markets 14 products and has two products which have been approved and are in pre-marketing stages.

    France. Most of the activities of Chimos are not regulated by France's Ministry of Health, since pharmaceuticals in France are regulated at the level of the manufacturer, as they produce the products, and pharmacists, as they distribute the products to the public. Chimos' distribution activities are not regulated. Chimos has had one regulatory submission at the Ministry of Health for Biolid. See "--Products under Development--Biolid."

    General. Continuing studies of the utilization, safety, and efficacy of health care products and their components are being conducted by industry, government agencies, and others. Such studies, which employ increasingly sophisticated methods and techniques, can call into question the utilization, safety, and efficacy of previously marketed products and in some cases have resulted, and may in the future result, in the discontinuance of such products and give rise to claims for damages from persons who believe they have been injured as a result of their use. The Company has product liability insurance for such potential claims, however, no such claims have ever been asserted against the Company.

    The cost of human health care continues to be a subject of investigation and action by governmental agencies, legislative bodies, and private organizations. In the United States, most states have enacted generic substitution legislation requiring or permitting a dispensing pharmacist to substitute a different manufacturer's version of a drug for the one prescribed. Federal and state governments continue their efforts to reduce costs of subsidized heath care programs, including restrictions on amounts agencies will reimburse for the use of products. Efforts to reduce health care costs are also being made in the private sector. Health care providers have responded by instituting various cost reduction and containment measures of their own. It is not possible to predict the extent to which the Company or the health care industry in general might be affected by the matters discussed above.

    Many countries, directly or indirectly through reimbursement limitations, control the selling price of certain health care products. Furthermore, many developing countries limit the importation of raw materials and finished products. In western Europe, efforts are under way by the European Union to harmonize technical standards for many products, including drugs and medical devices, and to make more uniform the requirements for marketing approval from the various ministries of health.

    Although the Company recently began marketing disposable linen products in the United States, the majority of the Company's sales are in France and Spain. International operations are subject to certain additional risks inherent in conducting business outside the United States, including price and currency exchange controls, changes in currency exchange rates, limitations on foreign participation in local enterprise, expropriation, nationalization, and other governmental action.

    To the best of its knowledge, the Company is presently in substantial compliance with all existing applicable environmental laws and does not anticipate that such compliance will have a material effect on its future capital expenditures, earnings or competitive position with respect to any of its operations.

EMPLOYEES

    The Company and its subsidiaries employ approximately 83 people, 9 of whom are employed in the United States, 5 in France and 69 in Spain as of January 30, 1996. Of such employees, approximately 29 are principally engaged in manufacturing activities, 34 in sales and marketing, 2 in research and development and 18 in management and administration. In general, the Company considers its relations with its employees to be good.

FACILITIES

    UNITED STATES

    The Company's corporate headquarters are located in Tampa, Florida where the Company leases approximately 14,000 square feet of office space, which leases expire in 1998.

    SPAIN

    Manufacturing is performed at the Company's facilities in Zaragoza, Spain. These facilities have been renovated recently to comply with the requirements for good manufacturing practices (GMPs). The facilities, which are owned by the Company, consist of approximately 45,000 square feet located in a prime industrial park and seated on sufficient acreage that would allow for future expansion. The manufacturing facility is capable of producing tablets, capsules, suppositories, creams, ointments, lotions, liquids and sachets, as well as microgranulated and microencapsulated products. The facility also includes analytical chemistry, quality control and quality assurance laboratories. The GMPs certification allows the Company to undertake contract manufacturing for a number of international pharmaceutical companies either engaged in or contemplating emergence into the Spanish market. The

Company's administrative offices in Spain are located in Madrid in approximately 3,000 square feet of newly renovated, leased offices which leases expire in 1998.

    FRANCE

    Chimos is located in Paris, France in leased office space of approximately 2,000 square feet which leases expire in 1998. Manufacturing is contracted out to SPNE, a semiprivate/government organization, outside of Paris.

                               LEGAL PROCEEDINGS


    Belmac Hygiene, Inc. ("Hygiene"), a subsidiary of the Company, filed an action on December 9, 1994 in the United States District Court for the Southern District of New York against Medstar, Inc. ("Medstar"), Maximed, Inc. ("Maximed") and Robert S. Cohen. The defendants are Hygiene's partners (or such partner's control persons) in the Company's partnership with Maximed (the "Partnership"), which was formed for the development and ultimate sale of Maximed's intra-vaginal controlled release products. The action sought (i) to enjoin the defendants from interfering with the management of the Partnership by Hygiene's representatives, and (ii) to recover damages as a result of defendants' misrepresentations and breach of warranty in the Partnership agreement. The defendants filed a counterclaim against Hygiene. Medstar also filed a separate action on May 4, 1995 in the United States District Court for the Southern District of New York against the Company alleging that Hygiene failed to fund the Partnership and seeking $10,000,000 from the Company pursuant to its guaranty of Hygiene's obligations. The issues were tried, without a jury, on August 21 through 23, 1995. Thereafter, post-trial briefs and proposed findings of fact and conclusions of law were submitted, and argument was heard on October 25, 1995. On January 12, 1996, the Court ruled that the Company's reliance on defendants' misrepresentation was not justified and that the Company had performed its obligations under the Partnership agreement. Accordingly, the Court rendered its decision dismissing all claims and counter-claims asserted by the parties. The Company is assessing its options as to a possible appeal to the decision.


    Michael M. Harshbarger, a former member of the Company's Board of Directors and its former President and Chief Executive Officer, filed a suit against the Company in November 1993 in the Circuit Court of the Thirteenth Judicial Circuit, State of Florida, Hillsborough County Civil Division alleging wrongful termination. The plaintiff is seeking monetary damages in excess of $1,400,000. The Company views his claim as meritless and intends to vigorously oppose it. The Company has filed a counterclaim against Harshbarger for wrongful conversion and civil theft, fraud and deceit, and breach of contract, seeking the return of corporate assets removed by Harshbarger and for restitution related to expenses of a personal nature that he charged to the Company's accounts. The Company is currently amending its counterclaim to include breach of fiduciary duty. The Company is seeking damages from Harshbarger relating to its counterclaim in excess of $1,000,000.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY MANAGERS

    The directors, executive officers and key managers of the Company are as follows:

                                                                                          CLASS
                                                           POSITIONS WITH                  OF
  NAME                                   AGE                THE COMPANY                 DIRECTOR*
  ----                                   ---               -------------                ---------
James R. Murphy.......................   45    Chairman, President, Chief Executive
                                               Officer and Director                        III
Robert M. Stote, M.D..................   56    Senior Vice President, Chief Science
                                               Officer and Director                        III
Michael D. Price......................   38    Vice President, Chief Financial
                                               Officer, Treasurer, Secretary and
                                               Director                                     II
Randolph W. Arnegger..................   51    Director                                     II
Charles L. Bolling....................   72    Director                                     II
Doris E. Wardell......................   56    Director                                      I
Denis Nicolas.........................   75    President of Chimos
Clemente Gonzalez Azpeitia............   55    General Manager of Laboratorios Belmac
Jose M. Esteve Serrano................   59    Controller of Laboratorios Belmac

    Set forth below is a biographical description of each executive officer, director and key employee of the Company:

    JAMES R. MURPHY became President and Chief Operating Officer of the Company on September 7, 1994 and was named Chief Executive Officer effective January 1, 1995 and became Chairman of the Board on June 9, 1995. Prior to rejoining the Company, Mr. Murphy served as Vice President of Business Development at MacroChem Corporation, a publicly owned pharmaceutical company, from March 1993 through September 1994. From September 1992 until March 1993, Mr. Murphy served as a Consultant to the pharmaceutical industry with his primary efforts directed toward product licensing. Prior thereto, Mr. Murphy served as Director-Worldwide Business Development and Strategic Planning of the Company from December 1991 to September 1992. Mr. Murphy previously spent 14 years in basic pharmaceutical research and product development with SmithKline Corporation and in business development with contract research laboratories. Mr. Murphy received a B.A. in Biology from Millersville University. He has been a Director of the Company since 1993.

    ROBERT M. STOTE, M.D. became Senior Vice President and Chief Science Officer of the Company in March 1992. Prior to joining Bentley Pharmaceuticals, Inc., Dr. Stote was employed for 20 years by SmithKline Beecham Corporation serving as Senior Vice President and Medical Director, Worldwide Medical Affairs from 1989 to 1992, and Vice President-Clinical Pharmacology-Worldwide from 1987 to 1989. From 1984 to 1987 Dr. Stote was Vice President-Phase I Clinical Research, North America. Dr. Stote was Chief of Nephrology at Presbyterian Medical Center of Philadelphia from 1972 to 1989 and was Clinical Professor of Medicine at the University of Pennsylvania. Dr. Stote received a B.S. in Pharmacy from the Albany College of Pharmacy, an M.D. from Albany Medical College and is Board Certified in Internal Medicine and Nephrology. He was a Fellow in Nephrology and Internal Medicine at the Mayo Clinic and is currently a Fellow of the American College of Physicians. He has been a Director of the Company since 1993.

    MICHAEL D. PRICE became Chief Financial Officer, Vice President/Treasurer and Secretary of the Company in October 1993, April 1993 and November 1992, respectively. He has served the Company

------------
* The Company's Amended and Restated Articles of Incorporation and By-laws provide for a classified Board of Directors. The Board is divided into three classes designated Class I, Class II and Class III, with terms expiring at the 1997, 1998 and 1996 annual meeting of stockholders, respectively.

in other capacities since March 1992. Prior to joining the Company, Mr. Price was employed as a financial and management consultant with Carr Financial Group in Tampa, Florida from March 1990 to March 1992. Prior thereto, he was employed as Vice President of Finance with Premiere Group, Inc., a real estate developer in Tampa, Florida from June 1988 to February 1990. Prior thereto, Mr. Price was employed by Price Waterhouse in Tampa, Florida from January 1982 to June 1988 where his last position with that firm was as an Audit Manager. Mr. Price received a B.S. in Business Administration with a concentration in Accounting from Auburn University and an M.B.A. from Florida State University. Mr. Price is a Certified Public Accountant in the State of Florida. He has been a Director of the Company since January 1995.

    RANDOLPH W. ARNEGGER is the President of Vantage Point Marketing, a developer and producer of continuing medical education programs, medically oriented direct mail programs, and medical convention programs, a position he has held since 1986. Prior thereto, Mr. Arnegger served as Vice President of Account Services for Curtin & Pease/Peneco, a national direct mail firm, and Vice President for Pro Clinica, a medical advertising agency in New York. He has been a Director of the Company since 1994.

    CHARLES L. BOLLING served from 1968 to 1973 as Vice President of Product Management and Promotion (U.S.), from 1973 to 1977 as Vice President of Commercial Development and from 1977 to 1986 as Director of Business Development (International) at Smith Kline & French Laboratories. Mr. Bolling has been retired since 1986. He has been a Director of the Company since 1991.

    DORIS E. WARDELL has been Assistant Professor/Clinical Services Coordinator at the University of Utah College of Nursing since April 1994, and was previously involved in Integrated Care special projects at Allegheny General Hospital, serving as Acting Vice President of Nursing at Allegheny General Hospital from September 1992 to June 1994 and Assistant Vice President of Nursing from December 1989 to September 1992. Prior thereto, Mrs. Wardell served as Vice President of Administration at Beaver Medical Center from April 1987 to November 1989. From March 1980 to April 1987, she was employed by Chestnut Hill Hospital as Vice President of Nursing and Director of Nursing Services from August 1978 to March 1980. She has been a Director of the Company since 1994.

    DENIS NICOLAS has been the President of Chimos since he was one of its founders in 1964. Mr. Nicolas' expertise is in the sourcing of fine chemicals and pharmaceutical raw materials from manufacturers around the world.

    CLEMENTE GONZALEZ AZPEITIA has been the General Manager of Laboratorios Belmac since 1993. From 1987 through 1992, Mr. Gonzalez was a business director and then a sales director of CEPA, a pharmaceutical company in Spain. From 1969 to 1987, he was employed by the Berenguer-Beneyto Laboratory, first as head of the research department and later as director of medicine and director of marketing. Mr. Gonzalez received a medical degree from the University of Madrid.

    JOSE M. ESTEVE SERRANO has been the Controller of Laboratorios Belmac since April 1995. From 1986 through that time he was the financial director of Auto Suture Espana S.A., the subsidiary in Spain of U.S. Surgical Corporation. From 1983 through 1986, Mr. Esteve was the Controller of Det Norske Veritas Spain, a shipping services group in Madrid with headquarters in Norway. Prior thereto he held a number of financial positions in businesses and banks in New York and Madrid. Mr. Esteve has M.A. degrees in Law and in Economics from the University of Madrid and an M.B.A. from New York University.

    The Company is currently in arrears on two annual dividend payments on its Series A Preferred Stock and therefore, the holders of the Series A Preferred Stock have the right, as a class, to elect two additional members of the Company's Board of Directors. As of the date hereof, the holders have not exercised such right.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee recommends to the Board of Directors the appointment of independent accountants to audit the Company's consolidated financial statements, reviews the Company's internal control procedures and advises the Company on tax and other matters connected with the growth of the Company. The Audit Committee also reviews with management the annual audit and other work performed by the independent accountants. The Company's Compensation Committee administers the Company's 1991 Stock Option Plan and reviews and recommends to the Board of Directors the nature and amount of compensation to be paid to the Company's executive officers. The Audit Committee consists of Messrs. Arnegger, Bolling and Price. The Compensation Committee consists of Mrs. Wardell and Messrs. Arnegger and Bolling.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the total compensation paid or accrued by the Company to or for the account of the current Chief Executive Officer and each person who served as Chief Executive Officer during 1994, and the executive officers at December 31, 1994 whose total cash compensation for the year ended December 31, 1994 exceeded $100,000.

                                                   ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                            --------------------------------             -------------------------------
                                                                                                 AWARDS          PAYOUTS
                                                                                         ----------------------  -------
                                                                                                     SECURITIES
                                                                               OTHER    RESTRICTED  UNDERLYING   LTIP      ALL
                                                                               ANNUAL     STOCK      OPTIONS/   PAYOUTS   OTHER
   NAME AND PRINCIPAL POSITION                 YEAR(1)    SALARY($)  BONUS($)  COMP($)   AWARDS($)    SARS(#)      ($)    COMP(2)
   ---------------------------                -------    ---------  --------  --------  ----------  ----------  -------  -------
James R. Murphy(3).......................... Y/E12/31/94    $55,903    $--       $--          $685      --         $--    $12,000
Chairman, President and Chief Executive
 Officer
Robert M. Stote, M.D. (4)................... Y/E12/31/94    200,000     --      27,000      --          --         --       --
Senior Vice President and Chief Science      Y/E12/31/93    211,538     --                  --        2,375      20,000     --
 Officer                                      Six months                                                --
                                                   ended                --                  --                     --       --
                                                12/31/92    100,000                         --          --       15,000     --
                                             Y/E 6/30/92     66,667
Michael D. Price(5)......................... Y/E12/31/94    100,000     --        --            --         --      --       --
Vice President, Chief Financial Officer,     Y/E12/31/93     90,525     --        --         2,375      9,000      --       --
 Treasurer and Secretary
Ranald Stewart, Jr.(6)...................... Y/E12/31/94     --         --      162,000    157,500     20,000      --       --
Former Chairman of the Board, Former Chief   Y/E12/31/93     --         --      106,200      4,500     20,000      --       --
 Executive Officer and Director
Donald E. Boultbee(7)....................... Y/E12/31/94    166,667     --        --        333            --      --       --
Former President and Former Chief Executive  Y/E12/31/93     83,333     --        --        --         10,000      --       --
 Officer

------------
(1) The Company changed its fiscal year from June 30 to December 31 commencing with the six month transition period ended December 31, 1992.

(2) The value of perquisites provided to the named executive officers did not exceed 10% of total compensation in any case.

(3) Mr. Murphy, Chairman, President and Chief Executive Officer, has been employed by the Company since September 1994. Mr. Murphy's annual salary is currently $225,000. During the year ended December 31, 1994, Mr. Murphy was reimbursed $12,000 for costs related to his relocation upon accepting employment with the Company. During the nine months ended September 30, 1995, Mr. Murphy was awarded stock options to purchase 50,000 shares of Common Stock at $3.75 per share, 50% of which vest on June 12, 1996 and the balance of which vest on June 12, 1997. During the year ended December 31, 1994, Mr. Murphy was awarded stock options to purchase 2,000 shares of Common Stock at $11.25 per share upon his election to the Board of Directors on June 9, 1994. Of these options, 1,000 options vested on June 9, 1995 and the remaining

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

    1,000 options are scheduled to vest on June 9, 1996. Compensation for services rendered in other capacities prior to becoming an executive officer of the Company is excluded. Prior to becoming an executive officer, in his capacity as an outside Director, Mr. Murphy was awarded 137 shares of Common Stock for services rendered in 1994 as a Committee Member of the Board of Directors.

(4) Dr. Stote, Senior Vice President and Chief Science Officer, has been employed by the Company since March 1992. Dr. Stote's annual salary is currently $215,000. During the nine months ended September 30, 1995, Dr. Stote was awarded stock options to purchase 37,500 shares of Common Stock at $3.75 per share, 50% of which vest on June 12, 1996 and the balance of which vest on June 12, 1997. During the year ended December 31, 1993, Dr. Stote was awarded stock options to purchase 20,000 shares of Common Stock at $20.00 per share, all of which are fully vested. Also during the year ended December 31, 1993, Dr. Stote was awarded 100 shares of the Company's restricted Common Stock. During the year ended June 30, 1992, Dr. Stote was awarded stock options to purchase 15,000 shares of Common Stock at $142.50 per share, as to which 11,250 have vested and 3,750 are scheduled to vest on March 2, 1996. Dr. Stote was reimbursed $22,340 during the six months ended December 31, 1992 and $14,854 during the year ended December 31, 1993 for costs related to his relocation upon accepting employment with the Company.

(5) Mr. Price, Vice President, Chief Financial Officer, Treasurer, and Secretary has been employed by the Company since March 1992. Mr. Price's annual salary is currently $115,000. During the nine months ended September 30, 1995, Mr. Price was awarded stock options to purchase 22,500 shares of Common Stock at $3.75 per share, 50% of which vest on June 12, 1996 and the balance of which vest on June 12, 1997. During the year ended December 31, 1993, Mr. Price was awarded stock options to purchase 9,000 shares of Common Stock at $20.00 per share, all of which are fully vested. Also during the year ended December 31, 1993, Mr. Price was awarded 100 shares of the Company's restricted Common Stock. During the year ended June 30, 1992, Mr. Price was awarded stock options to purchase 1,000 shares of Common Stock at $145.00 per share, all of which are fully vested. Compensation for services rendered in other capacities prior to becoming an executive officer of the Company is excluded.

(6) Mr. Stewart was a Director of the Company from 1986 to June 1995 and served as Chairman of the Board from February 26, 1993 until December 31, 1994. He served in the capacity of interim Chief Executive Officer during the period July 15, 1993 through September 1, 1993 (the date Mr. Boultbee was engaged as President and Chief Executive Officer) and from September 1, 1994 (the date of Mr. Boultbee's resignation) through December 31, 1994 (the date that Mr. Murphy was named Chief Executive Officer). Mr. Stewart received a Chairman's fee of $162,000 in 1994 and also received 6,000 shares of Common Stock as compensation for services rendered in 1993. Mr. Stewart was also awarded an additional 6,000 shares of Common Stock in December 1995 as compensation for serving as Chairman in 1994. Mr. Stewart was also granted stock options in 1994 to purchase 20,000 shares of Common Stock at $5.63 per share. Mr. Stewart received a Chairman's fee of $106,200 in 1993. During the year ended December 31, 1993, Mr. Stewart was granted stock options to purchase 20,000 shares of Common Stock at $20.00 per share. In 1994, Mr. Stewart also received a grant of 200 shares of Common Stock, as compensation for serving on a Committee of the Company's Board of Directors. Outside Director's fees prior to becoming an executive officer of the Company are excluded.

(7) Mr. Boultbee served as President and Chief Executive Officer of the Company from September 1, 1993 through August 31, 1994 at an annual salary of $250,000 and as a Director from April 1994 through December 31, 1994. Mr. Boultbee was granted stock options in 1993 to purchase 10,000 shares of Common Stock at $19.38 per share which options expired unexercised. Mr. Boultbee was awarded 67 shares of Common Stock for services rendered in 1994 as a Committee Member of the Board of Directors.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth the details of options granted to the individuals listed in the Summary Compensation table during the year ended December 31, 1994. No stock appreciation rights have been granted to date.

             OPTION/SAR GRANTS IN THE YEAR ENDED DECEMBER 31, 1994

                                                                                               POTENTIAL
                                                                                              REALIZABLE
                                                                                               VALUE AT
                                                                                                ASSUMED
                                                                                             ANNUAL RATES
                                                     INDIVIDUAL GRANTS                         OF STOCK
                                            -----------------------------------                  PRICE
                                            NUMBER OF    % OF TOTAL                          APPRECIATION
                                            SECURITIES  OPTIONS/SARS  EXERCISE                FOR OPTION
                                            UNDERLYING   GRANTED TO    OR BASE                   TERMS
                                             OPTIONS    EMPLOYEES IN    PRICE    EXPIRATION  -------------
    NAME                                    GRANTED(#)  FISCAL YEAR   ($/SHARE)     DATE     5%($)  10%($)
    ----                                    ----------  ------------  ---------  ----------  -----  ------
James R. Murphy(1).........................    2,000         6.0%      $ 11.25     06/09/04   --    $2,258
Robert M. Stote, M.D.......................    --          --            --          --       --      --
Michael D. Price...........................    --          --            --          --       --      --
Ranald Stewart, Jr.(2).....................   20,000        59.5%         5.63     12/31/94   --      --
                                               3,000         9.0%        11.25     06/09/04   --     3,387
Donald E. Boultbee.........................    --          --            --          --       --      --

------------
(1) Mr. Murphy was granted ten-year options in 1994 to purchase 2,000 shares of Common Stock at $11.25 per share under the 1991 Stock Option Plan (see Stock Option Plans), upon his election as an outside Director in June 1994 (prior to becoming an executive officer). The options were granted at their fair market value ($11.25) on the date of grant. Of these options, 1,000 options vested on June 9, 1995 and the remaining 1,000 options are scheduled to vest on June 9, 1996.

(2) Mr. Stewart was granted ten-year options in 1994 to purchase 20,000 shares of Common Stock at $5.63 per share under the 1991 Stock Option Plan (see "Stock Option Plans"). The options were granted at their fair market value ($5.63) on the date of grant. Mr. Stewart was also granted ten-year options to purchase 3,000 shares of Common Stock at $11.25 per share under the 1991 Stock Option Plan upon his election as an outside Director in June 1994 (prior to becoming an executive officer). The options were granted at their fair market value ($11.25) on the date of grant and expired unexercised.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

    The following table sets forth certain information concerning the number of shares of Common Stock acquired upon the exercise of stock options during the year ended December 31, 1994 by, and the number and value at December 31, 1994 of shares of Common Stock subject to unexercised options held by, the individuals listed in the Summary Compensation Table.

                                                                             NUMBER OF
                                                                            SECURITIES            VALUE OF
                                                                            UNDERLYING           UNEXERCISED
                                                                            UNEXERCISED         IN-THE-MONEY
                                                                          OPTIONS/SARS AT      OPTIONS/SARS AT
                                                                         FY-END (# SHARES)       FY-END ($)
                                          SHARES                         -----------------    -----------------
                                         ACQUIRED           VALUE          EXERCISABLE/         EXERCISABLE/
    NAME                              ON EXERCISE (#)    REALIZED ($)      UNEXERCISABLE      UNEXERCISABLE (1)
    ----                              ---------------    ------------    -----------------    -----------------
James R. Murphy....................         --                --           1,000 / 2,000          -0- / -0-
Robert M. Stote, M.D...............         --                --          21,250 / 13,750         -0- / -0-
Michael D. Price...................         --                --           5,500 / 4,500          -0- / -0-
Ranald Stewart, Jr.................         --                --           5,200 / 2,000          -0- / -0-
Donald E. Boultbee.................         --                --             -0- / -0-            -0- / -0-

------------
(1) Represents the closing price of the Company's Common Stock on the American Stock Exchange on December 30, 1994 minus the respective exercise prices.

REMUNERATION OF CHAIRMAN OF THE BOARD AND NON-EMPLOYEE DIRECTORS

    The Company pays non-employee Director fees equal to $12,000 per year for attendance at meetings and reimburses expenses incurred in attending meetings. Total non-employee Director fee payments during the year ended December 31, 1994 were $44,000 and expenses incurred by non-employee Directors in attending meetings which were reimbursed by the Company totaled $5,060. Total Chairman's fee paid to or accrued for the benefit of Ranald Stewart, Jr., former Chairman of the Board and Chief Executive Officer of the Company during the year ended December 31, 1994 was $162,000. Mr. Stewart, in his capacity as Chairman, was also issued 6,000 shares of Common Stock in 1994, with a fair market value of $127,500 for services provided in 1993 and has been awarded an additional 6,000 shares of Common Stock in 1995 with a fair market value of $33,750 for services provided in 1994. During 1994, Mr. Stewart also received options to purchase 20,000 shares of Common Stock. In addition, options to purchase 1,000 shares of Common Stock are automatically granted to each non-employee Director upon his or her election or reelection to the Board for each year of the term for which he or she is elected. The options vest as to 1,000 shares at the end of each year of such term. During the year ended December 31, 1994, the Company granted to the individuals who served as non-employee Directors during such fiscal year, options to purchase an aggregate of 8,800 shares of Common Stock in recognition of such services. The options which were granted pursuant to the 1991 Stock Option Plan, are exercisable for ten years (commencing one year from the date of the grant) at exercise prices ranging from $6.88 to $11.25 per share (representing the fair market value of the Common Stock on the date of grant).

    Non-employee Directors who serve on committees of the Company's Board of Directors are awarded 200 shares of Common Stock annually. During the fiscal year ended December 31, 1994, no such shares of Common Stock were granted to non-employee Directors; however, 817 shares were granted in 1995 to such individuals for services rendered during 1994.


EMPLOYMENT AGREEMENTS

    Mr. James R. Murphy, Chairman of the Board, President and Chief Executive Officer, entered into an employment agreement with the Company dated as of June 12, 1995 providing for an initial term which expires on June 12, 1998. Under the terms of this agreement, Mr. Murphy's annual base salary is $225,000. The agreement with Mr. Murphy also provides for bonuses at the recommendation and discretion of the Compensation Committee of the Company's Board of Directors and a severance payment equal to two years salary and immediate vesting of all outstanding stock options upon termination following a change in control of the Company. Pursuant to the agreement, if terminated without cause, Mr. Murphy will be entitled to a severance payment equal to one year salary and immediate vesting of all outstanding stock options.

    Dr. Robert M. Stote, Senior Vice President and Chief Science Officer, entered into an employment agreement with the Company dated as of June 12, 1995 providing for an initial term which expires on June 12, 1998. Under the terms of this agreement, Dr. Stote's annual base salary is $215,000. The agreement with Dr. Stote also provides for bonuses at the recommendation and discretion of the Compensation Committee of the Company's Board of Directors and a severance payment equal to two years salary and immediate vesting of all outstanding stock options upon termination following a change in control of the Company. Pursuant to the agreement, if terminated without cause, Dr. Stote will be entitled to a severance payment equal to one year salary and immediate vesting of all outstanding stock options.

    Mr. Michael D. Price, Vice President, Chief Financial Officer, Treasurer and Secretary, entered into an employment agreement with the Company dated as of June 12, 1995 providing for an initial term which expires on June 12, 1998. Under the terms of this agreement, Mr. Price's annual base salary is $115,000. The agreement with Mr. Price also provides for bonuses at the recommendation and discretion of the Compensation Committee of the Company's Board of Directors and a severance payment equal to two years salary and immediate vesting of all outstanding stock options upon termination following a change in control of the Company. Pursuant to the agreement, if terminated without cause, Mr. Price will be entitled to a severance payment equal to one year salary and immediate vesting of all outstanding stock options.

STOCK OPTION PLANS

    The Company's Incentive Stock Option Plan and Non-Qualified Stock Option Plan (the "Plans") were terminated by the Board of Directors pursuant to their provisions on September 30, 1991. Although outstanding options were not affected by such termination, options may no longer be granted thereunder. Options granted under the Incentive Stock Option Plan to purchase shares of Common Stock are intended to qualify as "incentive stock options" under Section 422A (now
Section 422) of the Internal Revenue Code of 1986, as amended (the "Code"). Participation in the Plans was limited to employees and Directors of the Company selected by the Compensation Committee, which determined the number of shares subject to any option, the option exercise price per share which could not be less than 98% (in the case of the Non-Qualified Stock Option Plan) or 100% (in the case of the Incentive Stock Option Plan) of the fair market value of the Common Stock on the date of grant and the time period (which could not exceed ten years from the date of grant) within which, and the conditions under which, all or portions of each option could be exercised.


1991 STOCK OPTION PLAN

    The Company's 1991 Stock Option Plan (the "1991 Plan") permits the grant of up to an aggregate of 240,000 shares of Common Stock to promote the interests of the Company in attracting and retaining employees (including officers) and experienced and knowledgeable non-employee Directors for the Company and its subsidiaries, by enabling them to acquire or increase a proprietary interest in the Company, to benefit from appreciation in the value of the Company's Common Stock and, thus, participate in the long-term growth of the Company. The 1991 Plan replaced the Plans (see "--Stock Option Plans") which terminated as to future grants on September 30, 1991.

    The 1991 Plan is administered by a committee of the Board of Directors of not less than two Directors, each of whom must be "disinterested persons" within the meaning of regulations promulgated by the Commission. The Board of Directors has designated the Compensation Committee of the Board consisting of Mrs. Wardell and Messrs. Arnegger and Bolling to administer the 1991 Plan. The Compensation Committee has the authority under the 1991 Plan to determine the terms of options granted under the 1991 Plan, including, among other things, the individuals who shall receive options, the times when they shall receive them, whether an incentive stock option and/or non-qualified option shall be granted, the number of shares to be subject to each option, and the date or dates each option shall become exercisable.

    No options may be granted under the 1991 Plan after September 30, 2001. The Board may amend, suspend or terminate the 1991 Plan or any portion thereof at any time and from time to time in such respects as it deems necessary or advisable (including without limitation to conform with applicable law or the regulations or rulings thereunder), but may not without the approval of the Company's shareholders make any alteration or amendment thereof which would (i) change the class of those eligible to receive options, (ii) increase the maximum number of shares for which options may be granted (except for anti-dilution adjustments) or (iii) materially increase the benefits to participants under the 1991 Plan.

    During the fiscal year ended December 31, 1994, options to purchase 2,000, 23,000, and 28,600 shares of Common Stock, were granted to Mr. Murphy, Mr. Stewart and all Executive Officers as a group, respectively. The options were granted at prices ranging from $5.63 to $11.25, representing the fair market value of the Common Stock on the dates of grant. The average exercise prices of the options granted to Mr. Murphy, Mr. Stewart and all Executive Officers as a group were $11.25, $6.38, and $7.20, respectively. Expiration dates of these options range from June 9, 2004 to October 31, 2005.

    Also during the fiscal year ended December 31, 1994, options to purchase 3,600 and 5,000 shares of Common Stock were granted to non-employee Directors of the Company and to employees of the Company who are not executive officers, respectively. Options granted to non-employee Directors were granted at prices ranging from $6.88 to $11.25 per share, representing the fair market value on the date of grant and expiration dates ranging from June 9, 2004 to October 31, 2005. Options granted to employees of the Company who are not Executive Officers were granted at $5.00 per share, representing the fair market value of the Common Stock on the date of grant. The expiration date of these options is December 12, 2004.

    As of December 1, 1995, although no options had been exercised, options to purchase 194,100 shares held by 11 optionees were outstanding at a weighted average per share exercise price of $28.39 and 45,900 shares are available for future grants under the 1991 Plan.

401(K) RETIREMENT PLAN

    The Company sponsors a 401(k) retirement plan (the "401(k) Plan") under which eligible employees may contribute, on a pre-tax basis, between 1% to 15% of their respective total annual income from the Company, subject to maximum aggregate annual contribution imposed by the Internal Revenue Code of 1986, as amended. All full-time employees who have worked for the Company for at least six months are eligible to participate in the 401(k) Plan. All employee contributions are allocated to the employee's individual account and are invested in various investment options as directed by the employee. Cash contributions are fully vested and nonforfeitable. The Company has elected to make its first matching contributions to the 401(k) Plan for the 1995 fiscal year in the amount of $19,000.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information as of December 31, 1995 as to (i) each person (including any "group" as that term is used in Section 13(d)(3) of the 1934 Act) who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, its only class of voting securities; (ii) each director; (iii) each executive officer named in the Summary Compensation Table and (iv) the shares of the Company's Common Stock beneficially owned by all current executive officers and directors of the Company as a group.

                                                                     NUMBER OF SHARES
NAME AND ADDRESS                                                       SHARES OWNED
(WHERE APPLICABLE)                                                        BEFORE         PERCENTAGE
OF BENEFICIAL OWNER                                                    OFFERING(1)        OF CLASS
-------------------                                                  ----------------    ----------
Shulmit Pritziker.................................................        453,020(2)        13.01%
50 Broad Street
New York, New York 10004

Ilya Margulis.....................................................        427,300(3)        12.53%
50 Broad Street
New York, New York 10004

Light Associates..................................................        200,594(4)         6.02%
1031 Rosewood Way
Alameda, California 94501

Susquehanna Capital Group.........................................        177,843(5)         5.12%
42 Read's Way
New Castle, Delaware 19720

James R. Murphy...................................................          2,587(6)          *
Chairman of the Board,
President, Chief Executive
Officer and Director

Robert M. Stote, M.D..............................................         35,300(7)         1.05%
Senior Vice President, Chief
Science Officer and Director

Michael D. Price..................................................         10,403(8)          *
Vice President, Chief
Financial Officer, Treasurer,
Secretary and Director

Randolph W. Arnegger..............................................          1,013(9)          *
Director

Charles L. Bolling................................................          4,800(10)         *
Director

Doris E. Wardell..................................................          1,112(11)         *
Director

Ranald Stewart, Jr................................................         59,175(12)        1.75%
Former Chairman of the Board, Former
Chief Executive Officer, and Former Director

Donald E. Boultbee................................................             66             *
Former President, Former Chief
Executive Officer and Former Director
All current executive officers and directors as a group (6                 51,615(13)        1.53%
  persons)........................................................

------------

  * Less than one percent.

 (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants and convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

     by any other person) and which are exercisable within 60 days of this Prospectus have been exercised. Except as otherwise indicated, all shares are beneficially owned, and sole investment and voting power is held, by the persons named.

 (2) Includes 150,904 shares of Common Stock which Shulmit Pritziker has the right to acquire pursuant to presently exercisable stock purchase warrants.

 (3) Includes 79,100 shares which Ilya Margulis has the right to acquire pursuant to presently exercisable stock purchase warrants.

 (4) As reported in the Light Associates Schedule 13-D (Amendment No. 5) dated December 15, 1995.

 (5) Includes 143,343 shares which Susquehanna Capital Group has the right to acquire pursuant to presently exercisable stock purchase warrants and 34,500 shares of Common Stock which the Company believes continue to be beneficially owned by Susquehanna Capital Group.

 (6) Includes 2,000 shares of Common Stock which Mr. Murphy has the right to acquire pursuant to presently exercisable stock options.

 (7) Includes 35,000 shares of Common Stock which Dr. Stote has the right to acquire pursuant to presently exercisable stock options.

 (8) Includes 101 shares of Common Stock owned by Mr. Price's sons as to which Mr. Price disclaims beneficial ownership. Also includes 10,000 shares of Common Stock which Mr. Price has the right to acquire pursuant to presently exercisable stock options.

 (9) Includes 600 shares of Common Stock which Mr. Arnegger has the right to acquire pursuant to presently exercisable stock options.

(10) Includes 100 shares of Common Stock owned by Mr. Bolling's wife as to which Mr. Bolling disclaims beneficial ownership. Includes 4,000 shares of Common Stock which Mr. Bolling has the right to acquire pursuant to presently exercisable stock options.

(11) Includes 1,000 shares of Common Stock which Mrs. Wardell has the right to acquire pursuant to presently exercisable stock options.

(12) Includes 4,775 shares of Common Stock owned by Mr. Stewart's wife, as to which Mr. Stewart disclaims beneficial ownership. Also includes 42,200 shares of Common Stock which Mr. Stewart has the right to acquire pursuant to presently exercisable stock options.

(13) Includes 50,600 shares of Common Stock which certain of such Executive Officers and Directors have the right to acquire pursuant to presently exercisable stock options.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.02 per share. The holders of Common Stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes, including the election of directors, and to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders, after the payment of all debts and other liabilities and any payments due to holders of shares of Preferred Stock.

    No holder of Common Stock has a preemptive or preferential right to purchase or subscribe for any unissued or additional authorized stock or any securities of the Company convertible into shares of its Common Stock.

    The Common Stock does not have cumulative voting rights which means that the holders of more than 50% of the Common Stock voting for the election of directors can elect 100% of the directors of the Company if they choose to do so. The By-Laws of the Company require that a majority of the issued and outstanding shares of the Company be represented to constitute a quorum and transact business at a stockholders' meeting.

    In accordance with the Amended and Restated Articles of Incorporation of the Company, as amended, the Board of Directors of the Company is divided into three classes, with the classes as nearly equal in number as possible. The term of each class of directors is three years, with the term of one class expiring each year in rotation. The consent of the holders of 66 2/3% of all outstanding shares is required to fill a vacancy on the Board of Directors created by death or resignation or to remove a director, and then only for cause. These provisions are designed to provide continuity of directors. In addition, a vote of 66 2/3% of all outstanding shares is required to approve a merger, a sale of substantially all of the Company's assets and similar transactions, or to amend any provision of the Amended and Restated Articles of Incorporation relating to officers and directors.

    The Company effected a one-for-ten reverse stock split on July 25, 1995 which decreased the number of authorized shares of Common Stock from 50,000,000 to 5,000,000 without any change in the par value.

    The stockholders of the Company approved a proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 5,000,000 to 20,000,000 at a Special Meeting of Stockholders held on December 8, 1995. An amendment to the Company's Articles of Incorporation increasing its authorized shares was filed with the Department of State of the State of Florida and became effective on January 1, 1996. The additional 15,000,000 shares are part of the existing class of Common Stock and have the same rights and privileges as the shares of Common Stock presently issued and outstanding.

UNITS


    The Debentures and the Redeemable Warrants offered hereby are offered in Units. Each Unit consists of a One Thousand Dollar ($1,000) principal amount 12%
Convertible Senior Subordinated Debenture Due February   , 2006 and 1,000 Class
A Redeemable Warrants, each to purchase one share of Common Stock and one Class B Redeemable Warrant. Of the Unit purchase price of $1,000, for financial reporting purposes the consideration allocated to the Debenture is $722, to the conversion discount feature of the Debenture is $224 and to the 1,000 Class A Warrants is $54, and for federal income tax purposes (including original issue discount) the consideration allocated to the Debenture is $931 and to the 1,000 Class A Warrants is $69. No consideration has been allocated to the Class B Warrants. The Debentures and Class A Redeemable Warrants may not be detached for six months after the date hereof without the prior written consent of the Underwriter, after which all of the

Debentures and the Class A Redeemable Warrants will be separately transferable (the "Separation Date"). See "Description of Debentures."


REDEEMABLE WARRANTS

    The Redeemable Warrants will be issued in registered form under, governed by, and subject to the terms of a warrant agreement (the "Warrant Agreement") between the Company and American Stock Transfer and Trust Company of New York, as warrant agent (the "Warrant Agent"). The following statements are brief summaries of what management believes are all of the material provisions of the Warrant Agreement and are subject to the detailed provisions thereof, to which reference is made for a complete statement of such provisions. Copies of the Warrant Agreement may be obtained from the Company or the Warrant Agent and have been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus forms a part. See "Available Information."


    Class A Redeemable Warrants. The Company has authorized the issuance of 7,500,000 Class A Redeemable Warrants to purchase an aggregate of 6,900,000 shares of Common Stock and 6,900,000 Class B Redeemable Warrants (including 900,000 shares of Common Stock and 900,000 Class B Redeemable Warrants underlying the Class A Redeemable Warrants comprising part of the Units issuable pursuant to the Underwriter's over-allotment option) and 600,000 shares of Common Stock and 600,000 Class B Redeemable Warrants underlying the Class A Redeemable Warrants comprising part of the Units issuable pursuant to the Underwriter Warrants and has reserved an equivalent number of shares of Common Stock for issuance upon exercise of such Warrants. Each Class A Redeemable Warrant entitles the registered holder thereof to purchase, at any time for a period of three years from the date of this Prospectus but not prior to the Separation Date, one share of Common Stock and one Class B Redeemable Warrant at a price of $3.00 per share. The Warrant exercise price and the number of shares issuable upon exercise of the Class A Redeemable Warrants are subject to adjustment as described below.



    The Class A Redeemable Warrants are subject to redemption by the Company, on or after the Separation Date, upon not less than 30 days prior written notice at $.05 per Redeemable Warrant if the closing price of the underlying Common Stock on the American Stock Exchange for each of the 20 consecutive trading days within 10 days immediately preceding the record date for redemption equals or exceeds 150% of the then exercise price. Warrant holders will have the right to exercise their Warrants until the close of business on the date fixed for redemption. If any of the Redeemable Warrants are redeemed, then all of such Warrants remaining unexercised at the end of the redemption period must be redeemed.



    Class B Redeemable Warrants. The Company has authorized the issuance of 7,500,000 Class B Warrants to purchase an aggregate of 3,750,000 shares of Common Stock (including 450,000 shares of Common Stock underlying the Class B Redeemable Warrants comprising part of the Units issuable pursuant to the Underwriter's over-allotment option) and 300,000 shares of Common Stock underlying the Class B Redeemable Warrants comprising part of the Units issuable pursuant to the Underwriter Warrants and has reserved an equivalent number of shares of Common Stock for issuance upon exercise of such Warrants. Two Class B Redeemable Warrants entitle the registered holder thereof for a period of five years from the date hereof to purchase one share of Common Stock at an exercise price of $5.00 per share. The Warrant exercise price and the number of shares issuable upon exercise of the Class B Redeemable Warrants are subject to adjustments as described below. Holders will only be permitted to exercise or trade Class B Warrants in multiples of two.



    The Class B Redeemable Warrants are subject to redemption by the Company, on or after the Separation Date, upon not less than 30 days prior written notice at $.05 per Redeemable Warrant if the closing price of the underlying Common Stock on the American Stock Exchange for each of the 20 consecutive trading days within 10 days immediately preceding the record date for redemption equals or exceeds 130% of the then exercise price. Warrant holders will have the right to exercise their Warrants until the close of business on the date fixed for redemption. If any of the Redeemable Warrants are redeemed, then all of such Warrants remaining unexercised at the end of the redemption period must be redeemed.

    Class A and Class B Redeemable Warrants. The Redeemable Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and the number of shares issuable upon exercise in certain events including, but not limited to, stock dividends, stock splits, reclassifications, mergers, or a sale of substantially all of the Company's assets. The Company does not intend to issue fractional shares of Common Stock. Therefore, holders must exercise two Class B Redeemable Warrants simultaneously. A Warrant holder will not possess any rights as a stockholder of the Company. The shares of Common Stock, when issued upon the exercise of the Redeemable Warrants in accordance with the terms thereof, will be fully paid and non-assessable.


    The Redeemable Warrants will be exchangeable and transferable on the books of the Company at the principal office of the Warrant Agent. Each Class A Redeemable Warrant or two Class B Redeemable Warrants may be exercised upon surrender of a Warrant certificate after the Separation Date and on or prior
to the close of business on February       , 1999 or February       , 2001,
respectively (or earlier redemption date thereof), after which the Redeemable Warrants become wholly void and of no value, at the offices of the Warrant Agent with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by cash, or by bank check, certified check or money order payable to the order of the Warrant Agent) for the number of Redeemable Warrants being exercised.


    Upon receipt of duly exercised Redeemable Warrants and payment of the exercise price, the Company shall issue and cause to be delivered to, or upon the written order of, the exercising Warrant holder, certificates representing the number of shares of Common Stock so purchased. If less than all of the Redeemable Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate representing the remaining number of Redeemable Warrants will be issued to the Warrant holder by the Warrant Agent. No amendment adversely affecting the rights of the holders of the Redeemable Warrants may be made without the approval of the holders of a majority of the then outstanding Redeemable Warrants.


PREFERRED STOCK

    The Company is authorized to issue an aggregate of 2,000,000 shares of Preferred Stock, $1.00 par value. The Preferred Stock may be issued in series from time to time with such designations, rights, preferences and limitations, including but not limited to dividend rates and conversion features, as the Board of Directors may determine. Accordingly, Preferred Stock may be issued having dividend and liquidation preferences over the Common Stock without the consent of the Common Stockholders. In addition, the ability of the Board to issue Preferred Stock could also be used by the Company as a means of resisting a change of control of the Company and, therefore, could be considered an "anti-takeover" device.

    During the year ended June 30, 1992, the Company issued 290,000 shares of $1 par value Series A Convertible Exchangeable Preferred Stock (the "Series A Preferred Stock") and 340,000 shares of $1 par value Series B Convertible Exchangeable Preferred Stock (the "Series B Preferred Stock") at $25 per share. The issuance of these shares provided aggregate proceeds to the Company of $15,750,000. All shares of the Series B Preferred Stock have been converted. Since the Series A Preferred Stock meets the definition of Mandatorily Redeemable Preferred Stock, it has been excluded from the Common Stockholders' Equity section of the Consolidated Balance Sheets. As of September 30, 1995 and December 31, 1994, 220,000 shares of the Series A Preferred Stock had been converted into 48,100 shares of Common Stock.

    The shares of Series A Preferred Stock are convertible at the option of the holders into Common Stock at any time prior to the close of business on the date fixed for redemption or exchange, at an initial conversion price of $115.00 per share (at an initial conversion rate of approximately .21739 shares of Common Stock). The conversion rates were adjusted by the Company, in lieu of paying cumulative dividends of 9% per annum due in 1992 and 1993 to .25808. The Company has not paid the holders the dividends due in 1994 or 1995. The dividend payment date for Series A Preferred Stock is October 15. See Note 11 of Notes to Consolidated Financial Statements.

    The Series A Preferred Stock has a liquidation preference equal to $25.00 per share, plus accrued and unpaid dividends up to the liquidation date. The Series A Preferred Stock are redeemable for cash at the option of the Company. The Preferred Stock is also redeemable for cash at the option of the holder upon certain major stock acquisitions or business combinations at $25.00 per share, plus accrued and unpaid dividends through the redemption dates. The holders of Preferred Stock have no voting rights except as required by applicable law and except that if the equivalent of two full annual cash dividends shall be accrued and unpaid, the holders of the Series A Preferred Stock have the right, as a class, to elect two additional members of the Company's Board of Directors. As of the date hereof, the holders of the Series A Preferred Stock are owed two years arrears of dividends, aggregating approximately $270,000, but have not exercised their right to appoint such directors.

    The Series A Preferred Stock is exchangeable in whole, but not in part, at the option of the Company on any dividend payment date beginning October 15, 1993, for 9% Convertible Subordinated Debentures of the Company due 2016. Holders of Series A Preferred Stock will be entitled to $25 principal amount of Debentures for each share of Series A Preferred Stock. The Series A Preferred Stock is recorded at redemption value, which is $25.00 per share plus cumulative dividends of 9% per annum. The following table summarizes activity of the Series A Preferred Stock:

                                                                                   SERIES A
                                                                               -----------------
                                                                               SHARES    AMOUNTS
                                                                               ------    -------
                                                                                (IN THOUSANDS)
Balance at June 30, 1992....................................................      74     $1,882
  Converted to Common Stock.................................................    --         --
  Accretion of discount and accrual of 9% dividends.........................    --          116
                                                                               ------    -------
Balance at December 31, 1992................................................      74      1,998
  Converted to Common Stock.................................................    --         --
  Accretion of discount and accrual of 9% dividends.........................    --          220
                                                                               ------    -------
Balance at December 31, 1993................................................      74      2,218
  Converted to Common Stock.................................................      (4)      (128)
  Accrual of 9% dividends...................................................    --          166
                                                                               ------    -------
Balance at December 31, 1994................................................      70      2,256
  Accrual of 9% dividends...................................................    --          118
                                                                               ------    -------
Balance at September 30, 1995...............................................      70     $2,374
                                                                               ------    -------
                                                                               ------    -------

CERTAIN FLORIDA LEGISLATION

    The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law also authorizes the Company to indemnify the Company's directors, officers, employees and agents.


LISTING ON THE AMERICAN STOCK EXCHANGE

    The Company currently does not satisfy some of the American Stock Exchange's financial guidelines for continued listing of its Common Stock. While there can be no assurance that listing on the American Stock Exchange will be continued, management of the Company believes that its business prospects are improving and that it will be able to maintain continued listing. If the Common Stock were delisted, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the price of the Common Stock. If the Common Stock is listed on the Pacific Stock Exchange and then delisted on the American Stock Exchange, it is likely to be delisted by the Pacific Stock Exchange.


TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

    The Transfer Agent and Registrar for the Common Stock and the Warrant Agent for the Redeemable Warrants and the Transfer Agent and Registrar for the Units, Redeemable Warrants and Debentures is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                           DESCRIPTION OF DEBENTURES

GENERAL

    The Debentures will be issued under an indenture (the "Indenture") to be
dated as of February   , 1996, between the Company and American Stock Transfer &
Trust Company (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information." Neither the Indenture, the Trustee nor the Debentures will be subject to the provisions of the Trust Indenture Act of 1939. Accordingly, Debenture holders will not have the protections of that Act available to them. The following summaries of what management believes are all of the material provisions of the Indenture do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Parenthetical references set forth in this section are to sections in the Indenture or to paragraphs in the form of Debenture which is appended to the Indenture as Exhibit A.

    The Debentures will (i) be limited to $7,500,000 aggregate principal amount (including the $900,000 over-allotment option granted to the Underwriter and $600,000 of Units issuable upon exercise of the Underwriter Warrants) (Debenture paragraph 4); (ii) be unsecured obligations of the Company (Debenture paragraph
4); (iii) mature on February   , 2006 (Face of Debenture); and (iv) bear
interest from the date of delivery at the rate per annum set forth on the cover page of this Prospectus, payable quarterly on January 1, April 1, July 1 and October 1 each year, commencing April 1, 1996, to the holders of record, with certain exceptions, at the close of business on the 15th day of the month preceding the payment date (Debenture paragraphs 1 and 2). Principal (and premium, if any) and interest are to be payable and the Debentures will be exchangeable and convertible and transfers thereof will be registrable at the offices or agencies of the Company maintained for such purposes in the Borough of Manhattan, City and State of New York, initially to the Trustee/American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Debenture register (Debenture paragraphs 2 and 3).

    The Debentures will be issued only in fully registered form in denominations of $1,000 or an integral multiple thereof. The Debentures are exchangeable and transfers thereof will be registrable without charge therefor, but the Company may require payment of a sum sufficient to cover tax or other governmental charge payable in connection therewith (Debenture paragraph 9).


CONVERSION


    The holders of the Debentures will be entitled at any time commencing at the earlier of (i) twelve months after the date hereof or (ii) upon the Company sending a notice of redemption, or (iii) such earlier date as may be designated by the Company and the Underwriter, and from time to time up to the close of
business on February   , 2006, subject to prior redemption, to convert the
Debentures or portions thereof (which are $1,000 or integral multiples thereof) into shares of the Company's Common Stock at an initial conversion price, which is subject to adjustment in certain circumstances as set forth below, of the lesser of $2.50 per share or 80% of the average closing price on the American Stock Exchange for the 20 consecutive trading days immediately preceding the first anniversary of the issuance of the Debentures or the giving of the notice of redemption, as applicable. (Debenture paragraph 7). No adjustment will be made on conversion of any Debenture for interest accrued thereon or for dividends on any Common Stock issued other than dividends payable in Common Stock or Convertible Securities (as defined in the Indenture) (Article X:
Section 10.02). The Company is not required to issue fractional interests in the Common Stock upon conversion of the Debentures and, in lieu thereof, will round any fractional share up to the next highest share (Article X: Section 10.03). In the case of Debentures called for redemption, conversion rights will expire at the close of business on the business day prior to the redemption date (Article
X: Section 10.02).

    The conversion price is subject to downward adjustment in the event that the Company issues shares of Common Stock (including shares issuable pursuant to a stock dividend) and the per share consideration received by the Company upon issuance of the Common Stock is less than the current conversion price (Article
X: Section 10.06). In case of a stock split or reverse stock split, a stock dividend, a reclassification, the current conversion price shall be proportionately decreased or increased (Article X: Section 10.05). No adjustment in the current conversion price will be required unless such adjustment would require a change of at least $.05; provided, however, that any adjustment that would otherwise be required to be paid shall be carried forward and taken into account in any subsequent adjustment (Article X: Section 10.8).



    The Company may reduce the conversion price by any amount, without limitation, for any period of time if the period is at least 20 consecutive trading days. Upon such reduction, the Company shall mail a notice thereof to Debenture holders and publish an announcement of the notice (Article X: Section 10.13). The Company may consider reducing the conversion price if it was experiencing difficulty servicing the debt represented by the Debentures and the price of its Common Stock had declined subsequent to the Offering. Under such circumstances, a reduction in the conversion price would be intended to provide the holders with additional incentive to convert their Debentures thereby reducing the Company's debt obligations.



    In the event of a merger or consolidation of the Company with another corporation, a capital reorganization or reclassification of the Company's capital stock, or sale of all or substantially all of the Company's assets that is effected in such a way that holders of the Common Stock are entitled to receive stock, securities or assets (including, without limitation, cash) with respect to or in exchange for Common Stock, then the holders of the outstanding Debentures shall from such point onward have the right thereafter to convert each such Debenture into the kind and amount of stock, securities or assets received by a holder of the number of shares of Common Stock into which such Debentures might have been converted immediately prior to such transaction (Article X: Section 10.15).


    It should be noted that, in the event of such a transaction, no subsequent adjustment of the current conversion price is required. Thus, for example, if the Company were to engage in a merger in which Common Stockholders received cash in an amount less than the then current conversion price, exercise of the conversion right would result in the Debenture holder receiving less than the principal amount of such Debenture.

    The shares of Common Stock, when issued upon the conversion of the Debentures in accordance with the terms thereof, will be fully paid and non-assessable.


DISCOUNT ON CONVERSION OF DEBENTURES



    The Debentures are convertible into Common Stock at a conversion price per share equal to the lesser of $2.50 or 80% of the market price of the Common Stock during the twenty-day period ending one year (or upon redemption, if earlier) from the date of this Prospectus. Due to the Company's history of operating losses, the uncertainties regarding its future financial results and the other risks associated with holding long term debt of the Company, management determined that additional incentives were necessary in order to assure marketability of the Offering. Accordingly, the conversion price was established in a manner that provides a built-in premium for Debenture holders upon conversion of the Debentures which remains constant regardless of the market price of the Common Stock.


SUBORDINATION OF DEBENTURES

    The payment of the principal of (and premiums, if any) and interest on the Debentures will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of the principal of (and premiums, if any) and interest on all Senior Debt of the Company (Article XI: Section 11.01). Senior Debt is defined to include indebtedness for money borrowed outstanding on the day of execution of the Indenture or thereafter, created for money borrowed from banks, or other traditional long-term institutional lenders such as insurance companies and pension funds, unless in the instrument creating or evidencing such indebtedness it is provided that such Debt is not senior in right of payment to the Debentures (Article XI: Section 11.02(c)). At September 30, 1995, Senior Debt aggregated $1,220,000. The Company expects from time to time to make additional borrowings which will constitute Senior Debt.

    The Company is not limited in the amount of additional indebtedness, including Senior Debt, which it can create, incur, assume or guarantee. Accordingly, the Debenture holders are not protected against highly leveraged or other transactions involving the Company that may adversely affect them. However, any additional indebtedness, other than Senior Debt, may not be senior to the priority of the Debentures (Article XI: Section 11.13).

    Upon any payment or distribution of the Company's assets to creditors on any dissolution, winding up, total or partial liquidation, reorganization or readjustment of the Company, whether voluntary or involuntary, or bankruptcy, insolvency, receivership or other proceedings all principal of (and premiums, if any) and interest due upon all Senior Debt must be paid in full before the Debenture holders or the Trustee are entitled to receive or retain any assets so paid or distributed in respect of the Debentures (Article XI: Section 11.03).


COVENANTS

    The Company may not declare or pay any cash dividends or make any distributions to holders of the capital stock, other than dividends or distributions payable in such capital stock. The Company may not purchase, redeem or otherwise acquire or retire for value any shares of its capital stock or warrants or rights to acquire such stock if, at the time of such declaration, payment, distribution, purchase, redemption, other acquisition or retirement, an Event of Default shall have occurred and be continuing (Article IV: Section 4.04).

    The Company may not (i) sell or lease any property or render any service to, make any investment in, purchase any property or borrow any money from, or make any payment for any service rendered by an Affiliate unless the Board of Directors determines in good faith that the terms of such transaction are at least as favorable to the Company as those which could be obtained in a similar transaction with an independent third party; (ii) make any payment to any of its officers, directors or employees, or agreement to do so, unless the Board of Directors determines in good faith that the amount to be paid, or to be agreed to be paid, for such service bears a reasonable relationship to the value of such services to the Company; or (iii) make any sale to an Affiliate of any capital stock or other securities or obligations of an Affiliate at a cash sale price less than the original cost thereof to the Company or such Affiliate, as the same may have been reduced from time to time by cash dividends or interest payments thereon or payments of principal thereof received by the Company or such Affiliate plus interest on such investment, as the same may have been reduced from time to time at a rate not less than the rate borne by the Debentures, but in no event less than current fair market value. (Article IV:
Section 4.05).

    The Indenture provides that the Company will not, and will not permit any of its subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such subsidiary to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in, or measured by, its profits owned by, or pay any indebtedness owed to, the Company or a subsidiary of the Company, or (ii) make loans or advances to the Company or a subsidiary of the Company, or (iii) transfer any of its properties or assets to the Company (Article IV: Section 4.04).

    The Company is required to file with the Trustee copies of the reports it files with the Commission and to provide to holders copies of all documents furnished to stockholders of the Company (Article IV: Section 4.02). It is also required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers' Certificate stating whether or not the signers know of any Default that occurred during the fiscal year. If they do, the Certificate shall describe the Default and its status (Article IV: Section 4.03).

REDEMPTION
    Commencing six months after the date hereof, the Company may, on at least 30 days prior written notice redeem the Debentures, in whole or in part, if the closing price of the Common Stock on the American Stock Exchange (or other principal trading market) for each of the 20 consecutive trading days immediately preceding the record date for redemption equals or exceeds $7.00 per share, as initially constituted. The redemption price will be 105% of the principal amount of the Debentures plus accrued interest through the date of redemption (Article III).

MODIFICATION OF THE INDENTURE

    With the consent of the holders of not less than 60% in principal amount of outstanding Debentures, the Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or modifying in any manner the rights of the Debenture holders under the Indenture, provided that no such supplemental indenture shall, without the consent of the Debenture holders affected (a) reduce the rate of, or change the time of payment of, interest on any Debenture; (b) reduce the principal (or premium on), or change the fixed maturity of any Debenture; (c) impair the right to institute suit for the enforcement of any such payment when due; (d) reduce the above stated percentage of outstanding Debentures; (e) alter the provisions of the Indenture so as to adversely affect the terms of conversion of the Debentures into Common Stock; or (f) make any change in the subordination of the Debentures in a manner that is materially adverse to the Holders (Article IX:
Section 9.02).


EVENTS OF DEFAULT, NOTICE AND WAIVER

    Events of Default are defined in the Indenture as being (a) a default for 20 days in payment of any interest installment when due, and default in payment of principal (or premium, if any) when due; (b) a default for 60 days after written notice to the Company by the Trustee or by the holders of 25% in principal amount of the outstanding Debentures in the performance of any other covenant of the Company in the Indenture; (c) a default by the Company or any Subsidiary on indebtedness in an aggregate principal amount of at least $500,000; (d) the entering of a final judgment or judgments for the payment of at least $500,000 against the Company or any Subsidiary which remains unpaid and unstayed for a period of 30 days after the date on which the right to appeal has expired; and
(e) certain events of bankruptcy, insolvency and reorganization of the Company (Article VI: Section 6.01). If an Event of Default shall occur and be continuing, either the Trustee or the holders of 25% in principal amount of the outstanding Debentures may declare the principal of all of the Debentures to be due and payable (Article VI: Section 6.02).


    The holders of a majority in principal amount of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power of trust conferred on the Trustee (Article VI: Section 6.05). The right of a Debenture holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, including the provision of notice and indemnification for the Trustee (Article VI; Section 6.06). The holders of a majority in principal amount of the outstanding Debentures may, on behalf of the Debenture holders, waive any past default and its consequences under the Indenture, except a default in the payment of the principal of (or premium, if any) or interest on any Debenture or a default in respect of the conversion right of Debenture holders (Article VI: Section 6.04).

SATISFACTION AND DISCHARGE OF THE INDENTURE
    The Company may terminate its obligations under the Indenture at any time by delivering all outstanding Debentures to the Trustee for cancellation. After all the Debentures have been called for redemption or mature in one year, the Company may terminate all of its obligations under the Indenture, other than its obligations to pay the principal of and interest on the Debentures and certain other obligations, at any time, by depositing with the Trustee money or non-callable U.S. Government obligations sufficient to pay all remaining indebtedness on the Debentures (Article VIII).

TRANSFER AND EXCHANGE
    A holder may transfer or exchange Debentures in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Debenture selected for redemption. Also, the Registrar is not required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed. The registered holder of a Debenture may be treated as the owner of it for all purposes.

COMMUNICATIONS AMONG HOLDERS

    Three or more Debenture holders who have owned their Debentures for at least six months may request the Trustee to send copies of a proxy or other communications to the other holders, upon payment by the requesting holders of the reasonable expenses of such mailing and the Trustee determining that the mailing would not be contrary to the best interests of all the holders nor in violation of applicable law. (Article XII: Section 12.02).


CONCERNING THE TRUSTEE
    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

    The holders of a majority in principal amount of the then outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debentures, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

CONSENT TO SERVICE
    The Indenture provides that the Company will irrevocably designate the Trustee as its authorized agent for service of process in any legal action or proceeding arising out of or relating to the Indenture or the Debentures brought in any Federal court or court of the State of New York and will irrevocably submit to such jurisdiction.

ADDITIONAL INFORMATION
    Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Secretary of the Company, Bentley Pharmaceuticals, Inc., 4830 West Kennedy Boulevard, One Urban Centre, Suite 550, Tampa, Florida 33609.

GOVERNING LAW
    The Indenture and Debentures will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of laws principles.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


    The following discussion summarizes certain federal income tax consequences to purchasers of the Units. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder, positions of the Internal Revenue Service ("IRS") and existing judicial decisions as of the date hereof, all of which are subject to change at any time. Moreover, the effect of any such change may be retroactive as well as prospective. Further, there can be no assurance that the IRS will not take a contrary view to that set forth herein which may be upheld by a court. No ruling from the IRS or opinion of counsel has been or will be sought as to any of the matters discussed below. This summary of certain U.S. federal tax consequences is based upon the advice of Parker Chapin Flattau & Klimpl, LLP, counsel to the Company.



    This summary is for general information purposes only and applies only to the initial purchasers who hold the Units (and each of its components and the underlying Common Stock) as capital assets within the meaning of Section 1221 of the Code. It does not purport to address all tax consequences that may be relevant to particular investors (including, for example, foreign persons, financial institutions, broker-dealers, insurance companies, tax-exempt organizations and persons in special situations). In addition, the discussion does not address any aspect of state, local or foreign taxation or other federal taxes.


    PROSPECTIVE PURCHASERS OF THE UNITS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING OR DISPOSING OF THE UNITS, THE DEBENTURES, THE WARRANTS AND THE UNDERLYING COMMON STOCK, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

THE UNITS


    Each Unit is comprised of a $1,000 Principal Amount 12% Convertible Senior Debenture due February 14, 2006 and 1,000 Class A Redeemable Warrants, each to purchase one share of Common Stock and one Class B Redeemable Warrant. Two Class B Warrants may be exercised to purchase one additional share of Common Stock.



    The issue price of a Unit is equal to the initial offering price to the public (excluding sales to bond houses, brokers and others acting in the capacity as underwriters, placement agents or wholesalers) at which a substantial amount of Units are sold. Such amount must then be allocated between the Debenture and the Warrants in accordance with their relative fair market values on the issue date. For federal income tax purposes (including original issue discount) the Company intends to allocate the $1,000 purchase price for each Unit $931 to the Debenture and $69 to the Class A Warrants, based on an independent appraisal. Because of different rules and considerations, this is different than the allocation required for financial accounting purposes which is $722 to the Debenture, $224 to the conversion discount feature of the Debenture and $54 to the 1,000 Class A Warrants. No assurance can be given, however, that the IRS will not challenge the Company's determination.


    The Company's allocation of the issue price of the Units is binding on a holder, unless he discloses the use of a different allocation on the applicable form attached to his federal income tax return for the year in which the acquisition occurs. A holder who uses a different allocation than the Company should consult with his tax advisors as to the consequences of such allocation, including the effect of having acquired the Debenture for more or less than its issue price.

THE DEBENTURES


    The stated interest on the Debenture will be taxable as ordinary income when received or accrued by the holder in accordance with his method of accounting. In addition, a portion of the $69 of original issue discount ("OID") with respect to the Debenture must be included in gross income each year based on an economic accrual of interest, even if the holder has not received a cash payment in respect of such OID. The amount of OID required to be included in gross income increases the holder's basis in the Debenture. Proposed legislation, however, would defer the Company's ability to deduct the OID until it is paid.


    The OID with respect to a Debenture is equal to the excess, if any, of its stated redemption price at maturity ($1,000) over the issue price of the Debenture ($931), since it will exceed the de minimis exception allowed where the OID would otherwise be less than 1/4% of the stated redemption price at maturity multiplied by the number of full years to maturity of the Debentures. Such amount could be increased if the IRS successfully challenges the allocation of the Unit issue price.



    Upon the sale, exchange or redemption of a Debenture, the holder will recognize gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and his tax basis in the Debenture. Such gain or loss will be long-term capital gain or loss if the Debenture was held for more than one year. Net capital gains of individuals are generally taxed at lower rates than ordinary income. Proposed legislation would make such rates even more favorable for both individuals and corporations. On the other hand, there are limitations on the deductibility of capital losses.


    Conversion of a Debenture (other than with respect to any accrued but unpaid interest) into Common Stock pursuant to its terms is not taxable. The holder's basis and holding period for the Common Stock will include his basis and holding period in the Debenture.

THE WARRANTS

    Upon a sale or exchange of a Warrant (including the receipt of cash in lieu of a fractional share of Common Stock upon exercise of a Warrant), a holder will recognize capital gain or loss equal to the difference between the amount realized upon the sale or exchange and the holder's basis in the Warrant (as determined above). Such gain or loss will be long-term if, at the time of the sale or exchange, the Warrant was held for more than one year. Adjustments to the exercise price or conversion ratio, or the failure to make adjustments, may result in the receipt of a constructive dividend by the holder.

    Upon the exercise of a Warrant, a holder's tax basis in the interest acquired upon such exercise will be equal to his tax basis in the Warrant plus the exercise price of the Warrant. In the case of the exercise of a Class A Warrant, such basis must be allocated between the Common Stock and the Class B Warrant received in proportion to their relative fair market values. His holding period with respect to such interest will commence on the date of exercise. If a Warrant expires without being exercised, the holder will have a capital loss equal to his tax basis in the Warrant as if the Warrant had been sold on such date for no consideration.

COMMON STOCK


    Distributions paid with respect to shares of Common Stock will be includible in the gross income of the holder as ordinary income to the extent such distributions are paid out of the Company's current or accumulated earnings and profits (as computed for detail income tax purposes). To the extent that a distribution exceeds such earnings and profits, it will be treated as a non-taxable return of capital in an amount up to the holder's tax basis in such Common Stock (which reduces such basis), and a distribution in excess of such tax basis is taxed as a capital gain from the sale of the Common Stock. Dividends received by a corporate holder are generally eligible for the dividends received deduction, subject to the limitations under Section 1059 of the Code relating to extraordinary dividends. Proposed legislation would reduce the amount of the available dividends received deduction and place additional limitations on it.

    Upon the sale or exchange of the Common Stock, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder's tax basis in the Common Stock. Such gain or loss will be long-term if the Common Stock was held for more than one year. An even more favorable tax rate may be available if the Common Stock sold qualifies as "qualified small business stock" under Section 1202 of the Code.

BACKUP WITHHOLDING

    A holder may be subject to backup withholding at the rate of 31% of the interest paid on a Debenture, the dividends on the Common Stock and the proceeds from the sale, exchange or redemption of a Unit, Debenture, Warrant or Common Stock, unless (a) the holder is a corporation or other exempt recipient and, when required, demonstrates such fact or (b) provides, when required, his taxpayer identification number to the payor, certifies that he is not subject to backup withholding and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amount so withheld is creditable against the holder's federal income tax liability. Failure to furnish the holder's taxpayer identification number may also subject the holder to a penalty.

                      REQUIREMENT FOR CURRENT REGISTRATION

    The Company is required to have a current registration statement on file with the Commission and to effect appropriate qualifications, except where exemptions therefrom are available, under the laws and regulations of the states in which the holders of the Redeemable Warrants reside in order to comply with applicable laws in connection with the exercise of the Redeemable Warrants and the resale of the Common Stock issued upon such exercise. The Company, therefore, will be required to file post effective amendments to its Registration Statement when subsequent events require such amendments in order to continue the registration of the Common Stock underlying the Redeemable Warrants and to take appropriate action under state securities laws. There can be no assurance that the Company will be able to keep its Registration Statement current or to effect appropriate action under applicable state securities laws, the failure of which may cause the exercise of the Redeemable Warrants and resale or other disposition of the underlying Common Stock to be effected under circumstances which do not comply with applicable securities laws. See "Risk Factors--Current Prospectus and State Securities Law Qualification Required to Exercise the Redeemable Warrants."

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement between the Company and the Underwriter (the "Underwriting Agreement"), Coleman and Company Securities, Inc. (the "Underwriter"), has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, 6,000 Units, at the initial offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

    The Underwriting Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the Units are subject to certain conditions precedent, and that the Underwriter will purchase all of the Units if any of such Units are purchased.


    The Underwriter has advised the Company that it proposes initially to offer the Units directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $50.00 per Unit. The Underwriter may allow, and such dealers may reallow, a concession not in excess of $20.00 per Unit to certain other dealers. After the initial public offering, the public offering price, concession and re-allowance may be changed.



    The Company has granted to the Underwriter an option exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of 900 additional Units at the initial public offering price set forth on the cover page of the Prospectus, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriter may exercise this option only to cover over-allotments, if any, made in connection with the sale of the Units offered hereby.


    The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to 3% of the gross proceeds of this Offering, $50,000 of which has already been paid to cover some of the underwriting costs and due diligence expenses related to this Offering.

    The Company has agreed to permit the Underwriter to have an observer attend the meetings of the Company's Board of Directors for a period of three years from the date hereof.

    The Company and the Underwriter have agreed to indemnify each other against, or to contribute to losses arising out of, certain civil liabilities in connection with this Offering, including liabilities under the Securities Act.

    Prior to this Offering there has been no public trading market for the Company's Units, Debentures or Warrants. The initial public offering price of the Units, and the terms of the Debentures and Warrants have been determined by negotiation between the Company and the Underwriter. The factors considered in determining the initial public offering price and such terms, in addition to prevailing market conditions, were the history of and prospects for the industry in which the Company competes, the market for the Company's Common Stock, an assessment of the Company's management, the prospects of the Company, and the demand for similar securities of comparable companies.

    At the request of the Company, the Underwriter has reserved during the period of the Offering up to 5% of the Units offered hereby for sale at the public offering price to certain officers and other employees of the Company and to certain other persons designated by the Company who are directly related to the conduct of the Company's business. The number of Units available for sale to the general public will be reduced to the extent these persons purchase reserved Units. Any reserved Units not so purchased will be offered by the Underwriter to the general public on the same terms as the other Units offered by this Prospectus.

    The foregoing includes a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement that is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

UNDERWRITER WARRANTS

    The Company has agreed to sell to the Underwriter or its designees, for a nominal consideration, the Underwriter Warrants to purchase an aggregate of 600 Units. The Units subject to the Underwriter Warrants will be in all respects identical to Units offered to the public hereby except that the Underwriter Warrants will be exercisable for a four-year period commencing one year after their issuance at an exercise price equal to $1,200 per Unit. Pursuant to the terms of the Underwriting Agreement, the Company is registering the shares of Common Stock issuable upon conversion of the Debentures and upon exercise of the Redeemable Warrants each as included in the Units issuable upon conversion of the Underwriter Warrants in the Registration Statement of which this Prospectus is a part. For the life of the Underwriter Warrants the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock, which may result in a dilution of the interests of other stockholders.

PRIVATE PLACEMENTS

    In October 1995 the Underwriter served as placement agent for the issuance and sale by the Company to certain purchasers in two private placements for an aggregate purchase price of $1,770,000. The Underwriter received placement fees of $177,000. Mr. Barry Blank, a representative of the Underwriter, participated in placing the private placements and purchased Common Stock and Notes aggregating $240,000 in the placements.

    In the first placement, the Company sold to certain purchasers for an aggregate purchase price of $720,000, 120,000 shares of the Company's Common Stock and 12% promissory notes in the aggregate principal amount of $720,000 (the "Notes") which become payable in full upon the earlier of July 31, 1996 or the closing of a public offering of the Company's securities (a "Public Offering"). The Notes are convertible into shares of Common Stock, at the option of the holders thereof, at a conversion price of $3.00 per share for an aggregate of 240,000 shares of Common Stock, subject to anti-dilution provisions. The Notes are subject to mandatory conversion at a conversion price of $3.00 per share if no Public Offering is completed by July 31, 1996.

    In the second placement, the Company sold to certain purchasers for an aggregate purchase price of $1,050,000, 131,250 shares of Common Stock and 12% promissory notes in the aggregate principal amount of $1,050,000 (the "A Notes") which become payable in full upon the earlier of September 30, 1996 or the completion of a Public Offering. The A Notes are subject to mandatory conversion, at a conversion price equal to the average closing price for the Common Stock quoted on the American Stock Exchange for the five trading days immediately preceding September 30, 1996, if no Public Offering is completed by September 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Private Placements."

    Purchasers of notes in the private placements who have not converted prior to the date hereof may use their notes to purchase the Units offered hereby, so long as they notify the Company of such intent in accordance with the notice provisions set forth in their notes. Such exchange will be made based on converting the outstanding principal balance of the notes for an equivalent principal amount of Debentures, based on the price to public set forth on the cover page of this Prospectus. Holders of the notes must deliver such notes to the Underwriter for cancellation by the Company prior to the issuance of Debentures. The Underwriter will receive commissions from such purchasers both for the private placement, as stated in the immediately preceding paragraphs, and from the purchase of the Units, in the amount stated on the cover page of this Prospectus.

                              CONCURRENT OFFERING

    Concurrently with this Offering, the Company is registering 593,500 shares of Common Stock for concurrent or future sales by certain selling shareholders. Of such shares of Common Stock, 491,250 were issued either in connection with private placements conducted by the Company in October 1995 or are issuable upon conversion of notes sold in one of such placements (to the extent such notes are converted to Common Stock prior to the application of a portion of the proceeds of this Offering to repay such notes). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Private Placements" and "Underwriting--Private Placements." Of such shares of Common Stock, 102,250 have been registered upon exercise of various "piggy back" registration rights granted to Baytree Associates, Inc. and Martin
E. Janis & Co., Inc. in connection with their subscriptions of such shares.

                                 LEGAL MATTERS

    The legality of the securities offered hereby will be passed upon for the Company by Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036. Reid & Priest LLP, 40 West 57th Street, New York, New York 10019 has acted as counsel for the Underwriter in connection with this Offering. Parker Chapin Flattau & Klimpl, LLP has represented the Underwriter in connection with other transactions.

                                    EXPERTS

    On June 6, 1994, Price Waterhouse declined to stand for re-election as the Company's independent public accountant. There was no adverse opinion or disclaimer of opinion, or modification as to uncertainty, audit scope or accounting principles contained in the reports of Price Waterhouse for the fiscal years ended June 30, 1992 and December 31, 1993 or the six month transition period ended December 31, 1992, other than the inclusion in Price Waterhouse's reports relating to the periods ended December 31, 1992 and 1993 of a statement as to an uncertainty regarding the ability of the Company to continue as a going concern.

    During the Company's fiscal periods covered by Price Waterhouse's reports and the subsequent interim period preceding Price Waterhouse's decision not to stand for re-election on June 6, 1994, there were no disagreements with Price Waterhouse on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Price Waterhouse, would have caused Price Waterhouse to make reference in connection with its report concerning the Company's financial statements to the subject matter of the disagreements other than as set forth below.

    For the fiscal year ended June 30, 1992, Price Waterhouse reported material weaknesses indicating that during much of fiscal 1992, European financial management personnel were not in place, uniform accounting policies and reporting procedures were not clearly established and certain corporate documents, such as Board of Directors meeting minutes, contractual agreements and documents filed with the Securities and Exchange Commission, were not contemporaneously available from management and signed copies of such documents were not readily available. These items were discussed with the Audit Committee of the Company's Board of Directors and, during the year ended December 31, 1993, were resolved to the satisfaction of Price Waterhouse. The Price Waterhouse report to the Audit Committee for the year ended December 31, 1993 did not contain any material weaknesses. The Company authorized Price Waterhouse to respond fully to the inquiries of a successor accountant concerning all subject matters.

    The Audit Committee of the Board of Directors of the Company selected Deloitte & Touche LLP to serve as the Company's independent auditors for the year ended December 31, 1994 and for the year ending December 31, 1995.

    The consolidated financial statements as of December 31, 1994 and for the year then ended, and as of September 30, 1995 and for the nine months then ended, included in this Prospectus and the related financial statement schedule as of December 31, 1994 and for the year then ended, and as of September 30, 1995 and for the nine months then ended included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company's recurring losses from operations as well as negative operating cash flows which raise substantial doubt about its ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements with respect to the year ended June 30, 1992, the six months ended December 31, 1992 and the year ended December 31, 1993 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been so included in reliance on the report (which includes an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 of Notes to Consolidated Financial Statements) of Price Waterhouse LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                  PAGE HEREIN
                                                                                  -----------
Independent Auditors' Reports..................................................   F-2 to F-3
Consolidated Balance Sheets as of December 31, 1993 and 1994, and September 30,
  1995.........................................................................       F-4
Consolidated Statements of Operations for the year ended June 30, 1992, for the six months ended December 31, 1992, for the years ended December 31, 1993 and
  1994, and for the nine months ended September 30, 1994 (unaudited) and 1995..       F-5
Consolidated Statements of Changes in Common Stockholders' Equity for the year ended June 30, 1992, for the six months ended December 31, 1992, for the years ended December 31, 1993 and 1994, and for the nine months ended
  September 30, 1995...........................................................   F-6 to F-7
Consolidated Statements of Cash Flows for the year ended June 30, 1992, for the six months ended December 31, 1992, for the years ended December 31, 1993 and
  1994, and for the nine months ended September 30, 1994 (unaudited) and 1995..    F-8 to F-9
Notes to Consolidated Financial Statements.....................................       F-10

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Stockholders of Bentley Pharmaceuticals, Inc.
Tampa, Florida

We have audited the accompanying consolidated balance sheets of Bentley Pharmaceuticals, Inc. (formerly Belmac Corporation) and subsidiaries (the "Company") as of December 31, 1994 and September 30, 1995, and the related consolidated statements of operations, changes in common stockholders' equity, and cash flows for the year ended December 31, 1994 and for the nine months ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1994 and September 30, 1995, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has been experiencing recurring losses from operations as well as negative operating cash flows. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Tampa, Florida
December 8, 1995

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of Bentley Pharmaceuticals, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in common stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Bentley Pharmaceuticals, Inc. (formerly Belmac Corporation), and its subsidiaries at December 31, 1993, and the results of their operations and their cash flows for the year ended June 30, 1992, the six months ended December 31, 1992, and the year ended December 31, 1993 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Bentley Pharmaceuticals, Inc. (formerly Belmac Corporation), for any period subsequent to December 31, 1993.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRICE WATERHOUSE LLP


Tampa, Florida
March 30, 1994

                         BENTLEY PHARMACEUTICALS, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               DECEMBER 31,
                                                           --------------------    SEPTEMBER 30,
                                                             1993        1994          1995
                                                           --------    --------    -------------
ASSETS
  Current assets:
   Cash and cash equivalents............................   $  1,552    $  1,321      $     580
   Investments available for sale.......................      1,118         215              1
   Receivables..........................................      5,953       7,609          8,268
   Inventories..........................................      1,298       1,247          1,000
   Prepaid expenses and other...........................        302         296            361
                                                           --------    --------    -------------
    Total current assets................................     10,223      10,688         10,210
                                                           --------    --------    -------------
  Fixed assets, net.....................................      3,704       3,618          4,012
  Drug licenses and related costs, net..................      1,474         968            965
  Other non-current assets, net.........................        759       1,058            983
                                                           --------    --------    -------------
                                                           $ 16,160    $ 16,332      $  16,170
                                                           --------    --------    -------------
                                                           --------    --------    -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................   $  4,466    $  5,374      $   5,067
  Accrued expenses......................................      2,445       2,282          2,144
  Short term borrowings.................................      1,040         663          1,216
  Current portion of long term debt.....................        229          61              4
  Deferred revenue......................................      --            380        --
                                                           --------    --------    -------------
    Total current liabilities...........................      8,180       8,760          8,431
                                                           --------    --------    -------------
  Long term debt........................................         35       --           --
                                                           --------    --------    -------------
  Other non-current liabilities.........................      2,786         336            500
                                                           --------    --------    -------------
Commitments and Contingencies (Notes 11, 15 and 16)

  Redeemable preferred stock, $1.00 par value,
    authorized 2,000 shares
    Series A, issued and outstanding, 74 shares at
    December 31, 1993, and 70 shares at December 31,
    1994 and September 30, 1995.........................      2,218       2,256          2,374
                                                           --------    --------    -------------
Common Stockholders' Equity:
  Common stock, $.02 par value, authorized 5,000 shares,
    issued and outstanding, 2,070, 2,977 and 2,978
    shares..............................................         41          60             60
  Stock purchase warrants (to purchase 156, 477 and 574
    shares of common stock).............................
  Paid-in capital in excess of par value................     63,902      69,493         69,009
  Stock subscriptions receivable........................     (1,268)     (1,550)          (105)
  Accumulated deficit...................................    (58,344)    (61,922)       (63,441)
  Cumulative foreign currency translation adjustment....     (1,390)     (1,101)          (658)
                                                           --------    --------    -------------
                                                              2,941       4,980          4,865
                                                           --------    --------    -------------
                                                           $ 16,160    $ 16,332      $  16,170
                                                           --------    --------    -------------
                                                           --------    --------    -------------

          The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         BENTLEY PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                        FOR THE    FOR THE SIX       FOR THE YEAR          FOR THE NINE
                                          YEAR        MONTHS            ENDED              MONTHS ENDED
                                         ENDED        ENDED          DECEMBER 31,          SEPTEMBER 30,
                                        JUNE 30,   DECEMBER 31,   ------------------   ---------------------
                                          1992         1992         1993      1994        1994        1995
                                        --------   ------------   --------   -------   -----------   -------
                                                                                       (UNAUDITED)
Sales.................................  $ 13,138     $  9,708     $ 19,849   $26,284     $19,676     $23,583
Cost of sales.........................     8,871        5,899       15,100    21,464      15,940      19,523
                                        --------   ------------   --------   -------   -----------   -------
Gross margin..........................     4,267        3,809        4,749     4,820       3,736       4,060
                                        --------   ------------   --------   -------   -----------   -------
Operating expenses:
  Selling, general and
    administrative....................     8,665        9,830        9,170     7,716       6,428       5,516
  Research and development............     5,168        3,599        1,555       759         608         341
  Depreciation and amortization.......       925          743          756       575         377         408
  Write-off of Biolid and related
    costs.............................     --          --            2,241     --         --           --
  Settlement of class action
    litigation........................     --          --            1,000     --         --           --
  Other non-recurring charges.........     --           9,321        --        --         --           --
                                        --------   ------------   --------   -------   -----------   -------
  Total operating expenses............    14,758       23,493       14,722     9,050       7,413       6,265
                                        --------   ------------   --------   -------   -----------   -------
Loss from operations..................   (10,491)     (19,684)      (9,973)   (4,230)     (3,677)     (2,205)
Other (income) expenses:
  Interest expense....................       427          205          271       423         140         215
  Interest income.....................      (448)        (256)         (91)     (123)        (44)         (1)
  Other (income) expense..............        (2)        (102)          83      (952)       (122)       (900)
                                        --------   ------------   --------   -------   -----------   -------
Loss before income taxes..............   (10,468)     (19,531)     (10,236)   (3,578)     (3,651)     (1,519)
Provision for income taxes............       343       --            --        --         --           --
                                        --------   ------------   --------   -------   -----------   -------
Net loss..............................  $(10,811)    $(19,531)    $(10,236)  $(3,578)    $(3,651)    $(1,519)
                                        --------   ------------   --------   -------   -----------   -------
                                        --------   ------------   --------   -------   -----------   -------
Net loss per common share.............   $(11.12)     $(16.60)      $(6.32)   $(1.56)     $(1.67)      $(.55)
                                        --------   ------------   --------   -------   -----------   -------
                                        --------   ------------   --------   -------   -----------   -------
Weighted average common shares
  outstanding.........................       997        1,203        1,655     2,395       2,257       2,978
                                        --------   ------------   --------   -------   -----------   -------
                                        --------   ------------   --------   -------   -----------   -------

          The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         BENTLEY PHARMACEUTICALS, INC.

                       CONSOLIDATED STATEMENTS OF CHANGES
                         IN COMMON STOCKHOLDERS' EQUITY
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                           $.02 PAR VALUE
                                            COMMON STOCK     ADDITIONAL                    OTHER
                                           ---------------    PAID-IN     ACCUMULATED      EQUITY
                                           SHARES   AMOUNT    CAPITAL       DEFICIT     TRANSACTIONS    TOTAL
                                           ------   ------   ----------   -----------   ------------   --------
Balance at June 30, 1991.................    751     $ 15     $ 19,252     $ (17,766)     $    730     $  2,231
  Private placement of common stock......     94        2        8,445        --            --            8,447
  Stock subscriptions receivable.........   --       --         --            --              (199)        (199)
  Conversion of redeemable preferred
    stock................................     66        1        8,399        --            --            8,400
  Exercise of stock options..............     42        1        2,056        --            --            2,057
  Conversion of stock purchase
    warrants.............................    203        4        8,109        --            (1,392)       6,721
  Issuance of shares relating to Chimos
    acquisition..........................     10     --            612        --            --              612
  Repurchase of common stock.............     (5)    --           (495)       --            --             (495)
  Accretion/accrual of
    dividends--preferred stock...........   --       --           (277)       --            --             (277)
  Foreign currency translation
    adjustment...........................   --       --         --            --               666          666
  Net loss...............................   --       --         --           (10,811)       --          (10,811)
                                           ------   ------   ----------   -----------   ------------   --------
Balance at June 30, 1992.................  1,161       23       46,101       (28,577)         (195)      17,352
  Private placement of common stock......     81        2        3,862        --            --            3,864
  Stock subscriptions receivable.........   --       --         --            --            (1,700)      (1,700)
  Cancellation of stock subscriptions
    receivable...........................   --       --         --            --               426          426
  Conversion of redeemable preferred
    stock................................      1     --            201        --            --              201
  Exercise of stock options..............      1     --             60        --            --               60
  Issuance of common stock as
    compensation.........................     17     --            960        --            --              960
  Other equity transactions..............   --       --            135        --            --              135
  Accretion/accrual of
    dividends--preferred stock...........   --       --           (439)       --            --             (439)
  Foreign currency translation
    adjustment...........................   --       --         --            --            (1,423)      (1,423)
  Net loss...............................   --       --         --           (19,531)       --          (19,531)
                                           ------   ------   ----------   -----------   ------------   --------
Balance at December 31, 1992.............  1,261       25       50,880       (48,108)       (2,892)         (95)
                                           ------   ------   ----------   -----------   ------------   --------

                                                                     (Continued)

                         BENTLEY PHARMACEUTICALS, INC.

                       CONSOLIDATED STATEMENTS OF CHANGES
                   IN COMMON STOCKHOLDERS' EQUITY (CONCLUDED)

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                           $.02 PAR VALUE
                                            COMMON STOCK     ADDITIONAL                    OTHER
                                           ---------------    PAID-IN     ACCUMULATED      EQUITY
                                           SHARES   AMOUNT    CAPITAL       DEFICIT     TRANSACTIONS    TOTAL
                                           ------   ------   ----------   -----------   ------------   --------
Balance at December 31, 1992.............  1,261     $ 25     $ 50,880     $ (48,108)     $ (2,892)    $    (95)
  Private placement of common stock......    733       15        7,370        --            --            7,385
  Stock subscription receivable..........   --       --         --            --              (856)        (856)
  Stock subscription received............   --       --         --            --             1,700        1,700
  Conversion of redeemable preferred
    stock................................     36        1        5,401        --            --            5,402
  Conversion of stock purchase
    warrants.............................      9     --             97        --            --               97
  Conversion of minority interest--
    Pharmacin Corp.......................     10     --         --            --            --            --
  Stock issued for termination
    compensation.........................     15     --            330        --            --              330
  Miscellaneous..........................      6     --             44        --            --               44
  Accretion/accrual of
    dividends--preferred stock...........   --       --           (220)       --            --             (220)
  Foreign currency translation
    adjustment...........................   --       --         --            --              (610)        (610)
  Net loss...............................   --       --         --           (10,236)       --          (10,236)
                                           ------   ------   ----------   -----------   ------------   --------
Balance at December 31, 1993.............  2,070       41       63,902       (58,344)       (2,658)       2,941
  Conversion of stock purchase
    warrants.............................      2     --             34        --            --               34
  Private placement of common stock,
    net..................................    826       17        4,776        --            --            4,793
  Stock subscriptions receivable.........   --       --         --            --            (1,596)      (1,596)
  Stock subscriptions received...........   --       --         --            --               693          693
  Conversion of redeemable preferred
    stock................................      1     --            129        --            --              129
  Repurchase of common stock.............    (41)      (1)        (620)       --               621        --
  Sale of treasury stock.................     42        1          294        --            --              295
  Issuance of common stock as
    compensation.........................      7     --            146        --            --              146
  Issuance of common stock to settle
    litigation...........................     70        2          998        --            --            1,000
  Accrual of dividends--preferred
    stock................................   --       --           (166)       --            --             (166)
  Foreign currency translation
    adjustment...........................   --       --         --            --               289          289
  Net loss...............................   --       --         --            (3,578)       --           (3,578)
                                           ------   ------   ----------   -----------   ------------   --------
Balance at December 31, 1994.............  2,977       60       69,493       (61,922)       (2,651)       4,980
  Stock subscription received............   --       --         --            --               562          562
  Stock subscription
    revaluation/cancellation.............   --       --           (351)       --               883          532
  Common stock issued as compensation....      1     --              3        --            --                3
  Accrual of dividends--preferred
    stock................................   --       --           (118)       --            --             (118)
  Miscellaneous..........................   --       --            (18)       --            --              (18)
  Foreign currency translation
    adjustment...........................   --       --         --            --               443          443
  Net loss...............................   --       --         --            (1,519)       --           (1,519)
                                           ------   ------   ----------   -----------   ------------   --------
Balance at September 30, 1995............  2,978     $ 60     $ 69,009     $ (63,441)     $   (763)    $  4,865
                                           ------   ------   ----------   -----------   ------------   --------
                                           ------   ------   ----------   -----------   ------------   --------

          The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         BENTLEY PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                         FOR THE
                                           YEAR      SIX MONTHS         FOR THE             FOR THE NINE
                                          ENDED        ENDED           YEAR ENDED           MONTHS ENDED
                                         JUNE 30,   DECEMBER 31,      DECEMBER 31,          SEPTEMBER 30,
                                         --------   ------------   ------------------   ---------------------
                                           1992         1992         1993      1994        1994        1995
                                         --------   ------------   --------   -------   -----------   -------
                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net loss.............................  $(10,811)    $(19,531)    $(10,236)  $(3,578)    $(3,651)    $(1,519)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
    Depreciation and amortization......       925          743          756       575         377         408
    Gain on sale of Belmacina(R).......     --          --            --         (884)     --            (380)
    Other non-cash items...............       (72)         (50)         (10)      108         120         117
    Write-off of Biolid(R) and related
      costs............................     --          --            --        --         --           --
    Settlement of class action
      litigation.......................     --          --            1,000     --         --           --
    Stock issued as compensation.......     --          --              375       146      --           --
    Other non-recurring charges........     --           9,321        --        --         --           --
    Cancellation of Stock subscription
      receivable.......................     --          --            --        --         --             533
    Research and development charges...     --             250        --        --         --           --
    (Increase) decrease in assets and
      increase (decrease) in
      liabilities net of effects of
      acquisitions:
    Receivables........................    (5,561)       2,886       (2,160)      124       1,361      (1,007)
    Inventories........................    (2,815)         930        1,066       154        (698)        199
    Prepaid expenses and other current
      assets...........................      (444)         279          (10)       20        (114)        (44)
    Other assets.......................      (811)        (165)         286       349         210          66
    Accounts payable and accrued
      expenses.........................     5,086          743       (2,936)      228         386        (795)
    Other liabilities..................     --          --            --         (657)     --           --
                                         --------   ------------   --------   -------   -----------   -------
        Net cash (used in) operating
          activities...................   (14,503)      (4,594)      (9,628)   (3,415)     (2,009)     (2,422)
                                         --------   ------------   --------   -------   -----------   -------
Cash flows from investing activities:
  Proceeds from sale of Belmacina(R)...     --          --            --          651         778         922
  Proceeds from sale of investments....     1,924        4,533          555     1,040         720         214
  Purchase of investments..............    (5,479)      (1,510)      (1,118)     (116)       (116)      --
  Net change in fixed assets...........      (795)        (296)        (133)    --         --            (507)
  Investment in partnership............     --          --            --         (648)       (605)        (13)
  (Repayment to) received from Evans...     --          --              532      (793)       (793)      --
  Proceeds from sale of Amodex(R)
    rights.............................     --          --            3,260     --         --           --
  Pharmaceutical license
    acquisitions.......................    (5,500)        (459)       --        --         --           --
  Chimos acquisition, net of cash
    acquired...........................      (312)      --            --        --         --           --
  Other investments....................     --             (30)         (20)    --         --           --
  Laboratorios Belmac acquisition, net
    of cash acquired...................    (2,759)      --            --        --         --           --
                                         --------   ------------   --------   -------   -----------   -------
    Net cash provided by (used in)
      investing activities.............   (12,921)      (2,238)       3,076       134         (16)        616
                                         --------   ------------   --------   -------   -----------   -------

                                                                     (Continued)

                         BENTLEY PHARMACEUTICALS, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONCLUDED)
                                 (IN THOUSANDS)

                                         FOR THE
                                           YEAR      SIX MONTHS         FOR THE             FOR THE NINE
                                          ENDED        ENDED           YEAR ENDED           MONTHS ENDED
                                         JUNE 30,   DECEMBER 31,      DECEMBER 31,          SEPTEMBER 30,
                                         --------   ------------   ------------------   ---------------------
                                           1992         1992         1993      1994        1994        1995
                                         --------   ------------   --------   -------   -----------   -------
                                                                                        (UNAUDITED)
Cash flows from financing activities:
  Net increase (decrease) in short-term
    borrowings.........................  $    242     $   (858)    $    391   $  (397)    $  (242)    $   501
  Proceeds from private placement:
    Preferred stock....................    15,750       --            --        --         --           --
    Common stock.......................    10,120        2,386        8,711     3,761       2,903
  Offering costs of private
    placement..........................    (2,136)        (217)      (2,096)     (377)       (287)        (56)
  Collection of stock subscription
    receivable.........................     --          --            1,700       693         457         562
  Proceeds from exercise of stock
    options............................     2,057           60        --        --         --           --
  Proceeds from exercise of stock
    warrants...........................     6,522       --               97        34          34       --
  Other equity transactions............     --             135        --        --         --           --
  Repayments of long term debt.........    (1,228)      (1,632)        (221)     (203)       (153)        (57)
  Payments on capital leases...........       (36)         (45)         (81)      (72)        (55)        (25)
                                         --------   ------------   --------   -------   -----------   -------
      Net cash provided by (used in)
        financing activities...........    31,291         (171)       8,501     3,439       2,657         925
                                         --------   ------------   --------   -------   -----------   -------
Effect of exchange rate changes on
  cash.................................      (425)        (536)        (997)     (389)         (9)        140
                                         --------   ------------   --------   -------   -----------   -------
Net increase (decrease) in cash and
  cash equivalents.....................     3,442       (3,063)         952      (231)        623        (741)
Cash and cash equivalents at beginning
  of period............................       221        3,663          600     1,552       1,552       1,321
                                         --------   ------------   --------   -------   -----------   -------
Cash and cash equivalents at end of
  period...............................  $  3,663     $    600     $  1,552   $ 1,321     $ 2,175     $   580
                                         --------   ------------   --------   -------   -----------   -------
                                         --------   ------------   --------   -------   -----------   -------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
The Registrant paid cash during the period for (in thousands):
            Interest...................  $    267     $    186     $    309   $   263     $   172     $   220
                                         --------   ------------   --------   -------   -----------   -------
                                         --------   ------------   --------   -------   -----------   -------
            Taxes......................  $    285     $    428     $      0   $     6     $     6       --
                                         --------   ------------   --------   -------   -----------   -------
                                         --------   ------------   --------   -------   -----------   -------

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES:
The Registrant has issued Common Stock in exchange for services, rights or in settlement of litigation as follows (in thousands):
            Shares Issued..............     --              17           38        99           7           1
                                         --------   ------------   --------   -------   -----------   -------
                                         --------   ------------   --------   -------   -----------   -------
            Amount.....................     --        $    960     $    820   $ 1,290     $   146     $     3
                                         --------   ------------   --------   -------   -----------   -------
                                         --------   ------------   --------   -------   -----------   -------

               The accompanying Notes to Consolidated Statements
              are an integral part of these financial statements.

                         BENTLEY PHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--HISTORY AND OPERATIONS

    Bentley Pharmaceuticals, Inc. (formerly Belmac Corporation) (the "Company") is an international pharmaceutical and health care company engaged primarily in the manufacturing, marketing and distribution of pharmaceutical products in France and Spain, with limited distribution of health care products and research and development activities in the United States. The Company's operations in France consist of the import and distribution of fine chemicals and the marketing of specialty pharmaceutical products. In Spain, the Company manufactures, packages and distributes both its own and other companies' pharmaceutical products. In the United States, the Company markets disposable linens to emergency health services which are manufactured under contract.

    The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, the Company has incurred significant net losses as well as negative operating cash flows for all periods presented. These losses, although decreasing, and other factors may indicate that the Company may be unable to continue as a going concern.

    The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitable operations and positive cash flows. Management has developed a comprehensive strategic plan which focuses on short-term profitability and goals and includes plans to achieve continued profitability on an ongoing basis. Additionally, management is exploring various financing alternatives, including a public offering of its debt and/or equity securities. Management plans include careful prioritization of research and development activities and continuation of an austerity program that it implemented in early 1993. Additionally, management is considering possible joint ventures or other third party relationships for the continuing development, licensing and marketing of certain drugs currently under development.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CHANGE IN YEAR END

    Effective December 31, 1992 the Company changed its fiscal year end from June 30 to December 31.

PRINCIPLES OF CONSOLIDATION AND FOREIGN CURRENCY TRANSLATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: B.O.G. International Finance, Inc., Belmac Jamaica, Ltd., Belmac Healthcare Corporation and its wholly owned subsidiary Belmac Hygiene, Inc., Chimos/LBF S.A. (formerly known as the separate entities of Laboratoires Belmac S.A. and Chimos S.A.) and its wholly owned subsidiary Laboratorios Belmac S.A., and Belmac Holdings, Inc. (formerly known as Pharmacin Holdings, Inc.), and its wholly owned subsidiary, Belmac A. I., Inc. (formerly known as Pharmacin Corp.). Belmac Hygiene, Inc. entered into a 50/50 partnership with Maximed Corporation of New York in March 1994. Belmac Hygiene's participation in the partnership is accounted for using the equity method. All significant intercompany balances have been eliminated in consolidation. The financial position and

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) results of operations of the Company's foreign subsidiaries are measured using local currency as the functional currency. Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect at the end of the period. Revenues and expenses are translated at the average exchange rate for the period. Foreign currency translation gains and losses not impacting cash flows are credited to or charged against Stockholders' Equity. Foreign currency translation gains and losses arising from cash transactions are credited to or charged against current earnings.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents for purposes of the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows. Investments in securities which do not meet the definition of cash equivalents are classified as investments available for sale in the Consolidated Balance Sheets. A bank overdraft of approximately $30,000 at December 31, 1993 is included in accounts payable as of that date and restricted cash of approximately $300,000 at December 31, 1993 is included in investments available for sale as of that date as well.

INVESTMENTS AVAILABLE FOR SALE

    Investments available for sale are reported at approximate market value.

INVENTORIES

    Inventories are stated at the lower of cost or market, cost being determined on the first-in, first-out ("FIFO") method.

FIXED ASSETS

    Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the following estimated economic lives of the assets:

                                                                        YEARS
                                                                        -----
Buildings............................................................     30
Equipment............................................................    5-7
Furniture and fixtures...............................................    5-7
Other................................................................      5


    Leasehold improvements are depreciated over the life of the respective lease.

    Expenditures for replacements and improvements that significantly add to productive capacity or extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs are charged against operations as incurred. When assets are sold or retired, the cost of the asset and the related accumulated depreciation are removed from the accounts and any gain or loss is recognized currently.


DRUG LICENSES AND RELATED COSTS

    Drug licenses and related costs incurred in connection with obtaining or acquiring licenses, patents, and other proprietary rights related to the Company's commercially developed products are capitalized. Capitalized drug licenses and related costs are being amortized on a straight-line basis over fifteen years

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) from the dates of acquisition. Costs of acquiring pharmaceuticals requiring further development are expensed as purchased research and development. Carrying values of such assets are reviewed annually by the Company and are adjusted for any diminution in value.


INVESTMENT IN PARTNERSHIP

    Belmac Hygiene, Inc., a wholly-owned subsidiary of the Company entered into a 50/50 partnership in March 1994 with Maximed Corporation ("Maximed") to develop and market feminine healthcare products. Maximed contributed the hydrogel-based technology and the Company, through its subsidiary, is responsible for providing financing and funding of the partnership's activities. The investment in the partnership is accounted for using the equity method.

    Belmac Hygiene, Inc. has become involved in a dispute with Maximed and filed suit in December 1994 against Maximed (See Note 15). In the opinion of management, the carrying value of its investment in the partnership, accounted for using the equity method, of $501,000 and $513,000 as of December 31, 1994 and September 30, 1995, respectively, is not impaired and no reserve is considered necessary.


RESEARCH AND DEVELOPMENT

    Research and development costs are expensed when incurred.


AMORTIZATION OF GOODWILL

    Costs of investments in purchased companies in excess of the underlying fair value of net identifiable assets at date of acquisition are recorded as goodwill and included in other non-current assets which is amortized over fifteen years on a straight line basis. Carrying values of such assets are reviewed annually by the Company and are adjusted for any diminution in value.


REVENUE RECOGNITION

    Sales of products are recognized by the Company when the products are shipped to customers. The Company allows sales returns in certain situations, but does not reserve for returns and allowances based upon the Company's favorable historical experience.


INCOME TAXES

    In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS
109). SFAS 109 mandates the liability method in accounting for the effects of income taxes for financial reporting purposes. The Company adopted SFAS 109 effective January 1, 1993. This statement did not have a material impact on the Company's consolidated financial statements as a result of establishing a valuation allowance equal to the deferred tax asset arising primarily from its net operating loss carryforwards.


NET LOSS PER COMMON SHARE

    Primary loss per common share is computed by dividing the net loss (less accretion of discount and accrued dividends on mandatorily redeemable preferred stock) by the weighted average number of shares of Common Stock outstanding during each period. Common Stock equivalents were not included in the calculation of primary loss per share as they were determined to be antidilutive.

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

    The Company effected a one-for-ten reverse split of its Common Stock on July 25, 1995 as a result of an amendment to its Articles of Incorporation which was approved by the stockholders at the Company's Annual Stockholders Meeting held on June 9, 1995. All information with respect to per share data and number of common shares has been retroactively adjusted to give effect to the reverse stock split.


NEW ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("FAS 121") effective for fiscal years beginning after December 15, 1995. FAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management believes that the adoption of FAS 121 will not have a material impact on the financial condition or the results of operations of the Company.

    In October 1995, FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") effective for transactions entered into after December 15, 1995. FAS 123 provides alternatives for the methods used by entities to record compensation expense associated with its stock-based compensation plans. Additionally, FAS 123 provides further guidance on the disclosure requirements relating to stock-based compensation plans. Management believes that the adoption of FAS 123 will not have a material impact on the financial condition or the results of operations of the Company.


UNAUDITED PERIOD

    Amounts reported for the nine-month period ended September 30, 1994 are unaudited and in the opinion of management of the Company include all adjustments that are of a normal recurring nature and necessary for a fair presentation.

NOTE 3--ACQUISITIONS

CHIMOS S.A.

    In August 1991, the Company, through its 100% owned subsidiary, Laboratoires Belmac S.A., purchased all of the outstanding shares of Chimos S.A., ("Chimos"), a company with executive offices in Paris, France. The acquisition price consisted of 3,000,000 French Francs (approximately $500,000) plus 10,000 shares of the Company's Common Stock (approximate value of $613,000). This acquisition has been accounted for by the purchase method and the excess of purchase price over the fair market value of net assets acquired has been recorded as goodwill (approximately $548,000) and included in other non-current assets. These two entities were merged in 1994 into one surviving entity known as Chimos/LBF S.A. Chimos/LBF S.A. is engaged in the distribution of specialty pharmaceutical products and fine chemicals to pharmacies and hospitals in France.


RIMAFAR S.A.

    In February 1992, the Company, through its wholly-owned subsidiary, Laboratoires Belmac S.A., consummated the acquisition of all of the outstanding shares of Rimafar S.A. (currently known as

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 3--ACQUISITIONS--(CONTINUED)

Laboratorios Belmac S.A.), a Spanish corporation. The Company paid a cash purchase price of approximately $3,100,000 (including costs associated with the acquisition) for 100% of the shares.

    This acquisition was accounted for by the purchase method and the excess of purchase price over the tangible net assets acquired was assigned to nine different Spanish drug licenses held by the Company (See Note 8).


PRO FORMA FINANCIAL INFORMATION

    The following pro forma Statement of Operations reflects the effect on the Company's 1992 operations, as if the above described acquisitions had occurred at the beginning of the Company's fiscal year ended June 30, 1992:

                                                PRO FORMA COMBINED (UNAUDITED)
                                                ------------------------------
Net sales....................................            $ 17,249,000
Net loss.....................................            $(11,145,000)
Loss per Common Share........................            $     (11.40)

    The above pro forma financial information relating to Chimos and Laboratorios Belmac is presented in accordance with accounting rules relating to business acquisitions and is not necessarily indicative either of the results of operations that would have occurred had the acquisitions been effective at the beginning of the fiscal year indicated or of future results of operations of the combined companies.

NOTE 4--OTHER NON-RECURRING CHARGES

    The aggregate amount of other non-recurring charges for the period ended December 31, 1992 of $9,321,000 relates primarily to a 1992 realignment of the Company and its products in the United States and in Europe by its management as outlined below.


MANAGEMENT

    On February 26, 1993, Jean-Francois Rossignol resigned as Chairman and Chief Executive Officer of the Company. The Company agreed to forgive $271,000 of a note receivable from Dr. Rossignol at the time of his resignation, the cost of which has been included in the period ended December 31, 1992.

    The Company decided in December 1992 to realign its pharmaceutical operations in France by implementing a more cost effective marketing strategy utilizing an outside marketing firm during certain times of the year in place of its internal French management and sales force. Severance costs associated with the displacement of the French employees totaling approximately $1,054,000 were included in the period ended December 31, 1992.

    As part of the realignment of French operations, the Company decided to relocate its French offices from Sophia Antipolis to Paris. In conjunction with this decision the Company wrote-off certain leasehold improvements and other assets and expensed certain lease and other commitments aggregating $2,108,000 which was included in the period ended December 31, 1992.

    On November 23, 1992 Michael M. Harshbarger was appointed President and Chief Operating Officer of the Company. Under the terms of Harshbarger's employment agreement 10,000 shares of the Company's Common Stock were granted to him on December 16, 1992. The market value of the shares on the date of grant of $575,000 was included in the period ended December 31, 1992.

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 4--OTHER NON-RECURRING CHARGES--(CONTINUED)
    As an incentive to its employees in Spain, the Company's Board of Directors on December 29, 1992 approved the issuance of 7,000 shares of Common Stock to the employees of Laboratorios Belmac, resulting in a charge of $385,000 based on the market price of the Company's Common Stock on the date of grant. These costs were also included in the period ended December 31, 1992.

PRODUCTS

    In January 1993, the Company sold its product rights and inventory of Amodex(R) to a third party. Charges of $3,574,000 and $212,000 representing the write-down of drug licenses and inventory, respectively, to net-realizable value were included in the period ended December 31, 1992.

    The Company decided to discontinue marketing its Biolid(R) infant and pediatric formulations in France due to lower than expected sales volume and low gross margins. Additionally, it was determined that excessive quantities of the adult formulation of Biolid(R) existed, recognizing the Company's restructured marketing efforts. Accordingly, inventory write-offs relating to Biolid(R) totaling approximately $630,000 were reflected in the period ended December 31, 1992. The Company wrote-off certain capitalized costs related to the sachet formulation of Biolid(R) as of December 31, 1993 (See Note 8).

    The Company has decided to focus its product development efforts for Alphanon(R) on a transdermal patch delivery system and accordingly $243,000 of deferred product costs relating to the intra-navel transdermal technology were written off in 1992. The inability to collect receivables for Alphanon(R) sales amounting to $162,000 from a major customer outside the United States was indicative of the limited market opportunity for the product in its navel-transdermal delivery form. Accordingly, the Company also wrote-off approximately $107,000 of inventory relating to Alphanon(R).

NOTE 5--RECEIVABLES

Receivables consist of the following (in Thousands):

                                                                   DECEMBER 31,
                                                                 ----------------    SEPTEMBER 30,
                                                                  1993      1994         1995
                                                                 ------    ------    -------------
Trade receivables.............................................   $5,163    $6,360       $ 7,479
Sale of Belmacina(R) (Note 8).................................     --       1,140           243
Other (Notes 8 and 15)........................................      840       233           645
                                                                 ------    ------    -------------
                                                                  6,003     7,733         8,367
Less--allowance for doubtful accounts.........................      (50)     (124)          (99)
                                                                 ------    ------    -------------
                                                                 $5,953    $7,609       $ 8,268
                                                                 ------    ------    -------------
                                                                 ------    ------    -------------

NOTE 6--INVENTORIES

Inventories consist of the following (in Thousands):

                                                                   DECEMBER 31,
                                                                 ----------------    SEPTEMBER 30,
                                                                  1993      1994         1995
                                                                 ------    ------    -------------
Raw materials.................................................   $  553    $  149       $   217
Work in progress..............................................        3         3             1
Finished goods................................................      742     1,343         1,453
                                                                 ------    ------    -------------
                                                                  1,298     1,495         1,671
Less--allowance for slow-moving or obsolete inventory.........     --        (248)         (671)
                                                                 ------    ------    -------------
                                                                 $1,298    $1,247       $ 1,000
                                                                 ------    ------    -------------
                                                                 ------    ------    -------------

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 7--FIXED ASSETS

Fixed assets consist of the following (in Thousands):

                                                                   DECEMBER 31,
                                                                 ----------------    SEPTEMBER 30,
                                                                  1993      1994         1995
                                                                 ------    ------    -------------
Land..........................................................   $1,033    $1,121       $ 1,195
Buildings.....................................................    1,667     1,810         2,477
Equipment.....................................................      845       916           964
Furniture and fixtures........................................      603       675           653
Leasehold improvements........................................      302       340           335
Equipment under capital lease.................................      181       221           138
                                                                 ------    ------    -------------
                                                                  4,631     5,083         5,762
Less-accumulated depreciation.................................     (927)   (1,465)       (1,750)
                                                                 ------    ------    -------------
                                                                 $3,704    $3,618       $ 4,012
                                                                 ------    ------    -------------
                                                                 ------    ------    -------------

    Depreciation expense was $287,000, $173,000, $489,000, $434,000, $258,000
(unaudited) and $290,000 for the year ended June 30, 1992, for the six months ended December 31, 1992, for the years ended December 31, 1993 and 1994, and for the nine months ended September 30, 1994 and 1995, respectively.

NOTE 8--DRUG LICENSES AND RELATED COSTS, NET

Drug licenses and related costs consist of the following (in Thousands):

                                                                   DECEMBER 31,
                                                                 ----------------    SEPTEMBER 30,
                                                                  1993      1994         1995
                                                                 ------    ------    -------------
Laboratorios Belmac's portfolio (Note 3)......................   $1,721    $1,259       $ 1,342
Less--accumulated amortization................................     (247)     (291)         (377)
                                                                 ------    ------    -------------
                                                                 $1,474    $  968       $   965
                                                                 ------    ------    -------------
                                                                 ------    ------    -------------

    In September 1992, the Company, through its Spanish subsidiary Laboratorios Belmac, acquired the Spanish license and product rights to Belmacina(R), a ciprofloxacin antibiotic, for approximately $577,000. The Company sold its Spanish license and product rights to Ciprofloxacin in 1994 for approximately $1,556,000 and sold the related trademark for approximately $380,000 in 1995. The Company received approximately $651,000 in cash, net of transaction costs and a receivable of approximately $1,140,000, which includes amounts related to the sale of the trademark. The gain on sale of the license and product rights of approximately $884,000 was included in Other Income for the year ended December 31, 1994 and the gain on the sale of the related trademark was recorded as a receivable and as deferred revenue as of December 31, 1994. The Company recognized the gain on the sale of the related trademark upon the transfer of the trademark to the buyer in 1995.

    In December 1991, the Company, through its wholly-owned French subsidiary Laboratoires Belmac S.A., acquired certain inventory and all French product rights of Amodex(R). Amodex(R) is an amoxicillin-based antibiotic that has been registered with the Ministry of Health in France and has been granted regulatory approval for marketing in France. Pursuant to this agreement, Laboratoires Belmac S.A. agreed to pay approximately $6,800,000, of which $5,500,000 was paid at consummation and approximately $1,300,000 was agreed to be payable in three installments in December 1993, 1994

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 8--DRUG LICENSES AND RELATED COSTS, NET--(CONTINUED)

and 1995. Subsequent to June 30, 1992, Laboratoires Belmac S.A. renegotiated the terms of the agreement whereby one payment of approximately $882,000 was made in lieu of the three installment payments. The related intangible asset and debt were adjusted at June 30, 1992 to reflect the revised agreement.

    In January 1993 the Company sold all of its French product rights and inventory of Amodex(R) to a third party. At December 31, 1992 the cost associated with the Amodex(R) product rights was reduced to $3,260,000 to reflect its net realizable value (See Note 4).

    In September 1993 the Company entered into an agreement to sell its rights to the Biolid(R) sachet formulation in France and related inventories to Evans Medical S.A. for approximately $2,245,000. The Company received approximately $950,000 cash upon execution of the agreement including approximately $350,000 for promotion and marketing of the product. The Company recorded a receivable of approximately $1,550,000 as of September 30, 1993, representing the balance of the purchase price which was due upon transfer of the French AMM (license to market the product) to Evans. This transaction was subject to approval, by a French regulatory authority, of the transfer of the French AMM to Evans. The French regulatory authority subsequently requested additional information prior to approving this transfer and requested marketing of Biolid(R) be suspended pending the additional data. The Company discontinued marketing this product, which is a sachet formulation.

    As a result of the regulatory action, the Company entered into an agreement with Evans in March 1994 which canceled the previous sales agreement and the Company agreed to refund approximately $532,000 deposited by Evans and an additional $175,000 of the promotional costs paid by Evans. Accordingly, the Company reversed the sale of the rights to the sachet formulation of Biolid(R) and removed the previously recorded gain and receivable from its books, effective December 31, 1993. As a result of the decision to withdraw the sachet formulation of Biolid(R) from the French market and the subsequent agreement with Evans, the Company recorded an expense of $2,241,000 in the fourth quarter of 1993 reflecting the write-off of the sachet formulation of Biolid(R) intangible asset, the Biolid(R) inventories and the reimbursement of Evans' promotional costs.

    The Company owns all rights, title and interest to Alphanon(R), a camphor based anti-hemorrhoidal drug. In connection with the acquisition of Alphanon(R), the Company agreed to pay for the longer of fifteen years from the first marketing of Alphanon(R) in each country or the life of an Alphanon(R) patent in each country, a royalty fee of 5% of the gross profit from the manufacture and sale of the product and 5% of the net royalty payments received from any licensing agreements of the product. Costs capitalized related to this drug license included $262,000 for the value of Common Stock issued. In December 1992 the Company wrote-off all remaining unamortized Alphanon(R) license and related costs reflecting the decision to discontinue further sales and marketing efforts related to Alphanon(R) pending further development of the transdermal patch technology (See Note 4).

    Amortization expense for drug licenses and related costs was approximately $553,000, $328,000, $227,000, $102,000, $89,000 (unaudited) and $86,000 for the year ended June 30, 1992, for the six months ended December 31, 1992, for the years ended December 31, 1993 and 1994, and for the nine months ended September 30, 1994 and 1995, respectively.

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 9--ACCRUED EXPENSES

Accrued expenses consist of the following (in Thousands):

                                                                   DECEMBER 31,
                                                                 ----------------    SEPTEMBER 30,
                                                                  1993      1994         1995
                                                                 ------    ------    -------------
Accrued expenses..............................................   $  774    $1,914       $ 1,669
Accrued payroll and severance benefits (Note 4)...............      964       368           475
Amount due to Evans (Note 8)..................................      707      --          --
                                                                 ------    ------    -------------
                                                                 $2,445    $2,282       $ 2,144
                                                                 ------    ------    -------------
                                                                 ------    ------    -------------

NOTE 10--DEBT

Short term borrowings consist of the following (in Thousands):

                                                                   DECEMBER 31,
                                                                 ----------------    SEPTEMBER 30,
                                                                  1993      1994         1995
                                                                 -------    -----    -------------
Trade receivables discounted (with a Spanish financial
  institution), with recourse, effective interest rate on the
  note is 13.9%...............................................   $   570    $ 463       $   675
Short-term loan (with a French financial institution),
  maturing in January 1994, average interest rate 4.5%........       369     --          --
Short-term loan (with a French financial institution), matured
  on February 2, 1994, interest rate 4.25%....................       101     --          --
Short-term loan (with a French financial institution),
  maturing in January 1995, average interest rate 7.3%........     --         200        --
Short term loan (with a French financial institution) maturing
  in December 1995, average interest rate 11.3%...............     --        --             304
Other.........................................................     --        --             237
                                                                 -------    -----    -------------
  Total Short term borrowings.................................   $ 1,040    $ 663       $ 1,216
                                                                 -------    -----    -------------
                                                                 -------    -----    -------------

Long-term debt consists of the following (in Thousands):

                                                                     DECEMBER 31,
                                                                    --------------    SEPTEMBER 30,
                                                                     1993     1994        1995
                                                                    ------    ----    -------------
First mortgage loan, principal and interest of $35 quarterly through February 1995, collateralized by land and buildings in
  Spain. Interest is based on the Madrid Interbank Offering Rate
  (MIBOR*) plus 1.45%............................................   $  175    $37        --$
Capital lease obligations, relating to various equipment used by
  the Company....................................................       89     24            4
                                                                    ------    ----         ---
                                                                       264     61            4
Less current portion.............................................     (229)   (61)          (4)
                                                                    ------    ----         ---
  Total long-term debt...........................................   $   35    $ 0          $ 0
                                                                    ------    ----         ---
                                                                    ------    ----         ---

------------
* MIBOR at December 31, 1993 and 1994, and September 30, 1995 was 9.5%, 8.65% and 9.35%, respectively.

    The weighted average interest rate on borrowings outstanding at December 31, 1994 and September 30, 1995 was 8.57% and 10.5%, respectively.

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 11--REDEEMABLE PREFERRED STOCK

    During the year ended June 30, 1992, the Company issued 290,000 shares of $1 par value Series A Convertible Exchangeable Preferred Stock (the "Series A Preferred Stock") and 340,000 shares of $1 par value Series B Convertible Exchangeable Preferred Stock ("the Series B Preferred Stock") at $25 per share. The issuance of these shares provided aggregate proceeds to the Company of $15,750,000. Since the Series A and B Preferred Stock meet the definition of Mandatorily Redeemable Preferred Stock, it has been excluded from the Common Stockholders' Equity section of the Consolidated Balance Sheets. As of December 31, 1994 and September 30, 1995, 220,000 shares of the Series A Preferred Stock and all shares of the Series B Preferred Stock had been converted into 56,100 and 48,100 shares, respectively, of Common Stock.

    The shares of Series A and B Preferred Stock were convertible at the option of the holders into Common Stock at any time prior to the close of business on the date fixed for redemption or exchange, at an initial conversion price for the Series A Preferred Stock of $115.00 per share (at an initial conversion rate of approximately .21739 shares of Common Stock for each share of Series A Preferred Stock) and for the Series B Preferred Stock of $160.00 per share (at an initial conversion rate of .15625 shares of Common Stock for each share of Series B Preferred Stock). The conversion rates were adjusted by the Company, in lieu of paying cumulative dividends of 9% per annum to .25828 and .1703 for the Series A and B Preferred Stock, respectively. The dividend payment date for Series A Preferred Stock is October 15. The dividend payment date for Series B Preferred Stock was February 1, 1993.

    The Series A Preferred Stock has a liquidation preference equal to $25.00 per share, plus accrued and unpaid dividends up to the liquidation date. The Series A Preferred Stock is redeemable for cash at the option of the Company. The Preferred Stock is also redeemable for cash at the option of the holder upon certain major stock acquisitions or business combinations at $25.00 per share, plus accrued and unpaid dividends through the redemption dates. The holders of Preferred Stock have no voting rights except as required by applicable law and except that if the equivalent of two full annual cash dividends shall be accrued and unpaid, the holders of the Series A Preferred Stock shall have the right, as a class, to elect two additional members of the Company's Board of Directors. As of the date hereof, the holders of the Series A Preferred Stock have not exercised their right to appoint such directors.

    The Series A Preferred Stock is exchangeable in whole, but not in part, at the option of the Company on any dividend payment date beginning October 15, 1993, for 9% Convertible Subordinated Debentures of the Company due 2016. Holders of Series A Preferred Stock will be entitled to $25 principal amount of Debentures for each share of Series A Preferred Stock.

    The Series A Preferred Stock is recorded at redemption value, which is $25.00 per share plus cumulative dividends of 9% per annum. The following table summarizes activity of the Series A and B Preferred Stock:

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 11--REDEEMABLE PREFERRED STOCK--(CONTINUED)
(In Thousands)

                                                                  SERIES A             SERIES B
                                                              -----------------    -----------------
                                                              SHARES    AMOUNTS    SHARES    AMOUNTS
                                                              ------    -------    ------    -------
Balance at December 31, 1992...............................      74     $1,998       212     $ 5,403
  Converted to Common Stock................................    --         --        (212)     (5,403)
  Accretion of discount and accrual of 9% dividends........    --          220      --         --
                                                              ------    -------    ------    -------
Balance at December 31, 1993...............................      74      2,218      --         --
  Converted to Common Stock................................      (4)      (128)
  Accrual of 9% dividends..................................    --          166      --         --
                                                              ------    -------    ------    -------
Balance at December 31, 1994...............................      70      2,256      --         --
  Accrual of 9% dividends..................................    --          118      --         --
                                                              ------    -------    ------    -------
Balance at September 30, 1995..............................      70     $2,374      --       $ --
                                                              ------    -------    ------    -------
                                                              ------    -------    ------    -------

NOTE 12--COMMON STOCKHOLDERS' EQUITY

    At December 31, 1994 and September 30, 1995 the Company had the following Common Stock reserved for issuances under various plans and agreements:

                                            DECEMBER 31, 1994    SEPTEMBER 30, 1995
                                            -----------------    ------------------
For conversion of Series A Preferred
  Stock (Note 11)........................         18,000                18,000
For stock purchase warrants..............        476,500               574,000
For stock options........................        382,500               260,500
For other................................          7,500                 8,500
                                                --------              --------
                                                 884,500               861,000
                                                --------              --------
                                                --------              --------

    The Company has never paid any dividends on its Common Stock. The current policy of the Board of Directors is to retain earnings to finance the operation of the Company's business. Accordingly, it is anticipated that no cash dividends will be paid to the holders of the Common Stock in the foreseeable future. Under the terms of the Series A Preferred Stock, the Company is restricted from paying dividends on its Common Stock so long as there are arrearages on dividend payments on the Series A Preferred Stock. There currently are such arrearages.

STOCK PURCHASE WARRANTS

    During the year ended June 30, 1992, stock purchase warrants were converted into 203,300 shares of the Company's Common Stock at prices ranging from $31.00 to $105.00 per share. Such conversions yielded net proceeds of $6,721,000 to the Company in the year ended June 30, 1992.

    No warrants were converted into shares of the Company's Common Stock in the six months ended December 31, 1992.

    During the year ended December 31, 1993, stock purchase warrants were converted into 8,700 shares of the Company's Common Stock at prices ranging from $10.00 to $13.75 per share. Such conversions yielded net proceeds of $97,000 to the Company in the year ended December 31, 1993.

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 12--COMMON STOCKHOLDERS' EQUITY--(CONTINUED)

    During the year ended December 31, 1994, stock purchase warrants were converted into 2,500 shares of the Company's Common Stock at $13.75 per share. Such conversions yielded net proceeds of $34,000 to the Company in the year ended December 31, 1994.

    No warrants were converted into shares of the Company's Common Stock in the nine months ended September 30, 1995.

    At September 30, 1995, there were 574,000 warrants outstanding which were exercisable at prices ranging from $2.50 to $120.00 per share, of which 241,000 warrants have an exercise price of $2.50 per share. The Warrants expire through December 1998.


COMMON STOCK TRANSACTIONS

    During the year ended June 30, 1992, the Company issued 94,100 shares of Common Stock in two private placement transactions with total net proceeds of $8,447,000 and purchased 5,400 shares of its outstanding Common Stock for $495,000. Also during the year ended June 30, 1992, 336,000 shares of the Company's Series A and B Preferred Stock were converted into 65,700 shares of Common Stock at conversion prices ranging from $115.00 to $160.00 per share.

    During the six months ended December 31, 1992, the Company issued 80,600 shares of Common Stock in a private placement transaction, with total net proceeds of $3,864,000 ($1,700,000 of such proceeds were received subsequent to December 31, 1992 and were recorded as stock subscriptions receivable in the Common Stockholders' Equity section of the Consolidated Balance Sheets at December 31, 1992). The Company also awarded 17,000 shares of Common Stock to employees as incentive compensation in the six months ended December 31, 1992 and 8,000 shares of the Company's Series B Preferred Stock were converted into 1,300 shares of Common Stock at the conversion price of $160.00 per share during this period.

    During the year ended December 31, 1993, the Company issued 733,400 shares of Common Stock in private placement transactions, with total net proceeds of $7,385,000 ($770,000 of such proceeds were recorded as stock subscriptions receivable in the Common Stockholders' Equity section of the Consolidated Balance Sheets). Also, 212,000 shares of the Company's Series B Preferred Stock were converted into 36,100 shares of Common Stock at the conversion price of $160.00 per share. The Company also awarded 1,900 shares of Common Stock to employees as incentive compensation and settled litigation with two former officers of the Company by issuing to them an aggregate of 14,700 shares of Common Stock in the year ended December 31, 1993.

    During the year ended December 31, 1994, the Company issued 845,800 shares of Common Stock in private placement transactions, with total net proceeds of $4,944,000 ($1,596,000 of such proceeds were recorded as stock subscriptions receivable in the Common Stockholders' Equity section of the Consolidated Balance Sheets of which approximately $1,193,000 had been received as of December 8, 1995). Also, 4,000 shares of the Company's Series A Preferred Stock were converted into 1,100 shares of Common Stock at the conversion price of $115.00 per share. The Company also awarded 7,000 shares of Common Stock to Directors as compensation and settled litigation with shareholders of the Company by issuing to them an aggregate of 70,200 shares of Common Stock in the year ended December 31, 1994.

    During the nine months ended September 30, 1995, the Company issued 817 shares of Common Stock to Directors as compensation.

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 12--COMMON STOCKHOLDERS' EQUITY--(CONTINUED)

STOCK SUBSCRIPTIONS RECEIVABLE

    Stock subscriptions receivable at June 30, 1992 represent amounts owed to the Company by two former officers of the Company (see explanation below). Certain receivables from one of the former officers included in the June 30, 1992 balance were forgiven and are included in non-recurring charges for the six months ended December 31, 1992. (See Notes 4, 15 and 16).

    Stock subscriptions receivable at December 31, 1992 included $412,000 owed to the Company by a former officer of the Company (see explanation below) and $1,700,000 owed to the Company by a subscriber of 50,000 shares of Common Stock which were issued in a private placement. The $1,700,000 was received in full in February 1993.

    Stock subscriptions receivable at December 31, 1993 included $498,000 owed to the Company by a former officer of the Company (see explanation below). Additionally, amounts owed to the Company by a subscriber of 50,000 shares of Common Stock which were issued in a private placement total $770,000 and were included in the December 31, 1993 balance. Of this amount $473,000 was received in 1994.

    Stock subscriptions receivable at December 31, 1994 include an amount owed to the Company by a former officer and director of the Company for the exercise of various warrants and options to purchase 6,570 shares of the Company's Common Stock at prices ranging from $38.10 to $105.00 per share totaling $412,000. The notes accrued interest at the rate of 8.5% per annum payable through the issuance of additional promissory notes having the same terms as the subscriptions receivable. Such accrued interest totaled $121,000 at December 31, 1994. The Company cancelled the promissory notes receivable together with interest due on such notes aggregating approximately $533,000 in May 1995 as a result of a jury verdict. See Note 15. Additionally, amounts owed to the Company by subscribers of shares of Common Stock which were issued in private placements total $1,017,000 and are included in the December 31, 1994 balance, however, $561,000 of this balance was collected in the nine months ended September 30, 1995. The remaining subscriptions outstanding relate to a subscription agreement whereby the subscriber has entered into a subscription agreement with the Company and delivered promissory notes for the purchase of the shares. The shares have been issued in the name of the individual but were pledged to the Company to secure payment for such shares under the promissory notes. The shares are released from the pledge as they are paid for. Under the terms of the subscription agreement and the related promissory note, the purchase price for the stock is set at the closing price for the Company's Common Stock on the date that the subscriber makes the payment for shares to be delivered and payment is made to the Company under the promissory notes. The stock subscription receivable and additional paid in capital were reduced by $350,000 at September 30, 1995 to reflect the current trading price for the Company's Common Stock at September 30, 1995.

STOCK OPTION PLANS

    The Company has in effect Stock Option Plans (the "Plans"), pursuant to which directors, officers, and employees of the Company who contribute materially to the success and profitability of the Company are eligible to receive grants of options for the Company's Common Stock. An aggregate of 380,500 shares of Common Stock have been reserved for issuance under the Plans, of which 166,200 and 214,600 had been granted as of and December 31, 1994 and September 30, 1995, respectively. Options may be granted for terms not exceeding ten years from the date of grant except for stock options which are granted to persons owning more than 10% of the total combined voting power of all classes of stock of the Company. For these individuals, options may be granted for terms not exceeding five years from the date of grant. Options may not be granted at a price which is less than 100% of the

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 12--COMMON STOCKHOLDERS' EQUITY--(CONTINUED) fair market value on the date the options are granted (110% in the case of persons owning more than 10% of the total combined voting power of the Company).

    During the year ended June 30, 1992, holders of stock options exercised options acquiring 41,800 shares of the Company's Common Stock. Such exercises provided proceeds to the Company of $2,057,000 in the year ended June 30, 1992.

    Holders of stock options exercised no options during the year ended December 31, 1993 or 1994, or the nine months ended September 30, 1995; however, they exercised options during the six months ended December 31, 1992, acquiring 1,100 shares of the Company's Common Stock at prices ranging from $50.00 to $66.88 per share. Such exercises provided proceeds of $60,000 to the Company in the six months ended December 31, 1992.

    In addition, the Company has granted options and warrants outside of the Plans in connection with private placements of its securities and as consideration for various services. These options and warrants have been granted for terms not exceeding six years from the date of grant. The table below summarizes all activity for the year ended June 30, 1992, the six months ended December 31, 1992, the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995.

                                                               NUMBER OF              PRICE
                                                             COMMON SHARES          PER SHARE
                                                             -------------    ---------------------
                                                             (IN THOUSANDS)
Outstanding at June 30, 1991..............................         278
  Granted.................................................         142        $100.00   to  $177.50
  Exercised...............................................        (245)       $ 25.00   to  $105.00
  Canceled................................................          (4)       $ 50.00   to  $ 58.75
                                                                 -----
Outstanding at June 30, 1992..............................         171
  Granted.................................................          88        $ 42.00   to  $300.00
  Exercised...............................................          (1)       $ 50.00   to  $ 66.88
  Canceled................................................         (14)       $ 50.00   to  $152.50
                                                                 -----
Outstanding at December 31, 1992..........................         244
  Granted.................................................         171        $ 10.00   to  $ 45.00
  Exercised...............................................          (9)       $ 10.00   to  $ 13.75
  Canceled................................................        (110)       $ 37.50   to  $300.00
                                                                 -----
Outstanding at December 31, 1993..........................         296
  Granted.................................................         359        $  2.50   to  $ 20.00
  Exercised...............................................          (2)       $ 13.75
  Canceled................................................         (10)       $ 13.75   to  $ 71.25
                                                                 -----
Outstanding at December 31, 1994..........................         643
  Granted.................................................         180        $  2.50   to  $  7.50
  Exercised...............................................      --              --
  Canceled................................................         (34)       $ 11.25   to  $177.50
                                                                 -----
Outstanding at September 30, 1995.........................         789
                                                                 -----
                                                                 -----

    Options and warrants outstanding include 574,000 warrants, all of which are exercisable, and 215,000 options, of which 82,000 are vested and exercisable at September 30, 1995.

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 13--PROVISION FOR INCOME TAXES

    The Company adopted SFAS 109, "Accounting for Income Taxes" effective January 1, 1993, and began recognizing income tax benefits for net operating loss carryforwards, credit carryforwards and certain temporary differences for which tax benefits have not previously been recorded. As a result of the adoption of SFAS 109, the Company has recognized approximately $18,000,000 as a deferred tax asset; however, the Company has established a valuation allowance equal to the full amount of the deferred tax asset, as future operating profits cannot be assured. The Company expects to recognize the benefit of the asset when financial reporting and taxable income is generated.

    At December 31, 1994 and September 30, 1995, the Company has net operating loss (the "NOL") carryforwards of approximately $34,000,000 and $35,000,000, respectively, available to offset future U.S. taxable income. The Company calculates that its use of the NOL may be limited to approximately $3,000,000 each year as a result of stock option and warrant issuances during prior fiscal years resulting in an ownership change of more that 50% of the Company's outstanding equity. If not offset against future taxable income, the NOL carryforwards will expire in tax years 1996 through 2010.

    In addition, Chimos/LBF S.A. and Laboratorios Belmac S.A. have NOL carryforwards of approximately $14,000,000 and $3,000,000 available to offset future taxable income for income tax purposes in France and Spain, respectively. If not offset against taxable income, the NOL carryforwards will expire in various years ending 1999.

    The provision for income taxes of $343,000 for the year ended June 30, 1992 is the result of current French taxes on profits generated by Chimos S.A. in the year ended June 30, 1992. Chimos was not eligible to file a French consolidated income tax return with Laboratoires Belmac S.A. until fiscal year 1993. Therefore, the Laboratoires Belmac losses were not available to offset Chimos' taxable profits for the year ended June 30, 1992. For the six months ended December 31, 1992, the years ended December 31, 1993 and 1994 and for the nine months ended September 30, 1994 and 1995, no income tax provision is recorded due to domestic losses and the consolidation of Chimos S.A. with Laboratoires Belmac S.A. and subsequent merger of the two entities for French tax purposes.

NOTE 14--BUSINESS SEGMENT INFORMATION ON FOREIGN OPERATIONS

    The following is a summary of the results of operations and identifiable assets of the Company's wholly-owned foreign subsidiaries as of and for the year ended June 30, 1992, as of and for the six months ended December 31, 1992, and as of and for the years ended December 31, 1993 and 1994 and for the nine months ended September 30, 1994 and 1995.

                                                                       (IN THOUSANDS)
                                                                  YEAR ENDED JUNE 30, 1992
                                                        --------------------------------------------
                                                        FRANCE     SPAIN      U.S.      CONSOLIDATED
                                                        -------    ------    -------    ------------

Revenue..............................................   $10,891    $2,247    $ --         $ 13,138
Net loss.............................................    (5,168)     (189)    (5,454)      (10,811)
Identifiable assets..................................    26,452     7,781      4,520        38,753

                                                                      (IN THOUSANDS)
                                                            SIX MONTHS ENDED DECEMBER 31, 1992
                                                      ----------------------------------------------
                                                       FRANCE      SPAIN      U.S.      CONSOLIDATED
                                                      --------    -------    -------    ------------

Revenue............................................   $  7,738    $ 1,970    $ --         $  9,708
Net loss...........................................    (11,808)    (1,228)    (6,495)      (19,531)
Identifiable assets................................     10,793      7,373      3,787        21,953

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 14--BUSINESS SEGMENT INFORMATION ON FOREIGN OPERATIONS--(CONTINUED)

                                                                       (IN THOUSANDS)
                                                                YEAR ENDED DECEMBER 31, 1993
                                                        --------------------------------------------
                                                        FRANCE     SPAIN      U.S.      CONSOLIDATED
                                                        ------    -------    -------    ------------

Revenue..............................................   $15,155   $ 4,328    $   366      $ 19,849
Net loss.............................................     (811)    (1,655)    (7,770)      (10,236)
Identifiable assets..................................    7,023      6,873      2,264        16,160

                                                                      (IN THOUSANDS)
                                                               YEAR ENDED DECEMBER 31, 1994
                                                       ---------------------------------------------
                                                       FRANCE     SPAIN       U.S.      CONSOLIDATED
                                                       -------    ------    --------    ------------

Revenue.............................................   $20,257    $5,843    $    184      $ 26,284
Net income (loss)...................................       595      (405)     (3,768)       (3,578)
Identifiable assets.................................     6,476     7,833       2,023        16,332

                                                                       (IN THOUSANDS)
                                                            NINE MONTHS ENDED SEPTEMBER 30, 1994
                                                                        (UNAUDITED)
                                                        --------------------------------------------
                                                        FRANCE     SPAIN      U.S.      CONSOLIDATED
                                                        -------    ------    -------    ------------

Revenue..............................................   $15,499    $4,061    $   116      $ 19,676
Net income (loss)....................................       (65)     (974)    (2,612)       (3,651)
Identifiable assets..................................     7,316     7,404      2,180        16,900

                                                                       (IN THOUSANDS)
                                                            NINE MONTHS ENDED SEPTEMBER 30, 1995
                                                        --------------------------------------------
                                                        FRANCE     SPAIN      U.S.      CONSOLIDATED
                                                        -------    ------    -------    ------------

Revenue..............................................   $19,282    $4,147    $   154      $ 23,583
Net income (loss)....................................     1,103      (352)    (2,270)       (1,519)
Identifiable assets..................................     7,713     7,349      1,108        16,170

    Total liabilities attributable to foreign operations were $11,029,000, $8,358,000, $8,428,000 and $6,649,000 at December 31, 1992, December 31, 1993,
December 31, 1994 and September 30, 1995, respectively. There were no dividends from foreign subsidiaries, and net foreign currency gains (losses) reflected in results of operations for the year ended June 30, 1992, the six months ended December 31, 1992, the year ended December 31, 1993 and 1994 and the nine months ended September 30, 1994 and 1995 were approximately $35,000, $40,000, ($133,000), $66,000, $30,000 (unaudited), and $2,000, respectively. Sales in
France for the years ended December 31, 1993 and 1994, and the nine months ended September 30, 1994 and 1995 include approximately $4,500,000, $8,000,000,
$6,953,000 (unaudited) and $6,024,000, respectively, to Pharmacie Centrale des Hopitaux. Sales in France for the six months ended December 31, 1992, include approximately $1,900,000 to Pharmacie Centrale des Hopitaux and $2,500,000 to Distraphar. Sales in France for the year ended June 30, 1992 include approximately $3,000,000 and $1,400,000 to Pharmacie Centrale des Hopitaux and Industrie Chemiche Farmaceutiche Italienne, respectively.

NOTE 15--COMMITMENTS AND CONTINGENCIES

    On July 15, 1993, Michael M. Harshbarger was discharged for cause from the Company as President and Chief Executive Officer. At the time of his discharge, Harshbarger owed the Company approximately $121,000 as a result of expenses of a personal nature which he charged to the Company's accounts and removal of corporate assets for personal use. Harshbarger has sued the Company for

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 15--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

wrongful termination, seeking damages in excess of $1,400,000 and the Company has countersued for wrongful conversion and civil theft, fraud and deceit, and breach of contract, in an effort to recover the amounts owed by Harshbarger. The Company is amending a counterclaim against Harshbarger for breach of fiduciary duty and is seeking damages in excess of $1,000,000. In the opinion of current management, the amounts are collectable and this litigation will have no material effect on the financial position or results of operations of the Company.

    On November 30, 1992, Marc S. Ayers resigned as Chief Financial Officer of the Company and effective December 17, 1992, resigned as a member of the Board of Directors. At December 31, 1994 Ayers owed the Company $412,000 plus $121,000 accrued interest under two stock subscription notes receivable, both of which had matured and remained unpaid. Ayers sued the Company alleging breach of contract and the Company countersued Ayers. This matter was tried in 1994 and a jury verdict rendered on August 18, 1994, found in favor of Ayers on one issue and in favor of the Company on another issue. The judge ordered a new trial on all issues and no judgement was entered in the case. After a jury trial in May 1995, the jury found no binding contract was made between the Company and Ayers while awarding Ayers a recovery of approximately $27,000 for consulting services rendered and cancellation of the promissory notes and interest thereon. The cancellation of the promissory notes and related interest was charged to expenses in the nine months ended September 30, 1995.

    Belmac Hygiene, Inc. ("Hygiene"), a subsidiary of the Company, filed an action on December 9, 1994 in the United States District Court for the Southern District of New York against Medstar, Inc. ("Medstar"), Maximed, Inc. ("Maximed") and Robert S. Cohen. The defendants are Hygiene's partners (or such partner's control persons) in the Company's partnership with Maximed (the "Partnership"), which was formed for the development and ultimate sale of Maximed's intravaginal controlled release products. The action seeks (i) to enjoin the defendants from interfering with the management of the Partnership by Hygiene's representatives, and (ii) to recover damages as a result of defendants' misrepresentations and breach of warranty in the Partnership agreement. The defendants have filed a counterclaim against Hygiene. Medstar also filed a separate action on May 4, 1995 in the Untied States District Court for the Southern District of New York against the Company alleging that Hygiene failed to fund the Partnership and seeking $10,000,000 from the Company pursuant to its guaranty of Hygiene's obligations. Management of the Company views both Medstar's claim and the counterclaim of Medstar, Maximed and Robert S. Cohen to be frivolous and entirely without merit and is vigorously pursuing the Company's claims and defending both Medstar's action and the counterclaim. The issues were tried, without a jury, on August 21-23, 1995. Thereafter, post-trial briefs and proposed findings of fact and conclusions of law were submitted, and argument was heard on October 25, 1995. However, a decision has not yet been rendered as of December 8, 1995.

    The Company has determined that it is exposed to certain contingencies with respect to its operations in Spain totaling approximately $640,000 and has accrued $120,000 for such contingencies that are considered probable and included such amount in other non-current liabilities as of September 30, 1995.

    The Company is also obligated to pay royalties on sales of the drug Alphanon(R) (Notes 4 and 8).

    The Company is entitled to payments of $360,000 related to the commercialization of a certain drug provided to Jean-Francois Rossignol, its former Chairman and Chief Executive Officer. On April 8, 1995, Rossignol filed a Demand for Arbitration seeking to recover unspecified damages for the alleged breach of a written agreement between Rossignol and the Company dated August 13, 1993. In April 1995, the Company commenced an action against Rossignol, Marc S. Ayers and Romarc

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 15--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

Laboratories, L.C., in the Circuit Court of the Thirteenth Judicial Circuit, State of Florida, Hillsborough County Civil Division seeking, inter alia, a stay of the arbitration commenced by Rossignol and $360,000 representing the principal amount of a promissory note issued in connection with the August 13, 1993 agreement and damages. Under the terms of a settlement agreement entered into on December 6, 1995 (the "Settlement Agreement"), Rossignol agreed to pay to the Company the full amount of the promissory note in three installments, the first of which ($160,000) was paid upon execution of the Settlement Agreement and the remaining two ($100,000 each) are due in January and March 1996, respectively. Consequently, the Company has included such amounts in Other (Income) Expense for the nine months ended September 30, 1995.

    The Company leases certain of its assets under noncancellable operating leases. Total charges to operations under operating leases were approximately $105,000, $204,000, $598,000, $360,000, $347,000 (unaudited) and $318,000, for the year ended June 30, 1992, for the six months ended December 31, 1992, for the years ended December 31, 1993 and 1994 and for the nine months ended September 30, 1994 and 1995, respectively. Future minimum lease payments under operating leases are as follows:

                               (IN THOUSANDS)
                         PERIOD ENDING, DECEMBER 31
                         --------------------------
         1995...............................................   $ 133
         1996...............................................     419
         1997...............................................     321
         1998...............................................     246
         1999, and thereafter...............................     -0-


NOTE 16--RELATED PARTY TRANSACTIONS

    See Note 12 for stock subscriptions receivable from former officers and Note 15 for additional disclosures related to former officers.

    On May 30, 1991 Rossignol exercised options to purchase 11,120 shares of Common Stock at an average exercise price of $38.30 per share and Ayers exercised options to purchase 4,674 shares at an exercise price of $45.60 per share. On September 6, 1991, Ayers exercised options to purchase 1,896 shares of Common Stock at an exercise price of $105.00 per share. Rossignol and Ayers exercised their options through the issuance of promissory notes (the "Notes") in the principal amounts of $426,000 and $412,000, respectively, representing the aggregate exercise prices for such options. Each of the Notes accrued interest at the rate of 8.5% per annum which was payable through the issuance of additional promissory notes having the same terms as the Notes. In November 1992, Rossignol prepaid his note down to $271,000 (including accrued interest) through the offset of payments from the Company (see additional explanation below). February 26, 1993, Rossignol resigned as Chief Executive Officer and Chairman of the Board and the Company agreed to forgive $271,000 of his Note balance (including accrued interest) due to the Company and to release his Belmac Holdings, Inc. (formerly Pharmacin Holdings, Inc.) stock which was held as collateral by the Company. This transaction has been included in other non-recurring charges for the six months ended December 31, 1992. Ayers' notes and accrued interest were cancelled in May 1995 as a result of litigation and are included in Other (Income) Expense for the nine months ended September 30, 1995. See Note 15.

    Healthcare Capital Investments ("Healthcare"), a registered broker-dealer which is 80% owned by Harshbarger, a former Director and former President and Chief Executive Officer of the Company and

                         BENTLEY PHARMACEUTICALS, INC.

NOTE 16--RELATED PARTY TRANSACTIONS--(CONTINUED)

his wife, has acted as placement agent for the Company on private placements of the Company's securities. In a $14,250,000 private placement completed in October 1991 which Healthcare co-managed with Societe Generale Securities Corporation ("Societe Generale"), Healthcare received a fee of $426,000. In a $10,620,000 private placement completed in April 1992 which Healthcare also co-managed with Societe Generale, Healthcare received a fee of $318,600. In connection with a private placement completed in October 1992, Healthcare received a fee of $244,500 and four-year warrants to purchase 2,391 shares of Common Stock at an exercise price of $120.00 per share. In addition, in July 1992 Healthcare was granted five-year options to purchase 15,000 shares of Common Stock at an exercise price of $116.25 per share for its advisory services. Healthcare and its affiliates received fees during the year ended December 31, 1993 totaling $242,000 and four- and five-year warrants to purchase an aggregate of 9,600 shares of Common Stock at an exercise price of $22.00 per share. Fees paid in connection with the above private placements have been charged to additional-paid-in-capital.

    Receivables at December 31, 1994 and September 30, 1995 include approximately $121,000 owed by Harshbarger. See Note 15.

NOTE 17--SUBSEQUENT EVENTS

    Private Placements. To finance its operations, in October 1995 the Company conducted two private placements of its securities. In the first placement the Company sold to certain purchasers for an aggregate purchase price of $720,000, 120,000 shares of the Company's Common Stock and 12% promissory notes in the aggregate principal amount of $720,000 (the "Notes") which become payable in full upon the earlier of July 31, 1996 or the closing of a public offering of the Company's securities (a "Public Offering"). The Notes are convertible into shares of Common Stock, at the option of the holders thereof, at a conversion price of $3.00 per share, for an aggregate of 240,000 shares of Common Stock, subject to anti-dilution provisions. The Notes are subject to mandatory conversion at a conversion price of $3.00 per share if no Public Offering is completed by July 31, 1996. The effective interest rate on the notes is 83%.

    In the second placement, the Company sold to certain purchasers for an aggregate purchase price of $1,050,000, 131,250 shares of Common Stock and 12% promissory notes in the aggregate principal amount of $1,050,000 (the "A Notes") which become payable in full upon the earlier of September 30, 1996 or the completion of a Public Offering. The A Notes are subject to mandatory conversion, at a conversion price equal to the average closing price for the Common Stock quoted on the American Stock Exchange for the five trading days immediately preceding September 30, 1996, if no Public Offering is completed by September 30, 1996. The effective interest rate on the notes is 75%.

    Settlement of Litigation. In December 1995, the Company entered into a Settlement Agreement with Jean Francois Rossignol, Marc S. Ayers and Romark Laboratories, L.C., whereby all parties agreed to settle all claims relative to this matter and Rossignol agreed to pay to the Company the full amount of the $360,000 promissory note dated August 13, 1993 due to the Company in three installments. The first installment of $160,000 was paid upon execution of the Settlement Agreement and the remaining two installments of $100,000 each are due in January and March 1996, respectively. Consequently, the Company has included such amounts in Other (Income) Expense for the nine months ended September 30, 1995. See Note 15.

    Shareholders Meeting. At a Special Meeting of Shareholders held on December 8, 1995, the shareholders of the Company approved proposals to increase the number of authorized shares of Common Stock from 5,000,000 to 20,000,000 and to change the name of the Company to Bentley Pharmaceuticals, Inc.

----------------------------------------    ------------------------------------
----------------------------------------    ------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION
OTHER THAN THOSE CONTAINED IN THIS-                      6,000 UNITS
PROSPECTUS IN CONNECTION WITH THE OFFER
MADE BY THIS PROSPECTUS, AND, IF GIVEN
OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON                     [LOGO]
AS HAVING BEEN AUTHORIZED BY THE COMPANY
OR ANY UNDERWRITER. THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL OR A                       BENTLEY
SOLICITATION OF AN OFFER TO BUY ANY OF               PHARMACEUTICALS, INC.
THESE SECURITIES IN ANY JURISDICTION TO
ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE
SUCH OFFER OR SOLICITATION.
EXCEPT WHERE OTHERWISE INDICATED, THIS
PROSPECTUS SPEAKS AS OF THE EFFECTIVE
DATE OF THE REGISTRATION STATEMENT.
NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL, UNDER       Each Consisting of One Thousand
ANY CIRCUMSTANCES, CREATE ANY IMPLICATION                   Dollars
THAT THERE HAS BEEN NO CHANGE                      ($1,000) Principal Amount
IN THE AFFAIRS OF THE                        12% Convertible Senior Subordinated
COMPANY SINCE THE DATE HEREOF.                             Debenture
                                                     Due February   , 2006
           -------------------                                 and
                                               1,000 Class A Redeemable Warrants
            TABLE OF CONTENTS                      Each to Purchase One Share
                                                      of Common Stock and
                                   PAGE
                                   ----             One Class B Redeemable
Available Information............     2                     Warrant
Prospectus Summary...............     3
Risk Factors.....................     9
Use of Proceeds..................    17         Offering Price $1,000 per Unit
Price Range of Common Stock and
  Dividend Policy................    18
Capitalization...................    19
Selected Financial Data..........    20
Management's Discussion and
  Analysis of Financial Condition
  and Results of
  Operations.....................    21                ---------------
Business.........................    27                   PROSPECTUS
Legal Proceedings................    38                ---------------
Management.......................    39
Principal Stockholders...........    47
Description of Securities........    49
Description of Debentures........    54
Certain Federal Income Tax
  Considerations.................    59
Requirement For Current
  Registration...................    61               COLEMAN AND COMPANY
Underwriting.....................    62                 SECURITIES, INC.
Concurrent Offering..............    64
Legal Matters....................    64
Experts..........................    64
Index to Financial Statements....   F-1                February   , 1996

----------------------------------------    ------------------------------------
----------------------------------------    ------------------------------------

              [Alternate Page for Selling Shareholder Prospectus]

                 Subject to Completion, Dated February 12, 1996
PROSPECTUS
[LOGO]
                         BENTLEY PHARMACEUTICALS, INC.

                         593,500 Shares of Common Stock
                              -------------------

   This Prospectus relates to 593,500 shares (the "Selling Shareholders' Shares") of common stock, par value $.02 per share (the "Common Stock"), of Bentley Pharmaceuticals, Inc. (the "Company"), which are being offered for sale by certain selling shareholders (the "Selling Shareholders"). The Selling Shareholders' Shares include (i) 120,000 shares of Common Stock issued by the Company in an October 1995 private placement (the "First Placement"); (ii) 240,000 shares of Common Stock issuable upon conversion, at the option of the holder thereof, of $720,000 principal amount convertible notes (the "Notes") issued in the First Placement at a conversion price of $3.00 per share upon 15 days notice to the Company; (iii) 131,250 shares of Common Stock issued by the Company in a subsequent October 1995 private placement (the "Second Placement");
(iv) 100,000 shares of Common Stock which may be issued by the Company upon exercise of stock purchase warrants by Baytree Associates, Inc.; and (v) 2,250 shares of Common Stock issued to Martin E. Janis & Co., Inc. in connection with consulting services rendered. See "Selling Shareholders and Plan of Distribution." The Company will not receive any of the proceeds from the sales of the Selling Shareholders' Shares by the Selling Shareholders.

   The Selling Shareholders, their pledgees and/or their donees, may be deemed to be "underwriters" as defined in the Securities Act of 1933. If any broker-dealers are used by the Selling Shareholders, their pledgees and/or their donees, any commissions paid to broker-dealers and, if broker-dealers purchase any Selling Shareholders' Shares as principals, any profits received by such broker-dealers on the resale of the Selling Shareholders' Shares may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any profits realized by the Selling Shareholders, their pledgees and/or their donees, may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Selling Shareholders' Shares offered by Selling Shareholders will be borne by the Company. Brokerage commission, if any, attributable to the sale of the Selling Shareholders' Shares will be borne by the Selling Shareholders, their pledgees and/or their donees.

   The Selling Shareholders' Shares offered by this Prospectus may be sold from time to time by the Selling Shareholders, their pledgees and/or their donees. No underwriting arrangements have been entered into by the Selling Shareholders. The distribution of the Selling Shareholders' Shares by the Selling Shareholders, their pledgees and/or their donees, may be effected in one or more transactions that may take place on the American Stock Exchange or the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders, their pledgees and/or their donees, in connection with sales of the Selling Shareholders' Shares.

   On the date of this Prospectus, a registration statement under the Securities Act of 1933 with respect to an underwritten public offering of 6,000 Units (without giving effect to the over-allotment option (the "Over-allotment Option") granted to the Underwriters to purchase an additional 900 Units), with each Unit consisting of one thousand dollar ($1,000) principal amount 12% convertible senior subordinated debenture due February , 2006 ("Debentures") and 1,000 class A redeemable warrants, with each redeemable warrant entitling the holder to purchase one share of Common Stock and one class B redeemable warrant (the "Units"), was declared effective by the Securities and Exchange Commission. The Debentures are convertible into Common Stock at a conversion price per share of the lesser of $2.50 or 80% of the average closing price of the Common Stock on the American Stock Exchange for the 20 consecutive trading days immediately preceding the date twelve months after the date of this Prospectus (or earlier upon a notice of redemption). Upon conversion of all of the Debentures, based on the conversion price of $2.50, the Company will issue 2,760,000 shares of Common Stock (which amount may be increased to 3,689,840 shares of Common Stock if the average closing price of the Common Stock during the twenty-day period used for calculation of the conversion of the Debentures was equal to $2.34, the average closing price of the Common Stock during the twenty-day period ended January 26, 1996. 10,350,000 shares of Common Stock would be issuable upon exercise of the Class A and Class B redeemable warrants. In connection with the offering of the Units, the Company granted the Underwriter a warrant to purchase 600 Units (the "Underwriter's Warrant"). 1,140,000 shares of Common Stock would be issuable upon exercise of the securities underlying the Underwriter Warrants.
                              -------------------

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND PROSPECTIVE PURCHASERS
      SHOULD CAREFULLY CONSIDER THE FACTORS SPECIFIED UNDER THE CAPTION
                     "RISK FACTORS" LOCATED
                   ON PAGE 9 OF THIS PROSPECTUS.
                               -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
               THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                               -------------------

               The date of this Prospectus is February   , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

              [ALTERNATE PAGE FOR SELLING SHAREHOLDER PROSPECTUS]

THE OFFERING

    This Prospectus relates to the offering of 593,500 shares of Common Stock. See "Description of Securities" and "Selling Shareholders and Plan of Distribution."

RISK FACTORS

    Investment in the Company involves certain risks. Risk factors include, among others, the following: (i) the Company has a history of operating losses and accumulated operating deficits; (ii) the Company has a negative cash flow from operating activities and may not be able to fund current operations; and
(iii) these matters may indicate that there is substantial doubt about the Company's ability to continue as a going concern. See "Risk Factors."

                                       B

              [ALTERNATE PAGE FOR SELLING SHAREHOLDER PROSPECTUS]

                 SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

    The Company has issued or may issue an aggregate of 593,500 shares of Common Stock to the Selling Shareholders that are being offered pursuant to this Prospectus. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Selling Shareholders have advised the Company that sales of the shares of Common Stock may be effected from time to time by themselves, their pledgees and/or their donees, in transactions (which may include block transactions) on the American Stock Exchange, on the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders, their pledgees and/or their donees, may effect such transactions by selling Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commission from the Selling Shareholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    The Selling Shareholders, their pledgees and/or their donees, and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders, their pledgees and/or their donees, may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of the Selling Shareholders' Shares by the Selling Shareholders. Sales to the Selling Shareholders' Shares by the Selling Shareholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock.

    The following table sets forth certain information with respect to persons for whom the Company is registering the Selling Shareholders' Shares for resale to the public. The Company will not receive any of the proceeds from the sale of the Selling Shareholders' Shares. Beneficial ownership of the Selling Shareholders' Shares by such Selling Shareholders after the offering will depend on the number of Selling Shareholders' Shares sold by each Selling Shareholder. The Selling Shareholders' Shares offered by the Selling Shareholders are not being underwritten by the Underwriter.

                                       C

              [ALTERNATE PAGE FOR SELLING SHAREHOLDER PROSPECTUS]

                                                                                         BENEFICIAL
                                                       BENEFICIAL                         OWNERSHIP
                                                       OWNERSHIP                      AFTER OFFERING IF
                                                   PRIOR TO OFFERING      MAXIMUM      MAXIMUM IS SOLD
                                                   ------------------    AMOUNT TO    -----------------
    SELLING SHAREHOLDER                            AMOUNT     PERCENT     BE SOLD     AMOUNT    PERCENT
    -------------------                            -------    -------    ---------    ------    -------
Robert J. Alldredge(1)..........................    15,000      *          15,000        0         0
Thomas G. Babington(1)..........................    30,000      *          30,000        0         0
Barry Blank(1)(3)...............................   120,000     3.52%      120,000        0         0
Violet M. Blank(1)..............................    15,000      *          15,000        0         0
Joseph Giamanco(1)..............................    60,000     1.78%       60,000        0         0
John E. McConnaughy, Jr.(1).....................   120,000     3.52%      120,000        0         0
Khin Aye(2).....................................     7,500      *           7,500        0         0
Wilson Price Barranco Billingsly Keogh Plan,
  John S. Price, Trustee Trustee, FBO Carl A.
  Barranco(2)...................................     3,750      *           3,750        0         0
Wilson Price Barranco Billingsly Keogh Plan,
  John S. Price, Trustee Trustee, FBO William
  Barranco(2)...................................     3,750      *           3,750        0         0
Albert Brod(2)..................................     3,750      *           3,750        0         0
Thomas J. Carroll(2)............................     7,500      *           7,500        0         0
Leo Denslow(2)..................................     7,500      *           7,500        0         0
James H. Friar(2)...............................     7,500      *           7,500        0         0
Barry Friedman(2)...............................     3,750      *           3,750        0         0
John N. Kapoor Trust DTD 9/20/89, John N. Kapoor
  Trustee(2)....................................     7,500      *           7,500        0         0
John Kiser (2)..................................     7,500      *           7,500        0         0
Willard J. Kiser Living Trust DTD 11/1/91(2)....     7,500      *           7,500        0         0
Alec G. Land(2).................................     7,500      *           7,500        0         0
Richard M. Maser(2).............................    15,000      *          15,000        0         0
Robert A. Mignatti(2)...........................     3,750                  3,750        0         0
Kenneth W. Moore(2).............................     7,500      *           7,500        0         0
Sara Parnum(2)..................................     3,750      *           3,750        0         0
Therold W. Perkins Trust U/A/D 7/1/90,
  Therold W. Perkins Trustee(2).................     7,500      *           7,500        0         0
Sam A. Phillips(2)..............................     7,500      *           7,500        0         0
JoAnn Timbanard(2)..............................     3,750      *           3,750        0         0
James R. Washburn(2)............................     7,500      *           7,500        0         0

Baytree Associates, Inc.(4).....................   100,000      2.92%     100,000        0         0

Martin E. Janis & Co., Inc.(5)..................     2,250      *           2,250        0         0


------------
* Less than one percent

(1) First Placement

(2) Second Placement

(3) Mr. Blank is an officer of Coleman & Company Securities, Inc. ("Coleman"), the underwriter of the underwritten public offering referred to on the cover page of this Prospectus. Coleman acted as the placement agent for the First Placement and the Second Placement.

(4) Baytree Associates, Inc., which provides financial advisory services to the Company, assisted the Company in raising private capital from foreign sources during early 1993 and 1994.

(5) Martin E. Janis & Co., Inc. provided the Company with investor relations services in 1994 and 1995.

                                       D

              [ALTERNATE PAGE FOR SELLING SHAREHOLDER PROSPECTUS]

                                 LEGAL MATTERS

    The legality of the securities offered hereby will be passed upon for the Company by Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036. Barry B. Feiner, Esq. has acted as counsel for the Selling Shareholders in connection with this Offering. Parker Chapin Flattau & Klimpl, LLP and Mr. Feiner have represented Coleman in connection with other transactions.

                                    EXPERTS

    On June 6, 1994, Price Waterhouse declined to stand for re-election as the Company's independent public accountant. There was no adverse opinion or disclaimer of opinion, or modification as to uncertainty, audit scope or accounting principles contained in the reports of Price Waterhouse for the fiscal years ended June 30, 1992 and December 31, 1993 or the six month transition period ended December 31, 1992, other than the inclusion in Price Waterhouse's reports relating to the periods ended December 31, 1992 and 1993 of a statement as to an uncertainty regarding the ability of the Company to continue as a going concern.

    During the Company's fiscal periods covered by Price Waterhouse's reports and the subsequent interim period preceding Price Waterhouse's decision not to stand for re-election on June 6, 1994, there were no disagreements with Price Waterhouse on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Price Waterhouse, would have caused Price Waterhouse to make reference in connection with its report concerning the Company's financial statements to the subject matter of the disagreements other than as set forth below.

    For the fiscal year ended June 30, 1992, Price Waterhouse reported material weaknesses indicating that during much of fiscal 1992, European financial management personnel were not in place, uniform accounting policies and reporting procedures were not clearly established and certain corporate documents, such as Board of Directors meeting minutes, contractual agreements and documents filed with the Securities and Exchange Commission, were not contemporaneously available from management and signed copies of such documents were not readily available. These items were discussed with the Audit Committee of the Company's Board of Directors and, during the year ended December 31, 1993, were resolved to the satisfaction of Price Waterhouse. The Price Waterhouse report to the Audit Committee for the year ended December 31, 1993 did not contain any material weaknesses. The Company authorized Price Waterhouse to respond fully to the inquiries of a successor accountant concerning all subject matters.

    The Audit Committee of the Board of Directors of the Company selected Deloitte & Touche LLP to serve as the Company's independent auditors for the year ended December 31, 1994 and for the year ending December 31, 1995.

    The consolidated financial statements as of December 31, 1994 and for the year then ended, and as of September 30, 1995 and for the nine months then ended, included in this Prospectus and the related financial statement schedule as of December 31, 1994 and for the year then ended, and as of September 30, 1995 and for the nine months then ended included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company's recurring losses from operations as well as negative operating cash flows which raise substantial doubt about its ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                       E

              [ALTERNATE PAGE FOR SELLING SHAREHOLDER PROSPECTUS]

    The consolidated financial statements with respect to the year ended June 30, 1992, the six months ended December 31, 1992 and the year ended December 31, 1993 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been so included in reliance on the report (which includes an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 of Notes to Consolidated Financial Statements) of Price Waterhouse LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                                       F

              [ALTERNATE PAGE FOR SELLING SHAREHOLDER PROSPECTUS]
-------------------------------------------    ---------------------------------
-------------------------------------------    ---------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION
OTHER THAN THOSE CONTAINED IN THIS                        593,500 SHARES
PROSPECTUS IN CONNECTION WITH THE OFFER                  OF COMMON STOCK
MADE BY THIS PROSPECTUS, AND, IF GIVEN OR
MADE, SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN                        [LOGO]
AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER.
THIS PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL OR A SOLICITATION OF AN OFFER
TO BUY ANY OF THESE SECURITIES IN ANY
JURISDICTION TO ANY PERSON TO WHOM IT IS
UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
EXCEPT WHERE OTHERWISE INDICATED, THIS
PROSPECTUS SPEAKS AS OF THE EFFECTIVE
DATE OF THE REGISTRATION STATEMENT.
NEITHER THE DELIVERY OF THIS PROSPECTUS                         BENTLEY
NOR ANY SALE MADE HEREUNDER SHALL, UNDER                   PHARMACEUTICALS, INC.
ANY CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


        -------------------

        TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information..................    2
Prospectus Summary.....................    3
Risk Factors...........................    9
Price Range of Common Stock and
  Dividend Policy......................   18              ---------------
Capitalization.........................   19                 PROSPECTUS
Selected Financial Data................   20              ---------------
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   21
Business...............................   27
Management.............................   39
Executive Compensation.................   41
Principal Stockholders.................   47
Description of Securities..............   49
Description of Debentures..............   54
Certain Federal Income Tax
  Considerations.......................   59
Requirement For Current Registration...   61              February   , 1996
Selling Shareholders and Plan of
  Distribution.........................    C
Legal Matters..........................    E
Experts................................  E-F
Index to Financial Statements..........  F-1

-------------------------------------------    ---------------------------------
-------------------------------------------    ---------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. All of such expenses will be borne by the Registrant.

Registration fee--Securities and Exchange Commission............   $ 11,598
Legal fees and expenses.........................................    100,000
Accounting fees and expenses....................................     80,000
Blue sky fees and expenses (including counsel fees).............     10,000
Printing expenses...............................................     35,000
Miscellaneous...................................................   $ 13,402
                                                                   --------
Total...........................................................   $250,000
                                                                   --------
                                                                   --------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 607.0850 of the Florida 1989 Business Corporation Act is set forth below:

    Sec.607.0850 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS. A corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    A. A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

    B. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

    C. Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

        (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

        (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

        (c) By independent legal counsel:

           (1) Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

           (2) If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

        (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

    D. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

    E. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

    F. The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

        (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

        (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

        (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

        (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

    G. Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

    H. Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

        (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

        (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

        (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

    I. For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

    J. For purposes of this section:

        (a) The term "other enterprises" includes employee benefit plans;

        (b) The term "expenses" includes counsel fees, including those for appeal;

        (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

        (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

        (e) The term "agent" includes a volunteer;

        (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

        (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

    K. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

                                   * * * * *

    Article IV of the Registrant's By-laws contains provisions for the indemnification of officers, directors, employees and agents to the fullest extent permitted by Section 607.0850.

    There is in effect a directors and officers liability insurance policy with Lexington Insurance Company. The policy insures the directors and officers of the Registrant against loss arising from certain claim or claims made against such directors or officers by reason of certain wrongful acts. The policy provides combined limit of liability of $2,000,000 per policy year for both directors' and officers' liability coverage at an annual premium of $113,400.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    A. On December 16, 1992 the Registrant granted to an officer 10,000 shares of Common Stock in exchange for services rendered. Such grant was made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the "Act").

    B. On December 29, 1992 the Registrant granted to 70 employees of the Registrant in Spain an aggregate of 7,000 shares of Common Stock for services rendered. Such grant was made in reliance on the exemption provided by Section 4(2) of the Act.

    C. On April 1, 1993 the Registrant granted to 19 employees of the Registrant in Tampa, Florida an aggregate of 1,900 shares of Common Stock for services rendered. Such grant was made in reliance on the exemption provided by Section 4(2) of the Act.

    D. From April 19, 1993 through July 13, 1993 the Registrant conducted a private placement to investors which are accredited investors as such term is defined in Regulation D ("Regulation D") promulgated under the Act and to investors who are not U.S. Persons, as such term is defined in Regulation S ("Regulation S") promulgated under the Act, of 547,335 shares of Common Stock for aggregate proceeds of $5,725,000 and aggregate commissions and underwriter discounts of $1,345,000. The placement agents for such sales were Global Financial, Drake Capital, The Lion Group, Baytree Associates, Healthcare Capital Group and Euro-Pacific Securities, Inc. Such sales were made in reliance upon the exemptions provided by Regulation D and Regulation S.

    E. On June 14, 1993 and December 31, 1993 the Registrant granted to two former employees an aggregate of 14,667 shares of Common Stock in settlement of litigation related to their termination. Such grant was made in reliance on the exemption provided by Section 4(2) of the Act.

    F. On July 22, 1993 the Registrant issued to a former officer and director 10,000 shares of Common Stock upon conversion of such employee s minority interest in a subsidiary of the Registrant. Such issuance was made in reliance on the exemption provided by Section 4(2) of the Act.

    G. From September 10, 1993 through September 28, 1993 the Registrant conducted a private placement to investors which are accredited investors as such term is defined in Regulation D of 66,000 shares of Common Stock for aggregate proceeds of $841,000 and commissions of $11,000. The placement agent for such sales was Phillipe Aransaenz. Such sales were made in reliance upon the exemption provided by Regulation D.

    H. On November 23, 1993 the Registrant conducted a private placement to investors which are not U.S. Persons as such term is defined in Regulation S of 50,000 shares of Common Stock for aggregate proceeds of $618,000. The placement agents for such sales were Euro-Pacific Securities, Inc. and Pacific International. Such sales were made in reliance upon the exemption provided by Regulation S.

    I. On November 24, 1993 the Registrant conducted a private placement to investors which are accredited investors as such term is defined in Regulation D of 70,000 shares of Common Stock for aggregate proceeds of $1,700,000. The placement agent for such sales was Healthcare Capital Group, which received commissions of approximately $102,000. Such sales were made in reliance upon the exemption provided by Regulation D.

    J. From November 24, 1993 through February 4, 1994 the Registrant issued to two holders of warrants an aggregate of 11,250 shares of Common Stock for aggregate proceeds of $131,250. Such issuances were made in reliance upon the exemptions provided by Regulation D and Regulation S.

    K. On March 29, 1994 the Registrant conducted a private placement to an investor who is an accredited investor as such term is defined in Regulation D of 52,500 shares of Common Stock for aggregate proceeds of $577,000. The placement agent for such sales was Baytree Associates, which received commissions of $58,000. Such sale was made in reliance upon the exemption provided by Regulation D.

    L. On April 22, 1994 the Registrant conducted a private placement to an investor who is not a U.S. Person as such term is defined in Regulation S of 20,000 shares of Common Stock for aggregate proceeds of $150,000. The placement agent for such sales was Baytree Associates, which received commissions of $15,000. Such issuance was made in reliance upon the exemption provided by Regulation S.

    M. On May 9, 1994 the Registrant issued to class members settling a class action proceeding against the Registrant an aggregate of 70,176 shares of Common Stock with an aggregate market value of $1,000,000. Such sale was made in reliance on the exemption provided by Section 3(a)(10) of the Act.

    N. On June 2, 1994 the Registrant issued to members of the Registrant s board of directors an aggregate of 7,000 shares of Common Stock for services rendered. Such sale was made in reliance on the exemption provided by Section 4(2) of the Act.

    O. From June 16, 1994 through December 7, 1994 the Registrant conducted a private placement to investors which are not U.S. Persons as such term is defined in Regulation S of 723,316 shares of Common Stock for aggregate proceeds of $3,868,000. The placement agents were Baytree Associates and American Capital, which recieved commissions of $343,000. Such sales were made in reliance upon the exemption provided by Regulation S.

    P. On October 14, 1994 the Registrant issued to a consultant 21,818 shares of Common Stock for consulting services rendered. Such sale was made in reliance upon the exemption provided by Regulation D.

    Q. On December 19, 1994 the Registrant issued upon conversion of outstanding shares of Series A Preferred Stock 1,152 shares of Common Stock. Such sale was made in reliance upon the exemption provided by Regulation D.

    R. On April 7, 1995 the Registrant issued to members of the Registrant s board of directors an aggregate of 817 shares of Common Stock for services rendered. Such sales were made in reliance on the exemption provided by Section 4(2) of the Act.

    S. On October 5, 1995 the Registrant conducted a private placement to investors who are accredited investors as such term is defined in Regulation D of 12 Units each consisting of a 12% Convertible Subordinated Note and 10,000 shares of Common Stock for aggregate proceeds of $720,000. The placement agent was Coleman and Company Securities, Inc. received commissions of $72,000. Such sales were made in reliance upon the exemption provided by Regulation D.

    T. On October 11, 1995 the Registrant issued upon conversion of outstanding shares of Series A Preferred Stock 3,088 shares of Common Stock. Such issuance was made in reliance upon the exemption provided by Regulation D.

    U. On October 26, 1995 the Registrant conducted a private placement to investors who are accredited investors as such term is defined in Regulation D of 17.5 Units each consisting of a 12% Convertible Subordinated Note and 7,500 shares of Common Stock (or a proportional share thereof) for aggregate proceeds of $1,050,000. The placement agent was Coleman and Company Securities, Inc., which received commissions of $105,000. Such sales were made in reliance upon the exemption provided by Regulation D.

    V. On December 8, 1995, the Registrant issued to its former Chairman 6,000 shares of Common Stock for services rendered. Such sale was made in reliance on the exemption provided by Section 4(2) of the Act.

    W. On December 8, 1995, the Registrant issued to a consultant 2,250 shares of Common Stock for consulting services rendered. Such sale was made in reliance upon the exemption provided by Regulation D.

    X. On December 8, 1995, the Registrant issued to a holder of warrants an aggregate of 90,000 shares of Common Stock for aggregate proceeds of $225,000. Such issuance was made in reliance upon the exemption provided by Regulation S.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:


EXHIBIT
NUMBER                                        DESCRIPTION
-------                                       -----------
1.1(1)    Underwriting Agreement.
3.1(2)    Articles of Incorporation of the Registrant, as amended and restated.
3.2       By-Laws of the Registrant, as amended and restated. (Reference is made to Exhibit
          3.2 to the Registrant's Form 10-K filed June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
3.3       Amendment to By-Laws of the Registrant. (Reference is made to Exhibit 3.2(a) to the
          Registrant's Amendment No. 1 on Form S-3 to Form S-1 Registration Statement,
          Commission File No. 33-35941, which exhibit is incorporated herein by reference.)
4.1       Registrant's Incentive Stock Option Plan. (Reference is made to Exhibit 4.3 to the
          Registrant's Registration Statement on Form S-18, Commission File No. 33-17201,
          which exhibit is incorporated herein by reference.)
4.2       Registrant's Non-Qualified Stock Option Plan. (Reference is made to Exhibit 4.4 to the Registrant's Form 10-K filed June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.3       Form of Incentive Stock Option Agreement under the Registrant's Incentive Stock
          Option Plan. (Reference is made to Exhibit 4.6 to the Registrant's Form 10-K filed
          June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.4       Form of Director's Incentive Stock Option Agreement under the Registrant's
          Incentive Stock Option Plan. (Reference is made to Exhibit 4.6(a) to the
          Registrant's Form 10-K filed June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.5       Form of Non-Qualified Stock Option Agreement under the Registrant's Non-Qualified
          Stock Option Plan. (Reference is made to Exhibit 4.7(a) to the Registrant's Form
          10-K filed June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.6       Form of Director's Non-Qualified Stock Option Agreement under the Registrant's Non-
          Qualified Stock Option Plan. (Reference is made to Exhibit 4.7(a) to the
          Registrant's Form 10-K filed June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.7       Form of Subscription Agreement between the Registrant and each purchaser in connection with the Registrant's October 1991 sales of its $2.25 Convertible
          Exchangeable Preferred Shares, Series A. (Reference is made to Exhibit 4.1 to the
          Registrant's Form 8-K filed October 17, 1991, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.8       Indenture relating to the Registrant's 9% Convertible Subordinated Debentures due
          2016 (with the Form of Debenture attached thereto as Exhibit A.) (Reference is made to Exhibit 4.2 to the Registrant's Form 8-K filed October 17, 1991, Commission File
          No. 1-10581, which exhibit is incorporated herein by reference.)
4.9       Specimen Certificate of the Registrant's $2.25 Convertible Exchangeable Preferred
          Shares, Series A. (Reference is made to Exhibit 4.3 to the Registrant's Form 8-K filed October 17, 1991, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.10      Registrant's 1991 Stock Option Plan. (Reference is made to Exhibit 4.6 to the
          Registrant's Form 8-K filed October 17, 1991, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.11      Amendment to Registrant's 1991 Stock Option Plan. (Reference is made to Exhibit
          4.17 to the Registrant's Form 10-K for the Transition Period Ended December 31,
          1992, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.12      Amendment to Registrant's 1991 Stock Option Plan as approved by the shareholders on
          June 9, 1994. (Reference is made to Exhibit 4.16 to the Registrant s Form 10-K for the year ended December 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference).

EXHIBIT
NUMBER                                        DESCRIPTION
-------                                       -----------
4.13      Form of Non-qualified Stock Option Agreement under the Registrant's 1991 Stock
          Option Plan. (Reference is made to Exhibit 4.25 to the Registrant's Form 10-K dated
          June 30, 1992, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.14      Subscription Agreement between the Registrant and Bodel Inc. dated November 23,
          1993. (Reference is made to Exhibit 4.20 to the Registrant's Form 10-K filed
          December 31, 1993, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.15      Subscription Agreement between the Registrant and E.C. Morgan, dated May 10, 1993.
          (Reference is made to Exhibit 4.4 to the Registrant's Registration Statement on
          Form S-3, Commission File No. 33-69946, which exhibit is incorporated herein by reference.)
4.16      Form of Subscription Agreement between the Registrant and various subscribers to its common stock entered into by each of the Selling Stockholders other than E.C.
          Morgan, Rossignol, Ferraris, and Huguet. (Reference is made to Exhibit 4.5 to the
          Registrant's Registration Statement on Form S-3, Commission File No. 33-69946,
          which exhibit is incorporated herein by reference.)
4.17      Warrants issued by the Registrant to Grant Harshbarger, dated November 11, 1993 and
          November 17, 1993, respectively. (Reference is made to Exhibit 4.8 to the
          Registrant's Registration Statement on Form S-3, Commission File No. 33-69946,
          which exhibit is incorporated herein by reference.)
4.18      Warrants issued by the Registrant to Healthcare Capital Investments, Inc., dated
          November 11, 1993 and November 17, 1993, respectively. (Reference is made to
          Exhibit 4.9 to the Registrant's Registration Statement on Form S-3, Commission File
          No. 33-69946, which exhibit is incorporated herein by reference.)
4.19      Subscription Agreement between the Registrant and Western Slops, Ltd. dated March
          29, 1994. (Reference is made to Exhibit 4.29 to the Registrant s Form 10-K for the year ended December 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.20      Form of Subscription Agreement between the Registrant and various subscribers to its Common Stock for the purchase of shares in a 1994 private placement. (Reference is made to Exhibit 4.30 to the Registrant s Form 10-K for the year ended December
          31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.21      Form of Subscription Agreement between the Registrant and various subscribers to its Common Stock for the purchase of units in a 1994 private placement. (Reference is made to Exhibit 4.31 to the Registrant s Form 10-K for the year ended December
          31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.22      Subscription Agreement between the Registrant and Shulmit Pritziker dated December
          7, 1994. (Reference is made to Exhibit 4.32 to the Registrant s Form 10-K for the year ended December 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.23(2)   Warrants issued by the Registrant to Baytree Associates, Inc. dated October 18,
          1995.
4.24      Form of Subscription Agreement between the Registrant and various purchasers of
          Units consisting of one note and 10,000 shares of Common Stock in an October 1995 private placement. (Reference is made to Exhibit 4.1 to the Registrant's Form 8-K filed November 29, 1995, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.25      Form of Note dated September 30, 1995 issued by the Registrant to the purchasers of
          Units in an October 1995 private placement. (Reference is made to Exhibit 4.2 to the Registrant's Form 8-K filed November 29, 1995, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.26      Form of Subscription Agreement between the Registrant and various purchasers of
          Units consisting of one note and 7,500 shares of Common Stock in an October 1995 private placement. (Reference is made to Exhibit 4.3 to the Registrant's Form 8-K filed November 29, 1995, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.27      Form of Note dated October 25, 1995 issued by the Registrant to the purchasers of
          Units in an October 1995 private placement. (Reference is made to Exhibit 4.4 to the

EXHIBIT
NUMBER                                        DESCRIPTION
-------                                       -----------
          Registrant's Form 8-K filed November 29, 1995, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.28(1)   Form of Indenture relating to the Registrant s $1,000 Principal Amount 12% Senior
          Convertible Subordinated Debentures due February   , 2006 (with the Form of
          Debenture attached thereto as Exhibit A.)
4.29(1)   Form of Warrant Agreement, including form of Class A and Class B Warrant.
4.30(1)   Form of Underwriter Warrant.
4.31(1)   Form of Unit Certificate.
5.1(2)    Opinion and consent of Parker Chapin Flattau & Klimpl, LLP.
10.1(2)   Employment Agreement dated as of June 12, 1995 between the Registrant and James R.
          Murphy.
10.2(2)   Employment Agreement dated as of June 12, 1995 between the Registrant and Robert M.
          Stote, M.D.
10.3(2)   Employment Agreement dated as of June 12, 1995 between the Registrant and Michael
          D. Price.
10.4      Agreement between the Registrant and Jean-Francois Rossignol dated August 13, 1993.
          (Reference is made to Exhibit 4.2 to the Registrant's Registration Statement on
          Form S-3, Commission File No. 33-69946, which exhibit is incorporated herein by reference.)
10.5      Partnership Agreement dated March 11, 1994 of Belmac/Maximed Partnership (Reference
          is made to Exhibit 10.1 to the Registrant's Form 10-Q for the quarter ended March
          31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
10.6      Contract for Sale and Transfer of Belmacina(R) Know-How and Trademark between
          Laboratorios Belmac S.A. and CEPA, together with English Summary. (Reference is made to Exhibit 2.1 to the Registrant's Form 8-K dated February 1, 1995, Commission
          File No. 1-10581, which exhibit is incorporated herein by reference.)
12.1(2)   Computation of ratio of earnings to fixed charges.
21.1      Subsidiaries of the Registrant. (Reference is made to Exhibit 21.1 to the
          Registrant's Form 10-K for the year ended December 31, 1994, Commission File No.
          1-10581, which exhibit is incorporated herein by reference.)
23.1(1)   Consent of Deloitte & Touche LLP.
23.2(1)   Consent of Price Waterhouse LLP.
23.3(2)   Consent of Parker Chapin Flattau & Klimpl, LLP. (Included in Exhibit 5.1.)
23.4(1)   Consent of Parker Chapin Flattau & Klimpl, LLP, as tax counsel.
25.1      Power of Attorney. (Included on page II-17 of the initial filing of the
          Registrant's Registration Statement on Form S-1, Commission File No. 33-65125.)

------------

(1) Filed herewith.

(2) Previously filed.

    (b) Financial Statement Schedules:


    ITEM      DESCRIPTION                                                             PAGE
    ----      -----------                                                             ----
              Reports of Independent Auditors' on Financial Statement
              Schedule.........................................................   S-1 and S-2
Schedule II   Valuation and qualifying accounts and reserves...................       S-3

    All other schedules have been omitted because they are inapplicable or are not required, or the information is included elsewhere in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes:

        (1) that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (A) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (B) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (4) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 12th day of February, 1996.


                                          BENTLEY PHARMACEUTICALS, INC.


                                          By         /s/ MICHAEL D. PRICE
                                             ...................................
                                             Michael D. Price
                                             Vice President
                                             and Chief Financial Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


             SIGNATURE                              TITLE                        DATE
             ---------                              -----                        -----
                 *                   Chairman of the Board, President,
 ...................................  Chief Executive Officer and
          James R. Murphy            Director (Principal Executive         February 12, 1996
                                     Officer)
                 *                   Senior Vice-President, Chief
 ...................................  Science Officer and Director
          Robert M. Stote                                                  February 12, 1996

       /s/ MICHAEL D. PRICE          Vice-President, Chief Financial
 ...................................  Officer, Treasurer, Secretary and
         Michael D. Price            Director (Principal Financial and     February 12, 1996
                                     Accounting Officer)

                 *                   Director
 ...................................
       Randolph W. Arnegger                                                February 12, 1996

                 *                   Director
 ...................................
        Charles L. Bolling                                                 February 12, 1996

                 *                   Director
 ...................................
         Doris E. Wardell                                                  February 12, 1996



*By:   /s/ MICHAEL D. PRICE
 ...................................
           Michael D. Price
           (attorney-in-fact)

                          INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Stockholders of Bentley Pharmaceuticals, Inc.
Tampa, Florida

We have audited the consolidated financial statements of Bentley Pharmaceuticals, Inc. (formerly Belmac Corporation) and subsidiaries (the "Company") as of December 31, 1994 and for the year then ended and as of September 30, 1995 and for the nine months then ended, and have issued our report thereon dated December 8, 1995, which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's recurring losses from operations as well as negative operating cash flows, which raise substantial doubt about its ability to continue as a going concern; such consolidated financial statements and report are included elsewhere in this Amendment No. 1 to Registration Statement No. 33-65125 on Form S-1. Our audit also included the financial statement schedule as of December 31, 1994 and for the year then ended, and as of September 30, 1995 and for the nine months then ended of the Company listed in Item 16. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Tampa, Florida
December 8, 1995

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors
of Bentley Pharmaceuticals, Inc.

Our audits of the consolidated financial statements of Bentley Pharmaceuticals, Inc. (previously Belmac Corporation) referred to in our report dated March 30, 1994 appearing elsewhere in this Registration Statement on Form S-1 also included an audit of the Financial Statement Schedule listed in Item 16 of this form. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PRICE WATERHOUSE LLP
Tampa, Florida
March 30, 1994

                                  SCHEDULE II

                                              VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                            COLUMN C
                                                  -----------------------------
                                    COLUMN B                ADDITIONS
                                  ------------    -----------------------------     COLUMN D        COLUMN E
           COLUMN A                BALANCE AT     CHARGED TO      CHARGED TO       -----------    -------------
-------------------------------   BEGINNING OF    COSTS AND     OTHER ACCOUNTS-    DEDUCTIONS-     BALANCE AT
          DESCRIPTION                PERIOD        EXPENSES        DESCRIBE         DESCRIBE      END OF PERIOD
-------------------------------   ------------    ----------    ---------------    -----------    -------------
Drug licenses and related
  costs:
For the year ended June 30,
  1992.........................     $162,000      $  553,000                                        $ 715,000
For the six months ended
December 31, 1992..............      715,000         328,000                        $ 609,000(a)      434,000
For the year ended December 31,
  1993.........................      434,000         227,000                          414,000(b)      247,000
For the year ended December 31,
  1994.........................      247,000         102,000                           58,000(c)      291,000
For the nine months ended
  September 30, 1994(e)........      247,000          76,000                                          323,000
For the nine months ended
  September 30, 1995...........      291,000          86,000                                          377,000

Goodwill:
For the year ended June 30,
  1992.........................            0          48,000                                           48,000
For the six months ended
December 31, 1992..............       48,000          20,000                                           68,000
For the year ended December 31,
  1993.........................       68,000          40,000                                          108,000
For the year ended December 31,
  1994.........................      108,000          40,000                                          148,000
For the nine months ended
  September 30, 1994(e)........      108,000          30,000                                          138,000
For the nine months ended
  September 30, 1995...........      148,000          30,000                                          178,000

Reserve for inventory
  obsolescence:
For the year ended December 31,
  1994.........................            0         248,000                                          248,000
For the nine months ended
  September 30, 1995...........      248,000         423,000                                          671,000

Other:
For the year ended June 30,
  1992.........................            0         102,000                                          102,000
For the six months ended
  December 31, 1992............      102,000         222,000                          324,000(d)            0

------------
(a) Due to the restructuring of the Registrant, capitalized costs relating to Alphanon(R) were written off along with the corresponding accumulated amortization of approximately $125,000. Also Amodex(R) was written down to its net realizable value and the corresponding accumulated amortization of approximately $484,000 was written off.

(b) Due to the Registrant's sale of its French marketing rights to Amodex(R), the drug license and related accumulated amortization of approximately $66,000 were removed from the accounts, and includes the effect of exchange rate fluctuation. Due to the agreement with Evans dated March 25, 1994, whereby the Registrant agreed to return to Evans the 25% deposit and one-half of the promotion campaign monies paid and to release from escrow the balance of the purchase price, the capitalized costs relating to Biolid(R) and the related accumulated amortization of approximately $387,000 were written off, which includes the effect of exchange rate fluctuation.

(c) Due to the Registrant's sale of its Spanish marketing rights to Belmacina(R), the drug license and related accumulated amortization of approximately $81,000 were removed from the accounts and includes the effect of exchange rate fluctuation.

(d) Other costs were written off and included in restructuring charges of the Registrant for the six months ended December 31, 1992.

(e) Unaudited.

                               INDEX TO EXHIBITS

                                                                                  SEQUENTIAL PAGE
EXHIBITS                                                                              NUMBER
-------                                                                           ---------------
1.1(1)    Underwriting Agreement.
3.1(2)    Articles of Incorporation of the Registrant, as amended and restated.
3.2       By-Laws of the Registrant, as amended and restated. (Reference is made to Exhibit
          3.2 to the Registrant's Form 10-K filed June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
3.3       Amendment to By-Laws of the Registrant. (Reference is made to Exhibit 3.2(a) to the
          Registrant's Amendment No. 1 on Form S-3 to Form S-1 Registration Statement,
          Commission File No. 33-35941, which exhibit is incorporated herein by reference.)
4.1       Registrant's Incentive Stock Option Plan. (Reference is made to Exhibit 4.3 to the
          Registrant's Registration Statement on Form S-18, Commission File No. 33-17201,
          which exhibit is incorporated herein by reference.)
4.2       Registrant's Non-Qualified Stock Option Plan. (Reference is made to Exhibit 4.4 to the Registrant's Form 10-K filed June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.3       Form of Incentive Stock Option Agreement under the Registrant's Incentive Stock
          Option Plan. (Reference is made to Exhibit 4.6 to the Registrant's Form 10-K filed
          June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.4       Form of Director's Incentive Stock Option Agreement under the Registrant's
          Incentive Stock Option Plan. (Reference is made to Exhibit 4.6(a) to the
          Registrant's Form 10-K filed June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.5       Form of Non-Qualified Stock Option Agreement under the Registrant's Non-Qualified
          Stock Option Plan. (Reference is made to Exhibit 4.7(a) to the Registrant's Form
          10-K filed June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.6       Form of Director's Non-Qualified Stock Option Agreement under the Registrant's Non-
          Qualified Stock Option Plan. (Reference is made to Exhibit 4.7(a) to the
          Registrant's Form 10-K filed June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.7       Form of Subscription Agreement between the Registrant and each purchaser in connection with the Registrant's October 1991 sales of its $2.25 Convertible
          Exchangeable Preferred Shares, Series A. (Reference is made to Exhibit 4.1 to the
          Registrant's Form 8-K filed October 17, 1991, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.8       Indenture relating to the Registrant's 9% Convertible Subordinated Debentures due
          2016 (with the Form of Debenture attached thereto as Exhibit A.) (Reference is made to Exhibit 4.2 to the Registrant's Form 8-K filed October 17, 1991, Commission File
          No. 1-10581, which exhibit is incorporated herein by reference.)
4.9       Specimen Certificate of the Registrant's $2.25 Convertible Exchangeable Preferred
          Shares, Series A. (Reference is made to Exhibit 4.3 to the Registrant's Form 8-K filed October 17, 1991, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.10      Registrant's 1991 Stock Option Plan. (Reference is made to Exhibit 4.6 to the
          Registrant's Form 8-K filed October 17, 1991, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.11      Amendment to Registrant's 1991 Stock Option Plan. (Reference is made to Exhibit
          4.17 to the Registrant's Form 10-K for the Transition Period Ended December 31,
          1992, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.12      Amendment to Registrant's 1991 Stock Option Plan as approved by the shareholders on
          June 9, 1994. (Reference is made to Exhibit 4.16 to the Registrant s Form 10-K for the year ended December 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference).

                                                                                  SEQUENTIAL PAGE
EXHIBITS                                                                              NUMBER
-------                                                                           ---------------
4.13      Form of Non-qualified Stock Option Agreement under the Registrant's 1991 Stock
          Option Plan. (Reference is made to Exhibit 4.25 to the Registrant's Form 10-K dated
          June 30, 1992, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.14      Subscription Agreement between the Registrant and Bodel Inc. dated November 23,
          1993. (Reference is made to Exhibit 4.20 to the Registrant's Form 10-K filed
          December 31, 1993, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.15      Subscription Agreement between the Registrant and E.C. Morgan, dated May 10, 1993.
          (Reference is made to Exhibit 4.4 to the Registrant's Registration Statement on
          Form S-3, Commission File No. 33-69946, which exhibit is incorporated herein by reference.)
4.16      Form of Subscription Agreement between the Registrant and various subscribers to its common stock entered into by each of the Selling Stockholders other than E.C.
          Morgan, Rossignol, Ferraris, and Huguet. (Reference is made to Exhibit 4.5 to the
          Registrant's Registration Statement on Form S-3, Commission File No. 33-69946,
          which exhibit is incorporated herein by reference.)
4.17      Warrants issued by the Registrant to Grant Harshbarger, dated November 11, 1993 and
          November 17, 1993, respectively. (Reference is made to Exhibit 4.8 to the
          Registrant's Registration Statement on Form S-3, Commission File No. 33-69946,
          which exhibit is incorporated herein by reference.)
4.18      Warrants issued by the Registrant to Healthcare Capital Investments, Inc., dated
          November 11, 1993 and November 17, 1993, respectively. (Reference is made to
          Exhibit 4.9 to the Registrant's Registration Statement on Form S-3, Commission File
          No. 33-69946, which exhibit is incorporated herein by reference.)
4.19      Subscription Agreement between the Registrant and Western Slops, Ltd. dated March
          29, 1994. (Reference is made to Exhibit 4.29 to the Registrant s Form 10-K for the year ended December 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.20      Form of Subscription Agreement between the Registrant and various subscribers to its Common Stock for the purchase of shares in a 1994 private placement. (Reference is made to Exhibit 4.30 to the Registrant s Form 10-K for the year ended December
          31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.21      Form of Subscription Agreement between the Registrant and various subscribers to its Common Stock for the purchase of units in a 1994 private placement. (Reference is made to Exhibit 4.31 to the Registrant s Form 10-K for the year ended December
          31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.22      Subscription Agreement between the Registrant and Shulmit Pritziker dated December
          7, 1994. (Reference is made to Exhibit 4.32 to the Registrant s Form 10-K for the year ended December 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.23(2)   Warrants issued by the Registrant to Baytree Associates, Inc. dated October 18,
          1995.
4.24      Form of Subscription Agreement between the Registrant and various purchasers of
          Units consisting of one note and 10,000 shares of Common Stock in an October 1995 private placement. (Reference is made to Exhibit 4.1 to the Registrant's Form 8-K filed November 29, 1995, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.25      Form of Note dated September 30, 1995 issued by the Registrant to the purchasers of
          Units in an October 1995 private placement. (Reference is made to Exhibit 4.2 to the Registrant's Form 8-K filed November 29, 1995, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.26      Form of Subscription Agreement between the Registrant and various purchasers of
          Units consisting of one note and 7,500 shares of Common Stock in an October 1995 private placement. (Reference is made to Exhibit 4.3 to the Registrant's Form 8-K filed November 29, 1995, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.27      Form of Note dated October 25, 1995 issued by the Registrant to the purchasers of
          Units in an October 1995 private placement. (Reference is made to Exhibit 4.4 to the

                                                                                  SEQUENTIAL PAGE
EXHIBITS                                                                              NUMBER
-------                                                                           ---------------
          Registrant's Form 8-K filed November 29, 1995, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
4.28(1)   Form of Indenture relating to the Registrant s $1,000 Principal Amount 12% Senior
          Convertible Subordinated Debentures due February   , 2006 (with the Form of
          Debenture attached thereto as Exhibit A.)
4.29(1)   Form of Warrant Agreement, including form of Class A and Class B Warrant.
4.30(1)   Form of Underwriter Warrant.
4.31(1)   Form of Unit Certificate.
5.1(2)    Opinion and consent of Parker Chapin Flattau & Klimpl, LLP.
10.1(2)   Employment Agreement dated as of June 12, 1995 between the Registrant and James R.
          Murphy.
10.2(2)   Employment Agreement dated as of June 12, 1995 between the Registrant and Robert M.
          Stote, M.D.
10.3(2)   Employment Agreement dated as of June 12, 1995 between the Registrant and Michael
          D. Price.
10.4      Agreement between the Registrant and Jean-Francois Rossignol dated August 13, 1993.
          (Reference is made to Exhibit 4.2 to the Registrant's Registration Statement on
          Form S-3, Commission File No. 33-69946, which exhibit is incorporated herein by reference.)
10.5      Partnership Agreement dated March 11, 1994 of Belmac/Maximed Partnership (Reference
          is made to Exhibit 10.1 to the Registrant's Form 10-Q for the quarter ended March
          31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)
10.6      Contract for Sale and Transfer of Belmacina(R) Know-How and Trademark between
          Laboratorios Belmac S.A. and CEPA, together with English Summary. (Reference is made to Exhibit 2.1 to the Registrant's Form 8-K dated February 1, 1995, Commission
          File No. 1-10581, which exhibit is incorporated herein by reference.)
12.1(2)   Computation of ratio of earnings to fixed charges.
21.1      Subsidiaries of the Registrant. (Reference is made to Exhibit 21.1 to the
          Registrant's Form 10-K for the year ended December 31, 1994, Commission File No.
          1-10581, which exhibit is incorporated herein by reference.)
23.1(1)   Consent of Deloitte & Touche LLP.
23.2(1)   Consent of Price Waterhouse LLP.
23.3(2)   Consent of Parker Chapin Flattau & Klimpl, LLP. (Included in Exhibit 5.1.)
23.4(1)   Consent of Parker Chapin Flattau & Klimpl, LLP, as tax counsel.
25.1      Power of Attorney. (Included on page II-17 of the initial filing of the
          Registrant's Registration Statement on Form S-1, Commission File No. 33-65125.)

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(1) Filed herewith.
(2) Previously filed.
(3) To be filed by amendment.